Exhibit 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

DATED AS OF AUGUST 17, 2022

BY AND AMONG

DORMAN PRODUCTS, INC.,

SUPER ATV, LLC,

THE SELLERS PARTY HERETO,

AND

LINDSAY HUNT,

AS THE SELLERS’ REPRESENTATIVE

i

EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Exhibit B	Sellers
Exhibit C	Form of Escrow Agreement
Exhibit D	Accounting Methodologies
Exhibit E	Lease Term Sheet
Schedule 1.05	Illustrative Calculation of Working Capital
Schedule 1.06	Allocation Methodology
Schedule 11.11	Tax Incentive Arrangements

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (“Agreement”), dated as of August 17, 2022, is made and entered into by and among (a) Dorman Products, Inc., a Pennsylvania corporation (“Purchaser”), (b) Super ATV, LLC, an Indiana limited liability company (the “Company”), (c) the Sellers listed on the signature pages hereto (each, a “Seller” and collectively, “Sellers”), and (d) Lindsay Hunt, in her capacity as the Sellers’ Representative.

WITNESSETH:

WHEREAS, each Seller owns the respective number and type of units of membership interest of the Company (“Units”) set forth opposite such Seller’s name on Exhibit B attached hereto;

WHEREAS, Sellers collectively own beneficially and of record all of the issued and outstanding Units, which Units collectively constitute 100% of the issued and outstanding equity interests of the Company;

WHEREAS, effective prior to the date hereof, the Company became the sole owner of 100% of the issued and outstanding limited liability company interests of Armor Plastics (the “Armor Plastics Interests”);

WHEREAS, the Company owns beneficially and of record all of the issued and outstanding shares of capital stock of Nantong, and Armor Plastics and Nantong are the only Subsidiaries of the Company;

WHEREAS, Purchaser desires to purchase from each Seller, and each Seller desires to sell to Purchaser, the Units set forth opposite such Seller’s name on Exhibit B (the “Purchased Units”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Purchaser to enter into this Agreement, certain Sellers have entered into a restrictive covenant agreement, dated as of the date hereof and effective as of the Closing (the “Restrictive Covenant Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I.

PURCHASE AND SALE OF THE PURCHASED UNITS

Section 1.01.    Purchased Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from each Seller, and each Seller, respectively, shall sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest in and to the Purchased Units held by such Seller, free and clear of all Encumbrances other than any restrictions on transfer that may be imposed under federal and state securities Laws. The Seller Parties waive compliance with any existing transfer restrictions set forth in the Governing Documents of the Company applicable to the transactions contemplated by this Agreement.

Section 1.02.    Purchase Price. The aggregate consideration to be paid by Purchaser to Sellers for the Purchased Units, subject to adjustment as provided in Section 1.05 (the “Purchase Price”), shall be:

(a)    Four Hundred Eighty-Nine Million, Six Hundred Forty-Eight Thousand and No/100 Dollars ($489,648,000.00) (the “Base Amount”);

(b)    plus, the Closing Date Cash;

(c)    plus or minus, as the case may be, the amount by which the Closing Date Working Capital is greater than or less than the Target Working Capital;

(d)    minus, the Closing Date Debt;

(e)    minus, the Closing Date Transaction Expenses.

Section 1.03.    Payment of the Purchase Price. At the Closing, Purchaser shall pay the Estimated Closing Amount in cash by wire transfer of immediately available funds, as follows:

(a)    an amount equal to the Funded Debt Payoff Amount shall be paid to the Persons or bank accounts and in the amounts specified in the Payoff Letters;

(b)    an amount equal to the portion of the Estimated Closing Date Transaction Expenses owed to any Person specified in the Payment Spreadsheet to whom Transaction Expenses described in clause (i) of the definition thereof are owed shall be paid to the account designated in the Payment Spreadsheet (other than Transaction Expenses that are payable to any employee of the Company Group, which shall be delivered to the Company or one of its Subsidiaries for payroll or other applicable payment processing by the Company or its applicable Subsidiary in accordance with the terms of the applicable arrangements to such Person);

(c)    the Working Capital Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 1.04;

(d)    the Administrative Expense Amount shall be deposited into the Administrative Expense Account for use by the Sellers’ Representative for the purposes described in Section 12.02; and

(e)    the remainder of the Estimated Closing Amount shall be paid to Sellers in accordance with the Payment Spreadsheet to the respective accounts designated in the Payment Spreadsheet.

Section 1.04.    Escrow. At the Closing, Purchaser shall deposit or cause to be deposited on behalf of Sellers Seven Million and No/100 Dollars ($7,000,000.00) (the “Working Capital Escrow Amount”) with the Escrow Agent, by wire transfer of immediately available federal funds for purposes of satisfying any obligations of Sellers pursuant to Section 1.05(h). The Working Capital Escrow Amount and all earnings thereon shall be held, invested and disbursed as specified in and pursuant to the terms and conditions of an Escrow Agreement, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), and in accordance with the terms and conditions of Section 1.05(g), Section 1.05(h) and Section 1.05(i).

Section 1.05.    Adjustments to Purchase Price.

(a)    At least five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall cause the Company to deliver to Purchaser (i) the Estimated Closing Date Balance Sheet, (ii) a statement (the “Seller Closing Statement”) setting forth in reasonable detail (x) the Company’s good faith estimates of (A) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (B) the Closing Date Cash (the “Estimated Closing Date Cash”), (C) the Closing Date Debt (the “Estimated Closing Date Debt”), (D) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”) and (y) a calculation of the Estimated Closing Amount and (iii) the Payment Spreadsheet (together with reasonably detailed supporting calculations, in each case, determined in accordance with the Accounting Methodologies). The Sellers’ Representative shall consider in good faith any comments provided by Purchaser with respect to the Seller Closing Statement that are consistent with the Accounting Methodologies, and if the Sellers’ Representative accepts any such comments, it shall cause the Company to deliver to Purchaser an updated version of the Seller Closing Statement, which updated version shall replace the prior version for all purposes hereunder, provided that if the Sellers’ Representative and Purchaser are not able to reach a mutual agreement prior to the Closing Date, the Seller Closing Statement provided by the Sellers’ Representative to Purchaser, as may be modified to include any changes agreed to by the Sellers’ Representative and Purchaser, shall be the Seller Closing Statement for all purposes hereunder; provided further, that the Closing shall not be delayed in respect of any such comments proposed by Purchaser and in no event shall the proposal of such comments or the delivery of such Seller Closing Statement be deemed to constitute the agreement of Purchaser as to any of the estimated amounts set forth in such Seller Closing Statement, and in no way shall the delivery of the Seller Closing Statement or the consummation of the Closing be construed as a waiver by Purchaser of any of its rights under Section 1.05. The Seller Parties shall, and shall cause the Company Group to, make their financial records, accounting personnel and advisors who participated in the preparation of the Seller Closing Statement available to Purchaser, its accountants and other representatives at reasonable times during the review by Purchaser of the Seller Closing Statement. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Purchaser shall be entitled to rely on the Sellers’ Representative calculation set forth in the Payment Spreadsheet with respect to each Seller set forth in the Seller Closing Statement, as setting forth a true, complete and accurate listing of all items set forth therein and a true, complete and accurate calculation of the amounts to which such Seller is entitled pursuant to the Governing Documents of the Company, as in effect as of immediately prior to the Closing, in connection with the transactions contemplated by this Agreement, and in no event shall Purchaser or any of its Affiliates (including, following the Closing, the Company Group) have any liability to any Seller or to any other Person for the calculation or allocation of any item or amount set forth on the Payment Spreadsheet.

(b)    As promptly as practicable following the Closing Date, but in no event later than ninety (90) calendar days thereafter, Purchaser shall prepare and deliver to the Sellers’ Representative (i) a consolidated balance sheet of the Company Group as of the Effective Time reflecting the consolidated financial position of the Company Group as of the close of the business on the Closing Date, which balance sheet shall be prepared in accordance with the Accounting Methodologies, (the “Closing Date Balance Sheet”) and (ii) a statement (the “Purchaser Closing Statement”) setting forth in reasonable detail Purchaser’s good faith calculations of (A) the Closing Date Working Capital (the “Purchaser Closing Date Working Capital Determination”); (B) the Closing Date Cash (the “Purchaser Closing Date Cash Determination”) (C) the Closing Date Debt (the “Purchaser Closing Date Debt Determination”); and (D) the Closing Date Transaction Expenses (the “Purchaser Closing Date Transaction Expenses Determination”); and (iii) the resulting proposed Adjustment Amount calculated based on the foregoing calculations (together with reasonably detailed supporting calculations, in each case, determined in accordance with this the Accounting Methodologies).

(c)    As promptly as practicable, but in no event later than thirty (30) calendar days after its receipt of the Purchaser Closing Statement, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the items contained in the Purchaser Closing Statement. During such thirty (30) day period, the Sellers’ Representative and its Representatives shall be provided with such reasonable access at reasonable times during normal business hours to files, records, relevant Personnel and accountants of the Purchaser and Company Group used in preparing the calculations in the Closing Date Balance Sheet and Purchaser Closing Statement as they may reasonably request to respond to the Purchaser Closing Statement, provided that the Sellers’ Representative and its representatives shall have entered into a customary confidentiality agreement and any customary access letters reasonably requested by Purchaser’s or the Company Group’s accounting advisors. If the Sellers’ Representative accepts the Purchaser Closing Statement or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, (i) the Purchaser Closing Date Working Capital Determination shall be deemed the Final Closing Date Working Capital, (ii) the Purchaser Closing Date Cash Determination shall be deemed the Final Closing Date Cash, (iii) the Purchaser Closing Date Debt Determination shall be deemed the Final Closing Date Debt; and (iv) the Purchaser Closing Date Transaction Expenses Determination shall be deemed the Final Closing Date Transaction Expenses.

(d)    If the Sellers’ Representative disputes the accuracy of any items contained in the Purchaser Closing Statement, the Sellers’ Representative shall give written notice to Purchaser no later than thirty (30) calendar days following its receipt thereof (the “Dispute Notice”), which Dispute Notice shall specify in reasonable detail the reasons for such disagreement and the specific proposed adjustments, including dollar amounts, if known. During the thirty (30) calendar day period following delivery of the Dispute Notice, the parties shall use commercially reasonable efforts to work together in good faith to resolve any such disagreements. During such thirty (30) day period, each of Purchaser and the Sellers’ Representative and their respective Representatives shall be provided with such reasonable access at reasonable times to the files, records, relevant Personnel and accountants of the other party (and the Company Group) as it may reasonably request to negotiate and resolve the items set forth in the Dispute Notice provided that such party and its representatives shall have entered into a customary confidentiality agreement and any customary access letters reasonably requested by the other party’s accounting advisors. All such discussions and communications related thereto shall (unless otherwise agreed by the Purchaser and the Sellers’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Final Closing Date Working Capital, the Final Closing Date Cash, the Final Closing Date Debt and the Final Closing Date Transaction Expenses and shall be the amounts agreed upon by them.

(e)    If the Sellers’ Representative and Purchaser are unable to resolve any disputed matters, whether factual or legal, set forth in the Dispute Notice within such thirty (30) calendar day period, all unresolved disputed matters raised by the Sellers’ Representative in the Dispute Notice shall be submitted to Deloitte, or if Deloitte is unavailable or otherwise unable to serve in such role, then to an alternate independent certified public accounting firm of regional standing mutually and reasonably agreed to by the Sellers’ Representative and Purchaser (the “Independent Accountant”) for final resolution. The Independent Accountant shall act as an arbitrator, and not as an expert, to determine only those issues set forth in the Dispute Notice that are still in dispute, and the determination of the Independent Accountant shall either adopt the position of the Sellers’ Representative as set forth in the Dispute Notice or Purchaser as set forth in the Purchaser Closing Statement or result in an adjustment that is within the range of those respective positions. The Independent Accountant shall not consider positions submitted by Purchaser after delivery of the Purchaser Closing Statement or submitted by Sellers’ Representative after delivery of the Dispute Notice. In resolving any disputed item, the Independent Accountant shall (i) not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party and (ii) consider only those items or amounts disputed by the Sellers’ Representative in the Dispute Notice which remain in dispute. If possible, the Independent Accountant shall make its determination based solely on presentations by the Sellers’ Representative and Purchaser and their respective Representatives; provided, that if the Independent

Accountant is unable to reach a conclusion on this basis, the Independent Accountant shall review such additional information and perform such additional procedures as the Independent Accountant reasonably deems necessary, but in no event shall any party engage in any ex parte communications with the Independent Accountant. The Independent Accountant shall be instructed that between the time the Sellers’ Representative delivered the Dispute Notice and the date on which any disputed item was submitted to the Independent Accountant, Purchaser and Sellers’ Representative and their respective representatives may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions, and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing or in respect of the Independent Accountant’s engagement in the dispute, and the Independent Accountant will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed items. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accountant shall be limited to the disputed line items submitted to the Independent Accountant by Purchaser and the Sellers’ Representative and whether any disputed determinations of the Final Closing Date Working Capital, the Final Closing Date Cash, the Final Closing Date Debt and the Final Closing Date Transaction Expenses were properly calculated in accordance with the definitions in this Agreement and the Accounting Methodologies. The Sellers’ Representative and Purchaser shall use their respective commercially reasonable efforts to cause the Independent Accountant to make its determination as soon as possible, but in no event later than forty five (45) calendar days following the date on which the dispute is submitted. Such determination shall be final, binding and conclusive upon the parties (absent fraud or manifest error). The Independent Accountant’s resolution of any such disagreement shall be reflected in a written report, which shall be delivered promptly to the Sellers’ Representative and Purchaser. All fees and expenses of the Independent Accountant shall be paid by the party with whose determination the Independent Accountant does not agree, based on the aggregate amounts awarded by the Independent Accountant in accordance with the Sellers’ Representative’s position on disputed amounts and the aggregate amounts awarded by the Independent Accountant in accordance with Purchaser’s position on disputed amounts. If a retainer is required by the Independent Accountant, the retainer shall be split equally between Purchaser and the Sellers’ Representative; provided, however, that the retainer shall be considered part of the fees and expenses of such Independent Accountant and if either party has paid a portion of such retainer, such party shall be entitled to be reimbursed by the other party to the extent required by this Section 1.05(e). If any matters are submitted to the Independent Accountant, the Final Closing Date Working Capital, the Final Closing Date Cash, the Final Closing Date Debt and/or the Final Closing Date Transaction Expenses, as applicable, shall be the amount(s) as determined by the Independent Accountant in accordance with this Section 1.05(e) (absent fraud or manifest error).

(f)    The Estimated Closing Amount shall be (i) reduced by the amount, if any, by which the Final Closing Date Working Capital is less than the Estimated Closing Date Working Capital, or increased by the amount, if any, by which the Final Closing Date Working Capital exceeds the Estimated Closing Date Working Capital, (ii) reduced by the amount, if any, by which the Final Closing Date Cash is less than the Estimated Closing

Date Cash, or increased by the amount, if any, by which the Final Closing Date Cash exceeds the Estimated Closing Date Cash, (iii) reduced by an amount, if any, by which the Final Closing Date Debt exceeds the Estimated Closing Date Debt, or increased by the amount, if any, by which the Final Closing Date Debt is less than the Estimated Closing Date Debt, and (iv) reduced by the amount, if any, by which the Final Closing Date Transaction Expenses exceed the Estimated Closing Date Transaction Expenses, or increased by the amount, if any, by which the Final Closing Date Transaction Expenses are less than the Estimated Closing Date Transaction Expenses. The net amount by which the Estimated Closing Amount is increased or decreased, as applicable, pursuant to this Section 1.05(f) shall be referred to herein as the “Adjustment Amount” (which may be a positive or a negative number).

(g)    In the event that the Adjustment Amount is a positive number, then (i) Purchaser shall, within five (5) calendar days after the determination thereof, pay to the Sellers’ Representative, on behalf of Sellers, an amount equal to the lesser of (x) the Adjustment Amount and (y) an amount equal to the Adjustment Cap by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative and (ii) Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to, within five (5) calendar days after the determination thereof, pay to the Sellers’ Representative, on behalf of Sellers, the Working Capital Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative.

(h)    In the event that the Adjustment Amount is a negative number, then Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to, within five (5) calendar days after the determination thereof, (i) pay to Purchaser from the Working Capital Escrow Amount an amount equal to the lesser of (x) the absolute value of the Adjustment Amount (expressed as a positive number) and (y) an amount equal to the Working Capital Escrow Amount by wire transfer of immediately available funds to an account designated in writing by Purchaser and (ii) pay to the Sellers’ Representative, on behalf of Sellers, the remaining Working Capital Escrow Amount, if any, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative. Payment to Purchaser from the Working Capital Escrow Amount shall be Purchaser’s sole remedy and source of payment in the event that the Adjustment Amount results in a reduction to the Purchase Price, and Purchaser shall have no recourse against the Sellers’ Representative or Sellers in respect of such payment.

(i)    In the event that the Adjustment Amount is zero, then Purchaser and the Sellers’ Representative shall instruct the Escrow Agent to, within five (5) calendar days after the determination thereof, pay to the Sellers’ Representative, on behalf of Sellers, the Working Capital Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative.

(j)    Neither party shall have the right to make any claim in respect of the determination of the Purchase Price as adjusted pursuant to this Section 1.05 other than in accordance with this Section 1.05. No adjustment to the Purchase Price pursuant to this

Section 1.05 shall, in and of itself, be considered a breach of any representation, warranty or other provision of this Agreement or any of the Related Agreements.

Section 1.06.    Allocation of Purchase Price. The parties hereto agree that the Purchase Price will be allocated to the assets and liabilities of the Company Group for U.S. federal and state income tax purposes in a manner consistent with the allocation methodology set forth on Schedule 1.06 (the “Methodology”) and Code Sections 755 and 1060 and the U.S. Treasury Regulations promulgated thereunder (the “Tax Allocation”). Notwithstanding anything in the Methodology to the contrary, the amount of the Purchase Price allocated to the equity interests of Nantong shall not exceed Thirty Five Million and No/100 Dollars ($35,000,000.00). Within ninety (90) days after the final Purchase Price is determined, Sellers’ Representative shall provide Purchaser with a draft Tax Allocation, prepared in a manner consistent with the Methodology. If, within twenty (20) Business Days after the delivery of the draft Tax Allocation, Purchaser notifies Sellers’ Representative that Purchaser objects to the draft Tax Allocation, Purchaser and the Sellers’ Representative shall seek in good faith to resolve such dispute within ten (10) Business Days. In the event that Purchaser and the Sellers’ Representative are unable to resolve such dispute within ten (10) Business Days, Purchaser and the Sellers’ Representative shall refer such disagreement to the Independent Accountant in accordance with the dispute resolution procedure set forth in Section 1.05(e), mutatis mutandis, whose decision shall be final and binding, and the fees and expenses of the Independent Accountant will be borne between the parties in the manner contemplated under Section 1.05(e). Upon resolution of the disputed items, the Tax Allocation Statement shall be adjusted to reflect such resolution. If Purchaser notifies Sellers’ Representative that it accepts the Tax Allocation, or does not notify Sellers’ Representative of any objections to the Tax Allocation during such twenty (20) Business Day period, Purchaser shall be considered to have accepted the Tax Allocation delivered by Sellers’ Representative, and such Tax Allocation shall be final, conclusive, and binding upon the parties. The parties agree to (i) timely file all IRS Tax forms (including IRS Form 8594) and all other Tax Returns and forms, as applicable, with the appropriate authorities in accordance with the final Tax Allocation and (ii) take no position, and cause their Affiliates to take no position, inconsistent with the final Tax Allocation for Tax purposes (including in connection with any Tax audit, review, examination or Proceeding), unless in each case otherwise required by Law or a “determination” within the meaning of Code Section 1313(a)(1) (or corresponding provision of state, local, or non-U.S. Law).

Section 1.07.     Earn-Out Consideration. Following the Closing, as additional consideration for the transactions contemplated by this Agreement and the Related Agreements, Purchaser shall pay or cause to be paid to the Sellers, in cash, the amounts, if any, as determined in accordance with this Section 1.07:

(a)    Within ninety (90) days following the completion of each of Parent’s fiscal years 2023 and 2024 (each, an “Annual Earn-Out Period”), Purchaser shall deliver to the Sellers’ Representative its good faith calculation of (i) the Company Revenue and the Company Margin for such Annual Earn-Out Period and the resulting calculation of the Earn-Out Payment, if any, for such Annual Earn-Out Period, as determined in accordance with this Section 1.07, together with reasonably detailed supporting documentation describing how the Company Revenue, the Company Margin and Earn-Out Payment, if applicable, was calculated or otherwise determined (each, the “Earn-Out Statement”). Notwithstanding the foregoing, if the Closing occurs after December 31, 2022, then the first Annual Earn-Out Period shall be the twelve-month period commencing on (i) the Closing Date, if the Closing Date is the first day of a month, or otherwise (ii) the first day of the month following the Closing, and the subsequent Annual Earn-Out Period shall be the twelve-month period immediately following the end of such first Annual Earn-Out Period.

(b)    As promptly as practicable, but in no event later than sixty (60) calendar days after its receipt of the Earn-Out Statement (the “Earn-Out Review Period”), the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the items contained in the Earn-Out Statement. During the Earn-Out Review Period, the Sellers’ Representative and its Representatives shall be provided with reasonable access at reasonable times during normal business hours to files, records, relevant Personnel and accountants of the Purchaser and Company Group used in preparing the calculations in the Earn-Out Statement as they may reasonably request to respond to the Earn-Out Statement, provided that the Sellers’ Representative and its Representatives shall have entered into a customary confidentiality agreement and any customary access letters reasonably requested by Parent’s or the Company Group’s accounting advisors. If the Sellers’ Representative accepts the Earn-Out Statement or if the Sellers’ Representative fails within the Earn-Out Review Period to notify Purchaser of any dispute with respect thereto, the calculation of the Company Revenue, the Company Margin and Earn-Out Payment contained in the Earn-Out Statement shall be deemed final. If the Sellers’ Representative in good faith disputes the accuracy of any items contained in the Earn-Out Statement, the Sellers’ Representative shall give written notice to Purchaser during the Earn-Out Review Period (the “Earn-Out Dispute Notice”), which shall specify in reasonable detail the reasons for such disagreement and the specific proposed adjustments, including dollar amounts, if known. During the thirty (30) calendar day period following delivery of the Earn-Out Dispute Notice (the “Earn-Out Resolution Period”), the parties shall use commercially reasonable efforts to work together in good faith to resolve any such disagreements. During the Earn-Out Resolution Period, each of Purchaser and the Sellers’ Representative and their respective Representatives shall be provided with such reasonable access at reasonable times to the files, records, relevant Personnel and accountants of the other party (and the Company Group) as it may reasonably request to negotiate and resolve the items set forth in the Earn-Out Dispute Notice, provided that such party and its Representatives shall have entered into a customary confidentiality agreement and any customary access letters reasonably requested by the other party’s accounting advisors. All such discussions and communications related thereto shall (unless otherwise agreed by Purchaser and the Sellers’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the amounts agreed upon by them for the Company Revenue, the Company Margin and the Earn-Out Payment, in each case, for such Annual Earn-Out Period, shall be deemed final. If, at the conclusion of the Earn-Out Resolution Period, the Sellers’ Representative and Purchaser are unable to resolve any disputed matters, whether factual or legal, set forth in the Earn-Out Dispute Notice, all unresolved disputed matters raised by the Sellers’ Representative in the Earn-Out Dispute Notice shall be submitted to the Independent Accountant for final resolution. The Independent Accountant shall act in accordance with the standards set forth in Section 1.05(e), which shall apply mutatis mutandis, except that the Independent Accountant shall make its determination in a manner consistent with this Section 1.07 and the definition of “Company Revenue” and “Company Margin” and all other defined terms used in this Section 1.07, as applicable. The Sellers’ Representative and Purchaser shall use their respective commercially reasonable efforts to cause the Independent Accountant to make its determination as soon as possible, but in no event later than forty five (45) calendar days following the date on which the dispute is submitted. Such determination made by the Independent Accountant for such Annual Earn-Out Period shall be final, binding and conclusive upon the parties (absent fraud or manifest error) for purposes of this Section 1.07. All fees and expenses of the Independent Accountant shall be paid by the party with whose determination the Independent Accountant does not agree, based on the aggregate amounts awarded by the Independent Accountant in accordance with the Sellers’ Representative’s position on disputed amounts and the aggregate amounts awarded by the Independent Accountant in accordance with Purchaser’s position on disputed amounts. If a retainer is required by the Independent Accountant, the retainer shall be split equally between Purchaser and the Sellers’ Representative; provided, however, that the retainer shall be considered part of the fees and expenses of such Independent Accountant and if either party has paid a portion of such retainer, such party shall be entitled to be reimbursed by the other party to the extent required by this Section 1.07.

(c)    The earn-out amount, if any, payable with respect to each Annual Earn-Out Period shall be calculated as follows (each, an “Earn-Out Payment” and, collectively, the “Earn-Out Payments”):

(i)    for the Annual Earn-Out Period starting in 2023 (the “2023 Earn-Out Period”),

(A)

if the Company Revenue is less than the amount set forth on Section 1.07(c)(i)(A)(x) of the Disclosure Schedules (the “2023 Revenue Threshold”) or the Company Gross Margin is less than the amount set forth on Section 1.07(c)(i)(A)(y) of the Disclosure Schedules (the “Margin Threshold”), the Earn-Out Payment in respect of such Annual Earn-Out Period shall be $0;

(B)

if the Company Gross Margin is equal to or greater than the Margin Threshold and the Company Revenue is greater than or equal to the 2023 Revenue Threshold but less than the amount set forth on Section 1.07(c)(i)(B) of the Disclosure Schedules (the “2023 Revenue Target”), the Earn-Out Payment in respect of such Annual Earn-Out Period shall be (x) $30,000,000, plus (y) an additional amount equal to the product of (I) $20,000,000 multiplied by (II) a fraction (which shall not be greater than one (1) nor less than zero (0)), (a) the numerator of which is the amount by which the Company Revenue for such Annual Earn-Out Period exceeds the 2023 Revenue Threshold and (b) the denominator of which is $21,500,000;

(C)

if the Company Gross Margin is equal to or greater than the Margin Threshold and the Company Revenue is greater than or equal to the 2023 Revenue Target, the Earn-Out Payment in respect of such Annual Earn-Out Period shall be $50,000,000; and

(D)	the amount, if any, by which the Earn-Out Payment for the 2023 Earn-Out Period is less than $50,000,000 shall be the “2023 Remainder Amount”.

(ii)    for the Annual Earn-Out Period starting in 2024 (the “2024 Earn-Out Period”),

(A)

if the Company Revenue is less than the amount set forth on Section 1.07(c)(ii)(A)(x) of the Disclosure Schedules (the “2024 Revenue Threshold”) or the Company Gross Margin is less than the Margin Threshold, the Earn-Out Payment in respect of such Annual Earn-Out Period shall be $0;

(B)

if the Company Gross Margin is equal to or greater than the Margin Threshold and the Company Revenue is greater than or equal to the 2024 Revenue Threshold but less than the amount set forth on Section 1.07(c)(ii)(B) of the Disclosure Schedules (the “2024 Revenue Target”), the Earn-Out Payment in respect of such Annual Earn-Out Period shall be (x) $30,000,000, plus (y) an additional amount equal to the product of (I) $20,000,000 multiplied by (II) a fraction (which shall not be greater than one (1) nor less than zero (0)), (a) the numerator of which is the amount by which the Company Revenue for such Annual Earn-Out Period exceeds the 2024 Revenue Threshold and (b) the denominator of which is $20,000,000; and

(C)

if the Company Gross Margin is equal to or greater than the Margin Threshold and the Company Revenue is greater than or equal to the 2024 Revenue Target, the Earn-Out Payment in respect of such Annual Earn-Out Period shall be (x) $50,000,000, plus (y) an amount, if any, equal to the lesser of (I) the product of (A) 0.25 multiplied by (B) the amount, if any, by which the Company Revenue exceeds the 2024 Revenue Target and (II) the 2023 Remainder Amount, if any.

(d)    Within sixty (60) calendar days after the Earn-Out Payment for each Annual Earn-Out Period is final and binding upon parties pursuant to Section 1.07(b), Purchaser shall pay, or cause to be paid, to the Sellers, by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by the Sellers’ Representative to Purchaser, the Earn-Out Payment payable with respect such Annual Earn-Out Period in accordance with Section 1.07(c) and Section 11.10. For the avoidance of doubt, the maximum amount Purchaser may pay pursuant to this Section 1.07 shall be

$100,000,000 in the aggregate. Notwithstanding anything to the contrary in this Agreement, but subject to the Tax Indemnification Cap, in the event that Purchaser (on behalf of Purchaser or any Purchaser Indemnified Parties) has asserted any claim for indemnification under Section 11.04 of this Agreement which is not fully resolved, Purchaser shall be entitled to withhold the lesser of (i) the amount of any such claim and (ii) the aggregate amount remaining under the Tax Indemnification Cap from the payment of any and all Earn-Out Payments otherwise payable (and which thereafter become payable) pursuant to this Section 1.07 until full resolution of such indemnification claim. The provisions of Section 1.08 of Schedule 11.11 are incorporated herein by reference.

(e)    Any payments made pursuant to this Section 1.07 shall be (i) treated as an adjustment to the Purchase Price for Tax purposes and (ii) composed of an interest element and a principal element, the interest element to be computed and reported consistent with Section 483 of the Code and the Treasury Regulations promulgated thereunder, in each case, except as otherwise required by applicable Law.

(f)    During each Annual Earn-Out Period, Purchaser shall use reasonable best efforts to cause the books and records of the Company Group to be kept in a manner intended to facilitate the separate recording, compiling and analysis of all information relevant to the determination and calculation of Company Revenue and Company Margin pursuant to this Section 1.07. During each Annual Earn-Out Period, Purchaser shall deliver within forty-five (45) days of the end of each fiscal quarter of Parent an estimated calculation of the Company Revenue and the Company Margin for the previous fiscal quarter of Parent during such Annual Earn-Out Period, provided that such estimates shall solely be illustrative and non-binding and shall have no bearing on the Earn-Out Statement, which shall control in the event of any discrepancy or conflict between any such estimate and the Earn-Out Statement. The parties hereto expressly agree and acknowledge that such quarterly estimates may not be submitted to, or referenced in any information provided to, the Independent Accountant in connection with any dispute relating to the Earn-Out Statement.

(g)    Notwithstanding anything in this Agreement to the contrary, each Seller acknowledges and agrees that (i) Parent shall have the right to operate its business and the businesses of its Affiliates (including the Company Group) including the Business, in the absolute and sole discretion of Parent and may make all decisions with respect to the Company Group and the Business at the sole discretion of Parent, provided, that Parent shall not take any action or fail to take any action, in bad faith, the primary purpose of which is to reduce, defer, mischaracterize, divert or eliminate Company Revenue or Company Gross Margin for any Annual Earn-Out Period in order to avoid or reduce an Earn-Out Payment, (ii) Parent, Purchaser, the Company Group and their Affiliates have no obligation to operate the Company Group or the Business in order to achieve any Earn-Out Payment or to maximize the amount of any Company Revenue, Company Gross Margin or Earn-Out Payment, (iii) the Earn-Out Payments contemplated herein are speculative and are subject to numerous factors, including numerous factors outside the control of Parent, Purchaser, the Company Group and their Affiliates, (iv) there is no assurance that Sellers will receive any Earn-Out Payment and neither Parent, Purchaser, the Company Group, the Business nor any of their Affiliates has promised or projected payment of any Earn-Out

Payment to any Seller or provided, whether written or oral, any assurances or commitments regarding the achievability of an Earn-Out Payment or the likelihood thereof, (v) the contingent right of the Sellers to receive any Earn-Out Payment will not be represented by any certificate or other instrument, is not transferable and is not an investment in Parent, Purchaser, the Company Group or their Affiliates, and such contingent right shall not entitle any Seller to any rights as a shareholder or equityholder of Parent, Purchaser, the Company Group or their Affiliates and (vi) no Person shall be liable to any Seller for any incidental, consequential or punitive damages arising out of any breach of this Section 1.07.

(h)    Certain Defined Terms. For purposes of this Section 1.07, the following terms shall have the following meanings:

(i)    “Company Revenue” means the total amount of net revenue of the Company Group calculated in accordance with GAAP consistent with the Company’s past accounting practices as applied in the Company Financial Statements, net of, in each case, solely to the extent included in such net revenue of the Company Group, (i) outside broker commissions, (ii) any non-recurring, one-time or non-operating items, (iii) gains or offsets or charges derived from any nonrecurring event that would be characterized as “extraordinary” due to their size, nature or type), (iv) gains resulting from the sale or other disposition of assets of the Company Group outside the Ordinary Course of Business as of the Closing, and (v) gains attributable to adjustments relating to prior periods, determined in good faith; provided, that “Company Revenue” shall (x) exclude, without duplication, any net revenue from GBoost made via GBoost existing sales channels as of the Closing (i.e. the GBoost website and GBoost’s dealer network as of the Closing), and, subject to the last sentence of this definition, the net revenues of any Person, operating assets, business or line of business acquired by Parent or its Affiliates (whether by merger, asset purchase, merger, consolidation or equity purchase) during the applicable Annual Earn-Out Period or the period between the Closing and the 2024 Earn-Out Period, and (y) include, without duplication, (A) sales of products sold as a GBoost product via the Company Group’s existing sales channels as of the Closing (i.e. the Company Group’s website, the Company Group’s dealer network as of the Closing and the Company’s marketplace), provided, that, for purposes of calculating Company Revenue, the amount of such sales described in this clause (A) during the applicable Annual Earn-Out Period shall not exceed the applicable amount set forth on Section 1.07(h)(i) of the Disclosure Schedules and (B) the net revenue of any Person, operating assets, business or line of business of the Company Group as of the Closing Date that are sold or otherwise disposed of by the Company Group during the applicable Annual Earn-Out Period and the net revenue from any product lines that are discontinued or reduced through cannibalization by alternative product lines as a result of the acquisition during the applicable Annual Earn-Out Period by the Company Group of a supplier or alternative supplier of such product lines, in each case, that would have been generated had such Person, business or line of business or discontinued or cannibalized product line not been sold or otherwise disposed of or discontinued or cannibalized, as applicable, and remained part of the Company Group for the duration of such Annual Earn-Out Period and any expenses associated with such sale or other disposition, assuming for this purpose that the average monthly net revenue for the remainder of the applicable Annual Earn-Out Period is equal to the average monthly net revenue for the twelve-month period prior to such sale, disposition or discontinuance or cannibalization. With respect to any new business acquired by the Company Group (whether by merger, asset purchase, merger, consolidation or equity purchase) after the Closing and prior to the end of the 2024 Earn-Out Period that is expected to result in revenue synergies, the Sellers’ Representative and a Purchaser designated person shall use commercially reasonable efforts to agree in good faith prior to the closing of the acquisition of such acquired business as to the portion of such revenue synergies that will be deemed “Company Revenues” for purposes hereof, in accordance with the guidelines set forth on Section 1.07(h)(i)(y) of the Disclosure Schedules.

(ii)    “Company Gross Margin” means a fraction, (a) the numerator of which is (i) Company Revenue, minus (ii) Company COGS and (b) the denominator of which is Company Revenue, calculated in accordance with GAAP consistent with the Company’s past accounting practices as applied in the Company Financial Statements; provided, that, solely with respect to any new break-fix products initially developed by the Company Group after the Closing and initially brought to market by the Company Group after the Closing that have a Company Gross Margin equal to or greater than 40% but less than the Margin Threshold, the Company Gross Margin for such products will be deemed to be equal to the Margin Threshold.

(iii)    “Company COGS” means the total amount of costs of goods sold of the Company Group, including only the following, without duplication: (i) cost of goods sold at standard, (ii) outbound and inbound freight expense, (iii) fixed cost of goods sold expense (including rent, utilities, production and assembly compensation and benefits and related taxes), (iv) inventory shrink, (v) shrink and/or scrap for obsolete goods, (vi) rework, (vii) warranty claims, (viii) other inventory adjustments outside of normal production process scrap, (ix) variances to standard cost, (x) supplies and equipment (including equipment rental expense) and (xi) other expenses which were included in the cost of goods sold calculation in the Company Financial Statements. Variances to standard cost include only variances to material cost, labor cost, inbound freight cost, and variable overhead costs. Variable overhead costs include only production supplies and equipment, process scrap, repairs and maintenance of equipment, utilities, and equipment rental. Variances are capitalized into inventory using a DIO of 154 days, which is the three-year average of 2018-2020 (pre-Covid levels) calculated in accordance with GAAP. “Company COGS” shall be adjusted accordingly as needed to reflect the cost of goods sold that correspond to any revenues included in the definition of “Company Revenue” pursuant to clause (y) thereof or pursuant to the last sentence thereof.

ARTICLE II.

CLOSING

Section 2.01.    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on (a) the fifth (5th) Business Day following satisfaction or waiver of the conditions set forth in Article III (other than conditions that by their nature are to be satisfied at Closing, but subject to satisfaction or, if permissible, waiver of those conditions as such time) or (b) such other date as Purchaser and the Sellers’ Representative mutually agree in writing (such date of the Closing, the “Closing Date”), and shall be effective as of 9:00 a.m. (Eastern Daylight Time) on the Closing Date or such other time as Purchaser and the Sellers’ Representative mutually agree in writing (the “Effective Time”). In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required. The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously on the Closing Date, and no such proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

Section 2.02.    Deliveries by the Seller Parties. At the Closing, the Seller Parties, as applicable, shall deliver (or cause to be delivered) to Purchaser, as applicable, originals (if specified) or copies of the following:

(a)    a counterpart of the Escrow Agreement, duly executed by the Sellers’ Representative;

(b)    resignations of those officers, directors and managers of the Company Group, as applicable, identified in writing by Purchaser at least five (5) Business Days prior to the Closing Date;

(c)    a Certificate of Existence of the Company issued by the Secretary of State of the State of Indiana, dated within ten (10) Business Days of the Closing Date;

(d)    copies of (i) the certified Certificate of Organization of the Company, including all amendments thereto, (ii) the Operating Agreement of the Company, including all amendments thereto, and (iii) copies of resolutions adopted by the Board of Managers of the Company authorizing and approving the execution and delivery of this Agreement and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, each certified as true, complete and correct and in full force and effect by an officer of the Company;

(e)    copies of the Governing Documents of each Subsidiary of the Company, including all amendments thereto, each certified to be true, complete, correct and in full force and effect by an authorized representative of such Subsidiary;

(f)    the Payoff Letters, duly executed by all parties thereto;

(g)    an IRS W-9 of each Seller;

(h)    a certificate, dated as of the Closing Date, duly executed by each of the Company, Nantong, Armor Plastics and Sellers, certifying that the conditions set forth in Section 3.02(b), Section 3.02(c) (solely with respect to the representations, warranties and covenants made by such Person) and Section 3.02(f) have been satisfied; and

(i)    copies of each consent, waiver, authorization and approval listed on Section 2.02(i) of the Disclosure Schedules; and

(j)    evidence reasonably satisfactory to Purchaser of the termination of, or other extinguishment of any obligations of any Group Company pursuant to, each Contract listed on Section 2.02(j) of the Disclosure Schedules;

(k)    amendments to the Real Property Leases for the premises located at each of (i) 2753 Michigan Road, Madison, Indiana, (ii) 1200 Clifty Drive, Madison, Indiana and (iii) 1039 Kay Lane, Shreveport, Louisiana (the “Related Party Leases”) to reflect only the terms specified for such Related Party Leases in the Lease Term Sheet, duly executed by the lessor thereto; and

(l)    written evidence of (i) the effectiveness of each of the withdrawals, revocations or terminations, as applicable, described in Section 1.01(a) of Schedule 11.11, (ii) the assignment and written consent described in Section 1.01(b) of Schedule 11.11, with respect to each of the documents described therein and (iii) the waiver and termination described in Section 1.01(c) of Schedule 11.11 with respect to each of the documents described therein , in each case of clauses (i) through (iii), duly executed by all parties thereto.

Purchaser may waive any delivery specified in this Section 2.02 if it executes a writing so stating at or prior to the Closing.

Section 2.03.    Deliveries by Purchaser. At the Closing, Purchaser shall pay or cause to be paid the Estimated Closing Amount as provided in Section 1.03 of this Agreement, and shall deliver (or cause to be delivered) to the Sellers’ Representative, as applicable, originals (if specified) or copies of the following:

(a)    a counterpart of the Escrow Agreement, duly executed by Purchaser;

(b)    copies of (i) the articles of incorporation of Purchaser as in effect as of the Closing Date, (ii) the amended and restated bylaws of Purchaser as in effect as of the Closing Date, and (iii) copies of resolutions adopted by the board of directors of Purchaser authorizing and approving the execution and delivery of this Agreement and the Related Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, each certified as true, complete, correct and in full force and effect by an officer of Purchaser;

(c)    confirmation that the D&O Tail Policy is effective as of the Closing;

(d)    a certificate, dated as of the Closing Date, duly executed by an officer of Purchaser, certifying that the conditions set forth in Section 3.01(b) and 3.01(c) have been satisfied; and

(e)    a duly executed counterpart to each of the Related Party Leases.

The Sellers’ Representative may waive any delivery specified in this Section 2.03 if it executes a writing so stating at or prior to the Closing.

Section 2.04.    Tax Withholding. Purchaser, the Escrow Agent, the Company Group, and each of their respective Affiliates, and each of their agents, shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. At least four (4) Business Days before the Closing Date, the Sellers’ Representative shall deliver to Purchaser a duly executed IRS W-9 of each Seller for Purchaser’s review and comment and Purchaser shall use commercially reasonable efforts to inform Seller of any deficiencies thereon. Prior to any deduction and withholding pursuant to this Section 2.04 (other than any such deduction or withholding with respect to compensatory amounts or as a result of the failure of any Seller to deliver at the Closing a duly executed IRS Form W-9), Purchaser shall use commercially reasonable efforts to provide Sellers’ Representative with two (2) Business Days’ notice of its intent to deduct and withhold amounts from any such payments. To the extent that amounts are so withheld, and paid to the proper Governmental Entity pursuant to any applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made. Upon the request of Sellers’ Representative, Purchaser shall reasonably cooperate with Sellers’ Representative to reduce or mitigate any such withholdings.

ARTICLE III.

CONDITIONS PRECEDENT TO THE CLOSING OBLIGATIONS

OF THE PARTIES

Section 3.01.    Conditions Precedent to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, as of the Closing, of the following conditions, any one or more of which may, if permitted by applicable Law, be waived in writing by the Sellers’ Representative (in its sole and absolute discretion):

(a)    Purchaser shall have made delivery to the Seller Parties, as applicable, the items specified in Section 2.03.

(b)    (i) All representations and warranties made by Purchaser in this Agreement (other than the representations and warranties made by Purchaser in Section 6.01, Section 6.02 and Section 6.05 (collectively, the “Purchaser Fundamental Representations”)) shall be true and correct in all respects as of the date hereof and as of the Closing Date (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties), as if made by Purchaser on such date (except that such representations and warranties which refer to facts existing at a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, and (ii) the Purchaser Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made by Purchaser on such date (except that such representations and warranties which refer to facts existing at a specific date need only be true and correct as of such date).

(c)    Purchaser shall have performed, complied with or fulfilled in all material respects all of the covenants, agreements, obligations and conditions required under this Agreement to be performed, complied with or fulfilled by Purchaser at or prior to the Closing.

(d)    None of Purchaser or the Seller Parties shall be subject to any injunction, temporary restraining order or other similar decree of a court of a Governmental Entity of competent jurisdiction that remains in effect and that prevents or prohibits the consummation of the transactions contemplated this Agreement.

(e)    Any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 3.02.    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, as of the Closing, of the following conditions, any one or more of which may, if permitted by applicable Law, be waived in writing by Purchaser (in its sole and absolute discretion):

(a)    The Seller Parties, as applicable, shall have made delivery to Purchaser of the items specified in Section 2.02.

(b)    All representations and warranties made (i) by each Seller Party in Article IV and Article V (other than the representations and warranties made by the Sellers in Section 4.01, Section 4.02, Section 4.03(a), Section 4.03(b) and Section 4.05 and the representations and warranties made by the Company in Section 5.01, Section 5.02, Section 5.03(a), Section 5.03(b) and Section 5.24 (collectively, the “Fundamental Representations”)) and Section 5.06(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date (without giving effect to any “material”, “materiality” or “Material Adverse Effect” qualification contained in such representations and warranties), as if made by such Seller Party on such date (except that such representations and warranties which refer to facts existing at a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect, (ii) by the Company in Section 5.06(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made by the Company on such date and (iii) by the applicable Seller Parties in the Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made by such Seller Party on such date (except that such representations and warranties which refer to facts existing at a specific date need only be true and correct as of such date).

(c)    Each Seller Party shall have performed, complied with or fulfilled in all material respects all covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by such Seller Party at or prior to the Closing.

(d)    None of Purchaser or the Seller Parties shall be subject to any injunction, temporary restraining order or other similar decree of a court of a Governmental Entity of competent jurisdiction that remains in effect and that prevents or prohibits the consummation of the transactions contemplated this Agreement.

(e)    Any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(f)    Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly (and solely with respect to itself, himself or herself, as applicable), hereby represents and warrants to Purchaser as follows:

Section 4.01.    Authorization and Validity of Agreement. Such Seller has all requisite legal capacity, power and authority to enter into, execute and deliver this Agreement and the Related Agreements to which such Seller is (or will at the Closing be) a party, to consummate the transactions contemplated hereby or thereby, to perform all of such Seller’s obligations under this Agreement and the Related Agreements to which such Seller is (or will at the Closing be) a party, and to comply with and fulfill the terms and conditions of this Agreement and the Related Agreements to which it is (or will at the Closing be) a party. If such Seller is not a natural person, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with all requisite power and authority to own or lease and to operate its properties, rights and assets and to conduct its business as it is now conducted. The execution, delivery and performance of this Agreement and the Related Agreements to which such Seller is (or will at the Closing be) a party have been duly authorized by all necessary corporate or other action (as applicable) on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery or performance by such Seller of this Agreement and each of the Related Agreements to which such Seller is (or will at the Closing be) a party. This Agreement has been, and each of the Related Agreements to which such Seller is (or will at the Closing be) a party has been or will be at the Closing, duly executed and delivered by such Seller and constitutes, or will upon such execution and delivery, as applicable, constitute, such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).

Section 4.02.    Title to Purchased Units. Such Seller has good, valid and marketable title to, and is the sole record, legal and beneficial owner of, all of the Purchased Units listed as owned by such Seller on Exhibit B, free and clear of all Encumbrances. Such Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver to Purchaser the Purchased Units held by such Seller, and upon delivery to Purchaser of the Purchased Units owned by such Seller, Purchaser will have acquired record, legal and beneficial ownership of, and good, valid and marketable title to, such Purchased Units, free and clear of all Encumbrances other than restrictions on transfer that may be imposed under applicable federal and state securities Laws. Such Seller is not a party to any convertible securities, calls, preemptive rights, options, warrants, subscriptions, purchase rights or other Contracts (other than this Agreement) or plans that require such Seller to issue, purchase, redeem, sell, transfer or otherwise dispose of the Purchased Units owned by such Seller or prohibit or conflict with such Seller’s obligations under this Agreement.

Section 4.03.    No Conflict or Violation. The execution, delivery, consummation and performance of this Agreement and each of the Related Agreements by such Seller do not: (a) if such Seller is not a natural Person, violate or conflict with any provision of the Governing Documents of such Seller; (b) conflict with or violate any Law, License, Permit or Order applicable to such Seller or by which the Purchased Units owned by such Seller may be bound; (c) violate or result in a breach of, loss of any benefit or right, or constitute a default (or an event which with due notice or lapse of time or both would constitute a default) under, or require notice to, or the consent or approval of, any third party under, or result in or permit the termination or modification of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under any Contract, License, Permit, Order or other instrument or obligation to which such Seller is a party or by which Purchased Units owned by such Seller may be bound; or (d) result in the imposition of any Encumbrance on the Purchased Units owned by such Seller (with or without due notice or lapse of time or both) except, in each case of clauses (b) through (d), to the extent such violation, required consent, approval or authorization would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

Section 4.04.    Consents and Approvals. Except as set forth in Section 4.04 of the Disclosure Schedules and except for filings under the HSR Act, no consent, waiver, authorization, permit or approval of any Governmental Entity, or declaration to or filing or registration with any Governmental Entity, is required by such Seller in connection with (a) the execution and delivery of this Agreement or any of the Related Agreements by such Seller, (b) the performance by such Seller of its obligations hereunder or thereunder or (c) the consummation of the transactions contemplated hereby or thereby by such Seller.

Section 4.05.     Broker’s and Finder’s Fees. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage fee, any commission, finder’s fee or other amounts in connection with this Agreement or the Related Agreements or with the transactions contemplated by this Agreement and the Related Agreements as a result of any actions or commitments of such Seller or for which any Group Company may become liable.

Section 4.06.    Litigation. There are no Proceedings pending or, to the Knowledge of such Seller, threatened, against such Seller or any of its Subsidiaries or direct or indirect equityholders, and there are no Orders by which such Seller or any of its Subsidiaries or direct or indirect equityholders or any of their respective assets or properties are bound, in either case, that would, individually or in the aggregate, prevent, materially impair or materially delay the ability of such Seller to enter into this Agreement and the Related Agreements to which it is (or will be) a party or carry out its obligations hereunder and thereunder or to consummate the transactions contemplated hereby and thereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser, subject to such exceptions as are disclosed in the Disclosure Schedules delivered concurrently with the execution of this Agreement, dated as of the date hereof (the “Disclosure Schedules”), as follows:

Section 5.01.    Organization; Power; Authorization.

(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Indiana. The Company has all requisite limited liability company power and authority to own or lease and to operate its properties, rights and assets and to conduct its business as it is now conducted. The Company is duly qualified or licensed as a foreign limited liability company to transact business, and is validly existing and in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, and each such jurisdiction is set forth on Section 5.01(a) of the Disclosure Schedules, other than such failures to be so qualified or in good standing as, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole. The Company is not in violation of its Organizational Documents. The Company has made available to Purchaser prior to the date hereof true, correct and complete copies of the Governing Documents of the Company as currently in effect.

(b)    Nantong is an entity duly formed, validly existing and in good standing under the laws of the Republic of China. Nantong has all requisite corporate power and authority to own or lease and to operate its properties, rights and assets and to conduct its business as it is now conducted. Nantong is duly qualified or licensed as a foreign corporation to transact business, and is validly existing and in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, and each such jurisdiction is set forth on Section 5.01(b)(i) of the Disclosure Schedules, other than such failures to be so qualified or in good standing as, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole. Nantong is not in violation of its Organizational Documents. Armor Plastics is a limited liability company duly formed, validly existing and in good standing under the laws of Indiana. Armor Plastics has all requisite corporate power and authority to own or lease and to operate its properties, rights and assets and to conduct its business as it is now conducted. Armor Plastics is duly qualified or licensed as a foreign corporation to transact business, and is validly existing and in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, and each such jurisdiction is set forth on Section 5.01(b)(ii) of the Disclosure Schedules, other than such failures to be so qualified or in good standing as, individually or in the aggregate, would not reasonably be expected to be material to the Company

Group, taken as a whole. Armor Plastics is not in violation of its Organizational Documents. The Company has made available to Purchaser prior to the date hereof true, correct and complete copies of the Governing Documents of Nantong and Armor Plastics as currently in effect. Nantong and Armor Plastics are the only Subsidiaries of the Company.

(c)    The Company has all requisite power and authority to enter into, execute and deliver this Agreement and the Related Agreements to which the Company is (or will at the Closing be) a party, to consummate the transactions contemplated hereby or thereby, to perform all of the Company’s obligations under this Agreement and the Related Agreements to which the Company is (or will at the Closing be) a party, and to comply with and fulfill the terms and conditions of this Agreement and the Related Agreements to which it is (or will at the Closing be) a party. The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is (or will at the Closing be) a party have been duly authorized by all necessary limited liability company or other action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance by the Company of this Agreement and each of the Related Agreements to which the Company is (or will at the Closing be) a party. This Agreement has been, and each of the Related Agreements to which the Company is (or will at the Closing be) a party has been or will be at the Closing, duly executed and delivered by the Company and constitutes, or will upon such execution and delivery, as applicable, constitute, the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).

Section 5.02.    Capital Structure.

(a)    The total authorized, issued and outstanding Units of the Company, the name of each holder thereof and the number of Units held by each such holder are set forth on Section 5.02(a) of the Disclosure Schedules. The Purchased Units constitute all of the issued and outstanding Equity Interests in the Company. All Units are duly authorized, have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom. Except as set forth on Section 5.02(a) of the Disclosure Schedules, there is no Voting Debt or other equity or voting interests in the Company, or any outstanding options, warrants or other rights of any kind to acquire any Units, Voting Debt, or other Equity Interests or voting interest of the Company, nor any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any Units, Voting Debt, or other Equity Interests or voting interests of the Company, or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Units, Voting Debt, or other Equity Interests or voting interests in the Company. The Company has not committed to issue any such option, warrant, right or security. Except as set forth on Section 5.02(a) of the Disclosure Schedules, the Company is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or equity holders’ agreement with respect to the sale or voting of any Units, Voting Debt or other Equity Interests or voting interests in the Company or any securities convertible into or exchangeable or exercisable for any Units, Voting Debt or other Equity Interests or voting interests in the Company. There are not any bonds, debentures, notes, debt securities or other Debt of any Group Company having the right to vote (or convertible into, exchangeable for, securities having the right to vote) on any matters on which any holder of any Equity Interest of the Company or any member of the Company Group may vote (“Voting Debt”). Other than Nantong and Armor Plastics, the Company has no subsidiaries nor owns any shares of capital stock, other ownership interest or other securities of any other Person. Each Person who has received Units that constitute “profits interests” in the Company has filed a timely Code Section 83(b) election with respect to such Units. All Units that constitute “profits interests” in the Company have been granted with a threshold equity value equal to at least the fair market value of such Unit on the applicable date of grant and the threshold equity value of each such Unit is equal to an amount that is consistent with the treatment of such Unit as a “profits interest” under Revenue Procedures 93-27 and 2001-43.

(b)    The total authorized, issued and outstanding Equity Interests of each Subsidiary of the Company are set forth on Section 5.02(b) of the Disclosure Schedules. All of the Equity Interests of each Subsidiary of the Company are owned by the Company, and the Company has good, valid and marketable title to, and is the sole record, legal and beneficial owner of, all such Equity Interests, free and clear of all Encumbrances other than restrictions on transfer that may be imposed under applicable federal and state securities Laws. There are no outstanding options, warrants or other rights of any kind to acquire any shares of capital stock of, Voting Debt, or other Equity Interests or voting interests of any Subsidiary of the Company, nor any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of Equity Interests of, Voting Debt, or other Equity Interests or voting interests of any Subsidiary of the Company, or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any Equity Interests of, Voting Debt, or other Equity Interests or voting interests of any Subsidiary of the Company. No Subsidiary of the Company has committed to issue any such option, warrant, right or security. No Subsidiary of the Company is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or equity holders’ agreement with respect to the sale or voting of any capital stock of, Voting Debt or other Equity Interests or voting interests of any Subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any capital stock of, Voting Debt or other Equity Interests or voting interests of any Subsidiary of the Company. Neither Nantong nor Armor Plastics has any subsidiaries nor owns any Equity Interests, other ownership interest or other securities of any other Person.

Section 5.03.    No Conflict or Violation. The execution, delivery, consummation and performance of this Agreement (and the sharing of all data, including Personal Data, in connection therewith) and each of the Related Agreements by the Company do not: (a) violate or conflict with any provision of the Governing Documents of any Group Company or resolutions adopted by the governing body or equity holders of any Group Company, (b) conflict with or violate in any material respect any provision of Law, License, Permit, Order or Privacy Obligation applicable to any Group Company or the Business or by which any of its properties or assets may be bound; (c) except as set forth in Section 5.03 of the Disclosure Schedules, violate or result in a breach of, loss of any benefit or right, or constitute a change in control or a default (or an event which with due notice or lapse of time or both would become a default) under, or require notice to, or the consent or approval of, any third party under, or result in or permit the termination or modification of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under any Material Contract, License, Permit, Order, Privacy Obligation or other instrument or obligation to which any Group Company is a party or by which any of the Company Group’s rights, assets or properties may be bound; or (d) result in the imposition of any Encumbrance on any of the assets, properties or rights of any Group Company (with or without due notice or lapse of time or both).

Section 5.04.    Consents and Approvals. Assuming the truth and accuracy of Purchaser’s representations and warranties contained in Section 6.04, except as set forth in Section 5.04 of the Disclosure Schedules and except for filings under the (a) HSR Act, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws and (c) those for which the failure to obtain such consents would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, or prevent, materially impair or materially delay the Company’s or the Sellers’ ability to comply with or perform its obligations under this Agreement, no consent, waiver, authorization, permit or approval of any Governmental Entity, or declaration to or filing or registration with any Governmental Entity, is required by any Group Company in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements by the Company, (ii) the performance by the Company of its obligations hereunder or thereunder or (iii) the consummation of the transactions contemplated hereby or thereby by the Company.

Section 5.05.    Financial Statements.

(a)    Attached hereto as Section 5.05(a) of the Disclosure Schedules are true and complete copies of the following financial statements (the “Company Financial Statements”): (i) the audited consolidated balance sheet of the Company Group (but excluding Armor Plastics and GBoost) as of December 31, 2021 and December 31, 2020 and the related audited consolidated statements of income and comprehensive income, changes in members’ equity and cash flows for the fiscal years then ended, together with the notes thereto and the audit report thereon (the “Audited Financial Statements”); and (ii) the consolidated unaudited balance sheet of the Company Group (but excluding Armor Plastics and GBoost) (the “Company Interim Balance Sheet”) as of June 30, 2022 (the “Balance Sheet Date”), and the related consolidated unaudited statements of income, changes in members’ equity and cash flow for the six (6) months then ended (the “Unaudited Financial Statements”). Except as set forth on Section 5.05(a) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP, applied in a manner consistent with the past practices of the Company Group (but excluding Armor Plastics and GBoost) from the books and records of the Company Group (but excluding Armor Plastics and GBoost) and fairly present, in all material respects, the financial position of the Company Group (but excluding Armor Plastics and GBoost) as of the respective dates, except as otherwise stated therein or, in the case of the Interim Balance

Sheet, for the absence of notes (none of which, if presented, would materially differ from those in the Audited Financial Statements) and of normal and recurring year-end adjustments (none of which are, individually or in the aggregate, material to the Company Group (but excluding Armor Plastics and GBoost), taken as a whole).

(b)    Attached hereto as Section 5.05(b) of the Disclosure Schedules are true and complete copies of the following financial statements (the “Armor Plastics Financial Statements” and, together with the Company Financial Statements, the “Financial Statements”): (i) the unaudited consolidated balance sheet of Armor Plastics as of December 31, 2021, December 31, 2020 and December 31, 2019 and the related unaudited consolidated statements of income and comprehensive income and cash flows for the fiscal years then ended (except no cash flow statement for the fiscal year ended December 31, 2019), together with the notes thereto (the “Armor Plastics Annual Financial Statements”); and (ii) the consolidated unaudited balance sheet of Armor Plastics as of the Balance Sheet Date (the “Armor Plastics Interim Balance Sheet” and, together with the Company Interim Balance Sheet, the “Interim Balance Sheet”), and the related consolidated unaudited statements of income and cash flow for the six (6) months then ended. Except as set forth on Section 5.05(b) of the Disclosure Schedules, the Armor Plastics Financial Statements have been prepared in accordance with GAAP, applied in a manner consistent with the past practices of Armor Plastics from the books and records of Armor Plastics and fairly present, in all material respects, the financial position of Armor Plastics as of the respective dates, except as otherwise stated therein or, in the case of the Armor Plastics Interim Balance Sheet, for the absence of notes (none of which, if presented, would materially differ from those in the Armor Plastics Annual Financial Statements) and of normal and recurring year-end adjustments (none of which are, individually or in the aggregate, material to Armor Plastics).

(c)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of accurate financial statements for external purposes in accordance with GAAP. Since January 1, 2018, no officer, director or employee of any Group Company or any Affiliate of any Group Company has (A) circumvented the internal accounting controls of any Group Company, (B) falsified any of the books, records or accounts of any Group Company or (C) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of any Group Company.

Section 5.06.    Absence of Certain Changes. Except as set forth on Section 5.06 of the Disclosure Schedules, since the Balance Sheet Date (a) through the date of this Agreement, there has not been any event, circumstance, development, condition, occurrence, change or effect that, individually or in the aggregate, has resulted in, or is reasonably expected to result in, a Material Adverse Effect, (b) other than actions taken in contemplation of the transactions contemplated by this Agreement, the Company Group has conducted its business in the Ordinary Course of Business and (c) no Group Company has taken any action that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent, would constitute a breach of Section 7.03 or Section 7.04.

Section 5.07.    Tax Matters. Except as set forth on Section 5.07 of the Disclosure Schedules:

(a)    The Company Group has duly and timely filed or caused to be filed all income and other material Tax Returns with respect to Taxes that are or were required to be filed by any Group Company pursuant to applicable Law. All such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws. The Company Group has paid, or made provision for the payment of, all income and other material Taxes of each Group Company, whether or not shown on any Tax Return. No written claim has been made by any Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any assets of the Company Group that arose in connection with any failure to pay any Tax.

(b)    The Company Group has not given or been requested to give waivers or extensions (and is not nor would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to, or the time for assessment or collection of, any Taxes of any Group Company or for which any Group Company may be liable which period (after giving effect to such extension or waiver) has not yet expired, and in each case, other than customary extensions of time to file Tax Returns (that are automatically approved if timely filed) of the Company Group in the Ordinary Course of Business.

(c)    There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract with respect to Taxes that requires any payment by any Group Company, in each case, other than pursuant to the customary provisions of a Contract entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements.

(d)    The Company Group has withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee of the Company Group, independent contractor, creditor, customer, equity holder, or other party, and has complied with all material reporting and recordkeeping requirements in connection therewith.

(e)    There is no audit or Proceeding concerning any Tax item or Tax Liability of the Company Group pending or claimed or raised by a Governmental Entity in writing. There is no audit or Proceeding relating to any Tax Return of the Company Group pending or presently being conducted by a Governmental Entity or claimed or raised by a Governmental Entity in writing. There are no closing agreements, private letter rulings, powers of attorney or similar agreements or arrangements with any Governmental Entity with regard to the determination of the Tax liability of any Group Company that would have continuing effect on periods (or portions thereof) ending after the Closing Date. No Group Company has engaged in any “reportable transaction,” as set forth in Section 1.6011-4(b) of the U.S. Treasury Regulations. In the last two (2) years, no Group Company has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(f)    The Company is, and has been since its formation, treated as a partnership, and has not elected to be taxed as a corporation, for income tax purposes. No election has ever been made to have the provisions of the BBA Audit Rules apply to the Company or any of its Subsidiaries that is or was a partnership for U.S. federal income tax purposes prior to the otherwise effective date of such provisions. All allocations of income and distributions made by the Company have been made in accordance with the Governing Documents of the Company. The federal income tax classification of each Subsidiary of the Company is set forth on Section 5.07(f).

(g)    Nantong is treated as a corporation for income tax purposes. No Subsidiary of the Company that is a corporation for income tax purposes is or has ever been an entity any interests in which are “United States real property interests” within the meaning of Code Section 897 or a “passive foreign investment company” within the meaning of Code Section 1297. No Subsidiary of the Company which is a foreign corporation for U.S. federal income tax purposes, shall have recognized a material amount of “subpart F income” as defined in Code Section 952 or “global intangible low-taxed income” as defined in Section 951A during a taxable year of such Subsidiary which includes but does not end on the Closing Date.

(h)    The unpaid Taxes of the Company Group (i) did not as of the Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Returns.

(i)    No Group Company (i) has ever been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than the “affiliated group” as defined in Code Section 1504(a) the common parent of which is the Company and which includes only the Company and its Subsidiaries) or (ii) has any liability for the Taxes of any other Person other than other Group Companies under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(j)    No Group Company will be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising made prior to the Closing, (iii) a prepaid amount received or deferred revenue accrued prior to the Closing, except for such amounts incurred in the Ordinary Course of Business and consistent with past practice as shown on the Financial Statements, (iv) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state or local income Tax Law) executed prior to the Closing, (v) any intercompany transactions or any excess loss account described in the U.S. Treasury

Regulations under Code Section 1502 (or any corresponding or similar provision of state or local income Tax Law), (vi) any deferral of any payment of Taxes otherwise due through any automatic extension or other grant of relief provided by an applicable Governmental Entity pursuant to the CARES Act or any similar programs in any state, local or non-U.S. jurisdiction or (vii) pursuant to any election made under Code Section 965.

(k)    Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations. No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is tax resident in, in a country other than the country in which it is organized.

(l)    Each Group Company has applied for, received and used all public aid granted to it (including grants, Tax credits, Tax refunds, other Tax incentives of any form, or similar programs) only in accordance with applicable Laws, orders and the conditions and other impositions thereon. No such aid will be required to be unwound, repaid or discontinued as a result of the consummation of the transactions contemplated by this Agreement or due to any other circumstance already known. Neither the Company nor any Subsidiary of the Company that is or was a partnership for U.S. federal income tax purposes has elected to be subject at the partnership level to an income Tax imposed by a State, a political subdivision thereof, or the District of Columbia.

Section 5.08.    Absence of Undisclosed Liabilities. Except as set forth on Section 5.08 of the Disclosure Schedules, no Group Company has any Debt or Liability other than (a) Debt and Liabilities incurred or accrued in the Ordinary Course of Business since the Balance Sheet Date (none of which relate to or arise from breach of Contract, breach of warranty, tort, infringement or misappropriation), (b) those which are specifically and adequately reflected, accrued or reserved against in the Interim Balance Sheet as of the Balance Sheet Date, and (c) executory obligations under Contracts incurred in the Ordinary Course of Business not required by GAAP to be reflected on the Financial Statements (none of which relate to or arise from breach of Contract, breach of warranty, tort, infringement or misappropriation).

Section 5.09.    Real Property. No Group Company owns any real property. Section 5.09 of the Disclosure Schedules sets forth (a) an accurate and complete list of all real property in which a Group Company has a leasehold interest (collectively, the “Leased Real Property”), and (b) the Contracts evidencing such interests (together with all amendments, modifications and supplements thereto, the “Real Property Leases”). The Company Group has made available to Purchaser prior to the date hereof complete and accurate copies of all Real Property Leases. A Group Company holds good and valid leasehold interests in each parcel of Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. Each of the Real Property Leases is legal, valid and binding on, and enforceable against, the applicable Group Company and, to the Knowledge of the Company, on and against the other party or parties thereto, in accordance with its terms. No default or breach, or event or circumstance exists that would constitute a default under any Real Property Lease and, to the Knowledge of the Company, no counterparty thereto is in default thereunder. There are no written or oral subleases, licenses, concessions or other similar contracts entered into by any Group Company and, to the Knowledge of the Company, the respective landlord under any Real Property Lease, granting to any Person other than the Group

Companies the right to use or occupy any Leased Real Property. The buildings, improvements and fixtures on the Leased Real Property are in good operating condition and repair, without material structural or mechanical defect and, with respect to Leased Real Property, all tenant improvement work required to be performed by landlord or tenant required by each Real Property Lease has been completed in all material respects in accordance with the terms of such Real Property Lease and accepted by either landlord or tenant, as the case may be, under the terms of such Real Property Lease.

Section 5.10.    Title to Assets. Except as set forth on Section 5.10 of the Disclosure Schedules, each Group Company has good, valid and marketable title to all rights, properties and assets reflected as owned by such Group Company in the Interim Balance Sheet or acquired in the Ordinary Course of Business since the Balance Sheet Date, free and clear of all Encumbrances (other than Permitted Encumbrances (other than with respect to equity interests in any Subsidiary)), except as disposed of since the Balance Sheet Date in the Ordinary Course of Business not in violation of this Agreement, and owns or is licensed to use all other assets, rights and properties currently owned by Sellers or any of their Affiliates that are used in or necessary to conduct the Business as currently conducted and as conducted as of immediately prior to the Closing, no right of first offer, buy/sell agreement or similar arrangement exists with respect to any of the foregoing properties and assets, and such properties and assets constitute all material properties and assets necessary to conduct the Business as currently conducted and as conducted as of immediately prior to the Closing.

Section 5.11.    Accounts Receivable; Inventory.

(a)    The Accounts Receivable reflected in the Interim Balance Sheet, and all Accounts Receivable arising since the Balance Sheet Date, have been recorded in accordance with GAAP and represent or will represent bona fide claims against debtors for arms’ length sales, services performed or other charges arising in the Ordinary Course of Business, to the Knowledge of the Company, are not subject to setoff, dispute or counterclaim and are collectible in the Ordinary Course of Business.

(b)    All items of inventory reflected in the Interim Balance Sheet, and all inventory acquired since the Balance Sheet Date, consist of a quality and quantity usable and saleable in the Ordinary Course of Business except for obsolete items and work-in-process goods, all of which have been written off or written down to net realizable value on the Interim Balance Sheet or on the accounting records of the Company Group in accordance with the Company’s practices and policies as of the Closing Date, as the case may be, subject to the inventory reserves taken into account in the determination of Final Closing Date Working Capital.

Section 5.12.    Services; Products. Purchaser has been furnished with complete and accurate copies of the standard terms and conditions of sale for each of the services and products of the Company Group (containing applicable guaranty, warranty and indemnity provisions). Except as set forth on Section 5.12 of the Disclosure Schedules, no service provided or product sold by the Company Group is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

Section 5.13.    Intellectual Property.

(a)    Section 5.13(a) of the Disclosure Schedules sets forth a list of (i) all worldwide patents, patent applications, registered trademarks, trademark registration applications, trade names, registered copyrights, copyright registration applications and domain names owned or applied for by any Group Company (collectively, the “Proprietary Intellectual Property”) and (ii) all patents, registered and unregistered trademarks, trade names, and registered copyrights licensed to any Group Company pursuant to a written Contract in which such intellectual property is identified and used by the applicable Group Company primarily in the operation of the Business as presently conducted (collectively, the “Licensed Intellectual Property”).

(b)    The Company Group owns, free and clear of all Encumbrances (except for Permitted Encumbrances), all Proprietary Intellectual Property and has the right to use pursuant to valid and effective Contracts, all Licensed Intellectual Property, and all software licenses, trade secrets, processes, methods, inventions, technical knowledge, know-how and other confidential proprietary information and other worldwide intellectual property rights (collectively, “Intellectual Property”) used and material to conduct its Business (collectively referred to as “Business Intellectual Property”).

(c)    All Business Intellectual Property registrations are subsisting, unexpired, and to the Knowledge of the Company, valid and enforceable. Except as set forth on Section 5.13(c) of the Disclosure Schedules, no member of the Group Company has received any written claims against any Group Company from any Person with respect to the use, validity or enforceability of any Intellectual Property or challenging or questioning the validity or effectiveness of any Contract relating to the same. No Group Company is infringing or violating any Intellectual Property rights of another Person. To the Knowledge of the Company, no Person is violating the Intellectual Property of any Group Company and no circumstances or grounds exist that would give rise to an Intellectual Property dispute. This Section 5.13(c) constitutes the sole representation and warranty of the Company Group under this Agreement with respect to any actual or alleged invalidity, ineffectiveness, infringement, misappropriation, or other violation of Intellectual Property.

(d)    Each Group Company has taken reasonable steps to maintain (i) its trade secret rights in its Intellectual Property and the confidentiality of all portions of the confidential information and trade secret information included therein and (ii) the integrity, continuous operation and security of the computers, computer software, code, websites, applications, databases, networks, hardware, servers and all other information technology related equipment (collectively, “IT Assets”) used in the Business (and all data, including Personal Data, contained therein or processed thereby), and there have been no violations, outages, breaches, interruptions or unauthorized disclosures of or access to same, other than those that were resolved without material cost or liability or the duty to notify any Person.

(e)    The IT Assets used by each Group Company are in good working order and are sufficient to operate their business as currently conducted. All material IT Assets used by each Group Company (i) function in accordance with their specifications, documentation and/or intended purpose in all material respects; and (ii) are free from material defects, deficiencies, errors, disabling mechanisms, viruses, time locks, Trojan horses, malware or other contaminants or corruptants.

(f)    No Group Company has either licensed to any Person, or agreed not to assert against any Person, any rights to any Intellectual Property owned by any Group Company, whether by way of a license, covenant not to sue, covenant not to assert or otherwise.

Section 5.14.    Employee Benefit Plans.

(a)    Section 5.14(a) of the Disclosure Schedules contains a true and correct list of each Employee Plan. With respect to each Employee Plan, the Company Group has made available to the Purchaser correct and complete copies, to the extent applicable, of (i) the current plan document or a written description thereof to the extent an Employee Plan is not in writing, including any material amendments thereto, (ii) the most recent annual report on Form 5500 (or comparable form) and attached schedules, (iii) the most recent summary plan description provided to participants and any summary of material modifications thereto, (iv) the most recent determination letter or opinion letter received from the IRS, (v) all non-routine filings with any Governmental Entity with respect to each Employee Plan and (vi) all current trust agreements, insurance contracts or policies, group annuity contracts, and any other funding arrangements and the most recent actuarial valuation report. No Employee Plan is maintained outside of the jurisdiction of the United States or covers, or has ever covered, individuals outside of the United States.

(b)    Each Employee Plan is, and has been, established, maintained, funded, operated and administered in material compliance with its terms and applicable Law, including ERISA and the Code. All Employee Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the IRS or are the subject of a favorable opinion letter from the IRS on the form of such Employee Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Plan. No event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, which has resulted in or which could reasonably be expected to result in any material Liability under the terms of or with respect to such Employee Plan, ERISA, the Code or other applicable Law.

(c)    Except as set forth on Section 5.14(c) of the Disclosure Schedules, no Group Company nor any ERISA Affiliate sponsors, maintains, contributes to, or has any liability under or with respect to (or has ever sponsored, maintained, contributed to or had any liability under or with respect to) any (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)    Except as set forth on Section 5.14(d) of the Disclosure Schedules, no Group Company sponsors, maintains, contributes to, or has any liability under or with respect to (or has ever sponsored, maintained, contributed to or had any liability under or with respect to) any arrangement that provides post-employment medical, health, life or other welfare benefits to current or former Personnel of the Company Group (including any spouses, beneficiaries or dependents), whether under an Employee Plan or otherwise, other than as required by Law.

(e)    No Proceeding or claim is pending and, to the Knowledge of the Company, there are no threatened Proceedings or claims (other than routine claims for benefits payable in the normal operation of the Employee Plans), involving any Employee Plan, including audits or investigations by any Governmental Entity, and, to the Knowledge of the Company, no facts exist which could reasonably be expected to give rise to any such Proceeding, claim, audit or investigation (other than routine claims for benefits payable in the normal operation of the Employee Plans).

(f)    No Group Company has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any Group Company breached any duty imposed by Title I of ERISA, with respect to any Employee Plan.

(g)    Except as set forth on Section 5.14(g) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event (whether contingent or otherwise), reasonably be expected to (i) entitle any current or former Personnel of the Company Group to any payment or additional benefits under any Employee Plan, (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation or benefits due to any current or former Personnel of the Company Group under any Employee Plan, including the forgiveness of any loan, (iii) limit or restrict the right to amend, terminate or transfer the assets of any Employee Plan on or following the Closing Date, or (iv) give rise to any payment or benefit, individually or in combination with any other payment or benefit, that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No Employee Plan provides for the gross-up, indemnification or reimbursement of any Taxes imposed by Section 409A or Section 4999 of the Code. Each Employee Plan subject to Code Section 409A has been documented and operated in material compliance with Code Section 409A.

Section 5.15.    Personnel; Labor Relations.

(a)    Except as set forth on Section 5.15(a) of the Disclosure Schedules, since January 1, 2019 (i) there has been no labor strike, lockout, dispute, slowdown, stoppage or similar material labor dispute or disruption pending or, to the Knowledge of the Company, threatened, against any Group Company, (ii) no Group Company has been a party to, or otherwise bound by, any collective bargaining or similar agreement with any labor organization, (iii) to the Knowledge of the Company, there has been no attempt to organize any group or all of the employees of the Company Group for purposes of being represented by a labor union or other collective labor representative, (iv) no Group Company has received any written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or other inquiry relating to any Group Company, and, to the Knowledge of the Company, no such investigation or other inquiry has been in progress or threatened, (v) there has been no Proceeding pending or, to the Knowledge of the Company, threatened, in any forum by or on behalf of any present or former employees of the Company Group, any applicant for employment or any class or classes of the foregoing alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship and (vi) there has been no agreement of any kind which restricts any Group Company from relocating, closing or terminating any of its operations or facilities.

(b)    Except as set forth on Section 5.15(b) of the Disclosure Schedules, no Group Company has entered into any severance or similar arrangement with any Personnel of the Company Group that would result in any Liability of any Group Company to make any payment to any such Personnel upon a termination of employment, including the termination of employment effected by the transactions contemplated by this Agreement.

(c)    Since January 1, 2019, each Group Company has been in material compliance with all applicable laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) or relating to the classification of employees as exempt or non-exempt from overtime pay requirements, labor relations and collective bargaining, the provision of meal and rest breaks, pay for all working time, leaves of absence, immigration and work authorization, equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), equal pay, occupational safety and health, and the proper classification of individuals as nonemployee contractors or consultants.

(d)    Since January 1, 2019, no Group Company has closed any site of employment, effectuated any material group layoffs of employees or implemented any early retirement, exit incentive, or other material group separation program, nor has any Group Company planned or announced any such action or program for the future.

(e)    Since January 1, 2019, no officer, director or management level employee of the Company Group has (i) been the subject of a pending or, to the Knowledge of the Company, threatened, allegation of sexual harassment or sexual assault or (ii) to the Knowledge of the Company, engaged in any such conduct. Since January 1, 2019, no Group Company has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any director or employee.

Section 5.16.    Environmental Compliance.

(a)    No Hazardous Material has been disposed of, spilled, leaked, released or is otherwise present in, at, on or under any Leased Real Property or, to the Knowledge of the

Company, any other location in material violation of, or under circumstances that would reasonably be expected to result in material Liability to any Group Company under, any Environmental Requirements. No Hazardous Materials are or have been generated, manufactured, treated, stored, transported, used, disposed or arranged for the disposal of or otherwise handled by any Group Company either on or off of any Leased Real Property except in material compliance with all, and in a manner that could not reasonably be expected to result in material Liability to any Group Company under any, Environmental Requirements.

(b)    Each Group Company is in material compliance with all, and has not violated in any material respects any, Environmental Requirements, and possesses and materially complies with all, and has not materially violated any, Licenses and Permits pursuant to or required under any Environmental Requirements. No Group Company has received any written notice nor been cited for any violation or potential violation of any Environmental Requirements within the past five (5) years. No Group Company has any agreement with any Governmental Entity or other Person (other than the lease agreements entered into by the Company Group in the Ordinary Course of Business and set forth on Section 5.16(b) of the Disclosure Schedules) relating to any environmental matter or any environmental or Hazardous Materials cleanup, nor has assumed or retained, by Contract (other than the lease agreements entered into by the Company Group in the Ordinary Course of Business and set forth on Section 5.16(b) of the Disclosure Schedules) or operation of law, any Liabilities under or relating to any Environmental Requirements.

(c)    There is no Proceeding pursuant to any Environmental Requirements pending or, to the Knowledge of the Company, threatened in writing, against any Group Company, including with respect to the operation of the Business, and no Group Company is subject to any order, writ, judgment, award, injunction, decree or similar requirement of any Governmental Entity or arbitrator relating to any Environmental Requirements.

(d)    No Group Company has received any written notice of Hazardous Materials (i) present in, at, on or under the Leased Real Property or any other location, or (ii) resulting from the operation of the Business, in each case that has resulted in or would reasonably be expected to result in a material Liability to any Group Company under any Environmental Requirements.

(e)    The Company Group has provided to Purchaser true and complete copies of all Environmental Reports in the possession of or control of the Company Group in the past five (5) years or, to the Knowledge of the Company, at any prior time, regarding any matter that could reasonably be expected to materially affect the Company Group.

Section 5.17.    Licenses and Permits. Section 5.17 of the Disclosure Schedules sets forth a true and correct list of each of the material Licenses and Permits owned or possessed by each Group Company. Except as would not, individually or in the aggregate interfere or reasonably be expected to interfere in any material respect with the conduct of the Company Group’s business as currently conducted or otherwise be material to the Company Group, (i) each Group Company has obtained and maintained in full force and effect all material Licenses and Permits required to operate the Business as presently conducted in the Ordinary Course of Business, (ii) except as set forth in Section 5.17 of the Disclosure Schedules, the consummation of the transactions contemplated hereby shall not give any Governmental Entity the right to terminate any material Licenses and Permits, (iii) each Group Company is in compliance with all material terms, conditions and requirements of the material Licenses and Permits, and no Proceeding is pending or has been threatened in writing to any Group Company, relating to the revocation or limitation of any of the material Licenses and Permits, (iv) no Group Company has received from any Governmental Entity any written notification with respect to material non-compliance with any such License and Permit and (v) to the Knowledge of the Company, there is no reasonable basis for revoking, adversely modifying or not renewing any such Licenses or Permits, or for any such Licenses or Permits not being transferred to or under the control of the Company as contemplated by this Agreement and the Related Agreements.

Section 5.18.    Insurance.

(a)    Section 5.18 of the Disclosure Schedules sets forth a true, complete and accurate list of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and all other forms of insurance (including self-insurance arrangements) (collectively, the “Policies” and individually, a “Policy”) insuring the properties, assets or operations of the Company Group. A copy of each Policy has been made available to Purchaser prior to the date hereof. Each Group Company has complied in all material respects with all requirements to purchase, carry or maintain insurance under applicable Laws and Material Contracts.

(b)    Each of the Policies (including any replacement policies entered into after the date hereof) is in full force and effect. All premiums due and payable under such Policies have been paid. There is no claim by any Group Company pending under any Policy as to which coverage has been denied or disputed by the underwriters of any Policy, and, to the Knowledge of the Company, there is no basis for denial of any claim under any Policy. No Group Company has received written notice of cancellation, termination or non-renewal with respect to any Policy existing as of the date of this Agreement.

(c)    There are no outstanding bonds or other surety arrangements issued or entered into in connection with the assets and properties of any Group Company or the Business.

Section 5.19.    Contracts and Commitments. Section 5.19 of the Disclosure Schedules contains an accurate and complete list of all of the following Contracts to which a Group Company is a party (other than Employee Plans) (collectively with any Related Party Arrangement, the “Material Contracts”):

(a)    other than purchase orders with customers entered into in the Ordinary Course of Business, any Contracts (or group of related Contracts) (i) with a Material Customer, (ii) with a Material Supplier or (iii) for the furnishing or receipt of products or services, in each case, which provides for required annual payments to or by the Company Group in excess of $250,000;

(b)    employment (other than offer letters entered into in the Ordinary Course of Business that provide for “at will” employment and do not include severance or termination benefits) and consulting agreements providing for annual compensation of in excess of $100,000 per annum;

(c)    bonus, profit-sharing, percentage compensation, deferred compensation, pension, unit purchase or unit option plans and similar Contracts with or relating to the Personnel of the Company Group;

(d)    Contracts (or group of related Contracts) (i) under which any Group Company has created, incurred, assumed or guaranteed any Debt with a principal amount in excess of $250,000, (ii) under which any Group Company has permitted any of its assets to become Encumbered or (iii) limiting the ability of any Group Company to incur Debt (including guarantees) or incur liens;

(e)    any material Contract relating to Intellectual Property or IT Assets, other than non-exclusive licenses (i) granted to customers in the Ordinary Course of Business and (ii) for off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software with annual fees of less than $150,000.

(f)    Contracts relating to any joint venture, partnership, strategic alliance or similar arrangements regarding the sharing of profits or losses with any Person;

(g)    Contracts pursuant to which any Group Company is a lessor or lessee of any real property (including the Real Property Leases) or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property in excess of $150,000 per annum;

(h)    Contracts that involve or relate to the acquisition or disposition of a business or assets, properties or securities of, or any other investment in, another Person other than a Group Company (whether by merger, sale of stock, sale of assets, lease, license or otherwise) or with respect to the sale or transfer of any asset of any Group Company at any time during the three (3) year period prior to the date of this Agreement, except in the Ordinary Course of Business, or pursuant to which any Group Company has ongoing obligations (including continuing economic obligations with respect to the payment of any amounts in respect of earn-outs, deferred purchase price or purchase price adjustments) or liabilities;

(i)    Contracts requiring capital expenditures in an amount in excess of $250,000 in any 12-month period;

(j)    Contracts that (i) require any Group Company to do business on an exclusive basis or restricts or limits any Group Company from owning, managing, soliciting or operating any business or in any geographical location, (ii) contain minimum payment obligations, take-or-pay obligations or performance guarantees, in each case, by a Group Company, (iii) grant any right of first refusal or right of first offer or similar right to third parties or (iv) provide for any payments, rights or obligations that are conditioned, in whole or in part, on a change of control with respect to a Group Company;

(k)    except with respect to the operations and Contracts relating to Nantong, Contracts, including any sale or purchase orders, providing for any payments denominated in any currency other than United States dollars;

(l)    Contracts that limit or purport to limit the payment of dividends or distributions in respect of the Units or the capital stock of any Subsidiary, the pledging of the Units or the capital stock of any Subsidiary or the incurrence of indebtedness for borrowed money or guarantees by any Group Company or the ability of any Group Company in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or business;

(m)    Contracts that are with a Governmental Entity;

(n)    collective bargaining or similar agreements with any labor organization; and

(o)    Contracts that reflect a settlement of any threatened or pending Proceeding either (i) in excess of $250,000 and entered into since January 1, 2019 or (ii) containing continuing obligations or restrictions on any Group Company.

A true and complete copy of each Material Contract (including all exhibits, schedules, and annexes and any amendments, modifications and supplements thereto) has been made available to Purchaser prior to the date hereof. All of the Material Contracts are in full force and effect and are valid and enforceable in accordance with their terms against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. Neither the applicable Group Company party thereto nor, to the Knowledge of the Company, any other party thereto, has breached any material provision of, or is in material default under the terms of, nor does any condition exist which (with or without notice or lapse of time, or both), would cause the applicable Group Company party thereto or, to the Knowledge of the Company, any other party, to be in material default under any of the Material Contracts. Except as set forth on Section 5.03 of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate any such Material Contract.

Section 5.20.    Customers and Suppliers.

(a)    Section 5.20(a) of the Disclosure Schedules sets forth a list of the names of the Company Group’s top ten (10) customers (the “Material Customers”) for (i) the calendar year ended December 31, 2021, and (ii) the six (6) month period ending June 30, 2022, based on total revenues for the applicable period. Except as set forth on Section 5.20(a) of the Disclosure Schedules, since December 31, 2021, no Material Customer has terminated or given any Group Company written notice of its intention to terminate its business relationship with, or materially decrease the amount of business done with, the Company Group.

(b)    Section 5.20(b) of the Disclosure Schedules sets forth a list of the names of the Company Group’s top ten (10) suppliers (the “Material Suppliers”) for (i) the calendar year ended December 31, 2021, and (ii) the six (6) month period ending June 30, 2022, based on total expenditures for such period. Except as set forth on Section 5.20(b) of the Disclosure Schedules, since December 31, 2021, no Material Supplier has terminated or given any Group Company written notice of its intention to terminate its business relationship with, or materially decrease the amount of business done with, the Company Group.

Section 5.21.    Compliance with Law. Except as set forth on Section 5.21 of the Disclosure Schedules, each Group Company is, and has been since January 1, 2017, in compliance in all material respects with all applicable Laws and Privacy Obligations, except as would not, individually or in the aggregate, be or reasonably expected to be material to the Company Group. Except as set forth on Section 5.21 of the Disclosure Schedules, no Group Company has received, at any time during the prior five (5) years, any written notice from any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Law or Privacy Obligations applicable to the Company Group. No Group Company nor any of its managers, directors or officers, nor, to the Knowledge of the Company, any of its employees, as applicable, acting on behalf of any Group Company (in their capacity as such) has at any time during the last five (5) years (a) used any corporate funds of the Company Group for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, (c) made any unlawful payment or given any other unlawful consideration to any customer or supplier of the Company Group or any manager, officer, agent or employee of such customer or supplier or (d) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or other Anti-Corruption Laws. The Company Group has implemented and maintains in effect, or it otherwise subject to, policies and procedures designed to ensure compliance by it and its managers, directors, officers, employees and agents, with Anti-Corruption Laws and Trade Control Laws.

Section 5.22.    Litigation. Except as set forth on Section 5.22 of the Disclosure Schedules and except for warranty claims in the Ordinary Course of Business solely for replacement of, or reimbursement of an amount up to the purchase price of, a unique individual product not in excess of $50,000 in the aggregate for all claims made with respect to the stock keeping unit for such individual product during the past twelve (12) months, and not involving any personal injury or property damage claims, (a) there are no Proceedings pending or, to the Knowledge of the Company, threatened, against any Group Company, (b) there are no unsatisfied judgments of any kind against any Group Company and (c) no Group Company, nor any of its assets and properties, is subject to any Order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator.

Section 5.23.    Related Party Transactions. Except for employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, the Governing Documents of each Group Company or as disclosed on Section 5.23 of the Disclosure Schedules, no Group Company is indebted to, or a party to any agreements, arrangements, commitments or Contracts with any Seller or any Related Party (other than the Company Group) of any Seller (any such agreements, arrangements, commitments or Contracts, “Related Party Arrangements”).

Section 5.24.     Broker’s and Finder’s Fees. Except as set forth on Section 5.24 of the Disclosure Schedules, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage fee, commission, finder’s fee or other amounts in connection with this Agreement or the Related Agreements or with the transactions contemplated by this Agreement and the Related Agreements as a result of any actions or commitments of any Group Company or for which any Group Company may become liable.

Section 5.25.    Banking Facilities. Section 5.25 of the Disclosure Schedules sets forth a true, correct and complete list of: (a) the name of each bank, savings and loan or similar financial institution with which each Group Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by such Group Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of each Group Company.

Section 5.26.    Product Liability.

(a)    Except as set forth on Section 5.26(a) of the Disclosure Schedules, there are no (a) outstanding or, to the Knowledge of the Company, threatened, claims for or based upon breach of product or service warranty (other than warranty claims in the Ordinary Course of Business solely for replacement of, or reimbursement of an amount up to the purchase price of, a unique individual product not in excess of $50,000 in the aggregate for all claims made with respect to the stock keeping unit for such individual product during the past twelve (12) months, and not involving any personal injury or property damage claims), indemnity or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services, failure to warn or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of any product marketed, manufactured, created, distributed or sold by or on behalf of the Company Group or from the provision of services by the Company Group or (b) to the Knowledge of the Company, design defects, failures to provide adequate warning, or manufacturing deficiencies that would provide a reasonable basis for any product liability suit or similar claim or suit against any Group Company.

(b)    Except as set forth on Section 5.26(b) of the Disclosure Schedules, during the three (3) year period prior to the date of this Agreement, (i) there have been no recalls of any products and no recalls are pending, or, to the Knowledge of the Company, threatened in writing, (ii) no report of any problems or defects involving any product has been filed or is required to have been filed, in each case, by any Group Company, with any Governmental Entity under any applicable Law, and (iii) there have been no findings that are reasonably likely to necessitate a recall of any of the Company Group’s products. Except as set forth on Section 5.26(b) of the Disclosure Schedules, there are no pending, and, during the last three (3) years, there have not been any, actions, claims or, to the Knowledge of the Company, written threats, thereof related to product liability involving any products of the Company Group, and no such actions, claims or threats have been settled, adjudicated or otherwise disposed of during the last three (3) years.

Section 5.27.    Sanctions. No Group Company nor any of its respective officers and directors, managers, employees, agents, or other persons acting for or on behalf of such Group Company is or has been (i) a Sanctioned Person, (ii) engaging in any transactions or business dealings with any Sanctioned Person, or (iii) engaging in any transactions or business dealings in or with any Sanctioned Country. As of the date of this Agreement, no Group Company is currently in violation of applicable Trade Control Laws.

Section 5.28.    Disclaimer. Except as expressly set forth in Article IV, this Article V or in any Related Agreement, in any certificate delivered pursuant hereto or thereto, or in the case of Fraud, none of the Seller Parties, the Company Group nor any of their respective Representatives makes any representation or warranty, express or implied, at Law or in equity and any such other representations and warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, noninfringement, suitability or fitness for particular purpose. Notwithstanding anything to the contrary, (a) none of the Seller Parties, the Company Group nor any of their respective Representatives shall be deemed to make to Purchaser any representation or warranty other than as expressly made in Article IV, this Article V or in any Related Agreement or in any certificate delivered pursuant hereto or thereto, and (b) none of the Seller Parties, the Company Group nor any of their respective Representatives makes any representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its Representatives of future revenues or expenditures or future results of operations of the Company Group or (ii) except as expressly covered by a representation or warranty contained in Article IV, this Article V or in any Related Agreement or in any certificate delivered pursuant hereto or thereto, any other information or documents (financial or otherwise) made available to Purchaser or its Representatives with respect to any of the Seller Parties or the Company Group. Purchaser hereby acknowledges and agrees to such disclaimer and that, except as specifically set forth in Article IV or this Article V, the condition of the assets, properties and rights of the Company Group shall be “as is, where is”.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller Parties as follows:

Section 6.01.    Organization; Power. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted.

Section 6.02.    Authorization and Validity of Agreement. Purchaser has all requisite power and authority to enter into, execute and deliver this Agreement and the Related Agreements to which it is (or will at the Closing be) a party, to consummate the transactions contemplated hereby or thereby, to perform all of its obligations under this Agreement and the Related Agreements to which it is (or will at the Closing be) a party, and to comply with and fulfill the terms and conditions of this Agreement and the Related Agreements to which it is (or will at the Closing be) a party. The execution, delivery and performance of this Agreement and the Related Agreements to which it is (or will at the Closing be) a party have been duly authorized by Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance by it of this Agreement and each of the Related Agreements to which it is (or will at the Closing be) a party. This Agreement has been, and each of the Related Agreements to which Purchaser is (or will at the Closing be) a party has been or will be at the Closing, duly executed and delivered by Purchaser and constitutes, or will upon such execution and delivery, as applicable, constitute, Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).

Section 6.03.    No Conflict or Violation. The execution, delivery, consummation and performance of this Agreement and each of the Related Agreements by Purchaser do not: (a) violate or conflict with any provision of the Governing Documents of Purchaser or resolutions adopted by the board of directors of Purchaser; (b) assuming that all consents, approvals and authorizations contemplated by Section 5.04 and Section 6.04 have been obtained and all filings described therein have been made, violate in any material respect any provision of Law applicable to Purchaser; or (c) (i) require any consent or approval or (ii) violate or result in a breach of or a default (or an event which with due notice or lapse of time or both would become a default), in each case, under any Contract, consent, order or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s assets or properties may be bound, except, in each case of clauses (b) through (c), to the extent such violation, required consent, approval or authorization would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

Section 6.04.    Consents and Approvals. Assuming the truth and accuracy of the Sellers’ representations and warranties contained in Section 4.04 and the Company’s representations and warranties contained in Section 5.04, except for (a) filings under the HSR Act, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws and (c) those for which the failure to obtain such consents would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, no consent, waiver, authorization, permit or approval of any Governmental Entity, or declaration to or filing or registration with any Governmental Entity, is required by Purchaser in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements by Purchaser, (ii) the performance by Purchaser of its obligations hereunder or thereunder or (iii) the consummation of the transactions contemplated hereby or thereby by Purchaser.

Section 6.05.     Broker’s and Finder’s Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Parent or its Subsidiaries (including Purchaser) for which any Sellers may become liable.

Section 6.06.    Purchase for Investment. Purchaser is an accredited investor as such term is defined in Rule 501(a) of the Securities Act. Purchaser is acquiring the Purchased Units for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act. Purchaser agrees that the Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act, and any applicable state securities Law or pursuant to an exemption from such registration or qualification.

Section 6.07.    Sufficiency of Funds. Purchaser has or will have on the Closing Date sufficient funds available, and the net proceeds contemplated by the Debt Commitment Letters (as hereinafter defined), when funded in accordance with their terms on the Closing Date and when taken together cash on hand or other sources of immediately available funds, will provide Purchaser with sufficient funds to enable it to make payment of the Purchase Price and any other amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement and consummate the transactions contemplated by this Agreement. In no event shall the receipt by, or the availability of any funds or financing to Parent or any of its Subsidiaries or their Affiliates (including Purchaser) or any other financing be a condition to Purchaser’s obligation to consummate the transactions or any related transactions contemplated hereunder or any Related Agreement. Purchaser has delivered to the Company true, correct and complete copies of the fully executed commitment letter from Bank of America, N.A., BofA Securities, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, PNC Bank, National Association, PNC Capital Markets LLC, BMO Harris Bank, N.A. and BMO Capital Markets Corp. (the “Lenders”) and the related fee letters referred to therein, which may be redacted for provisions related to fees and other economic terms so long as no redaction covers terms that would adversely affect the conditionality, availability or termination of the Debt Financing (such commitment letter and fee letters, as amended, modified, supplemented, extended, or replaced from time to time in compliance with this Agreement, the “Debt Commitment Letters”), pursuant to which the Lenders have committed, subject only to the terms and conditions set forth therein, to provide debt financing to Parent for the purpose of consummating the transactions contemplated by this Agreement in the aggregate amounts set forth therein (the “Debt Financing”).

Section 6.08.    Due Diligence Investigation; No Reliance. Purchaser acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to the Company Group and the transactions contemplated by this Agreement. None of the Seller Parties, the Company Group nor any of their respective Representatives or Affiliates makes or has made any representation or warranty, express or implied, to Purchaser or any of its Representatives, Affiliates or financing sources (except for the representations and warranties expressly set forth in Article IV, Article V or in any Related Agreement or in any certificate delivered pursuant hereto or thereto), and without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article IV, Article V or in any Related Agreement, in any certificate delivered pursuant hereto or thereto, or in the case of Fraud, no representations or warranty is made with respect to any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its Representatives of future revenues or expenditures or future results of operations of the Company Group, the confidential information memorandum delivered to Purchaser or any of its Representatives, Affiliates or financing sources, any “management presentations” or accompanying materials, or any “data room” or “virtual data room”. Purchaser has no reason to believe that any representation or warranty set forth in Article IV, Article V or in any Related Agreement is not true and correct. Purchaser acknowledges and agrees on behalf of itself and on behalf of Parent and its Subsidiaries that it has not relied, and is not relying, on any representations or warranties, express or implied, made or purportedly made (orally or in writing)

by any of the Seller Parties, the Company Group or any of their respective Representatives or Affiliates, or other Persons, except for the representations and warranties expressly set forth in Article IV, Article V or in any Related Agreement or in any certificate delivered pursuant hereto or thereto, and Purchaser, on behalf of itself and on behalf of Parent and its Subsidiaries, and their respective Representatives and financing sources, specifically disclaims reliance upon any other representation or warranty not set forth in Article IV, Article V or in any Related Agreement or in any certificate delivered pursuant hereto or thereto.

ARTICLE VII.

PRE-CLOSING COVENANTS

Section 7.01.    Access; Cooperation. The Company shall (a) provide Purchaser and its Representatives (collectively, the “Purchaser Group”), upon reasonable advance written notice, access during normal business hours to the offices, properties, Personnel, books, records and documents of the Company Group in order to inspect its records and business operations, and (b) furnish to Purchaser such additional access or information concerning the Company Group as shall be reasonably requested; provided, however, that such rights of access are to be exercised in a manner that complies with the Company Group’s reasonable security policies and procedures and does not unreasonably interfere with the operations of the Company Group and shall be coordinated by the Purchaser Group with the President of the Company, or her designee, in order to initiate and complete its due diligence investigation of the Company Group. The Company agrees to instruct its Representatives to cooperate with the Purchaser Group with respect to its reasonable information requests. The Purchaser Group shall hold any information it receives pursuant to this Section 7.01 as confidential in accordance with the Confidentiality Agreement and acknowledges and agrees not to use any such information except in connection with this Agreement, and if this Agreement is terminated for any reason whatsoever, the Purchaser Group shall return all such information (and all copies thereof) to the Company in accordance with the Confidentiality Agreement. No information provided to the Purchaser Group pursuant to this Section 7.01 will affect or be deemed to modify any representation or warranty in this Agreement, any right of Purchaser to indemnification with respect to such matter hereunder, or the conditions to the obligations of Purchaser to consummate the Closing.

Section 7.02.    Exclusivity. Unless and until such time as this Agreement shall be terminated pursuant to Section 10.01 the Seller Parties shall not, and shall not permit their Representatives to, directly or indirectly (a) solicit, facilitate, initiate, encourage or entertain any inquiries, negotiations or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from or enter into any agreement with any Person (other than Purchaser) relating to any business combination transaction involving any Group Company or the sale or transfer of any Equity Interest in the Company or of all or a portion of the Business, other than sales of inventory in the Ordinary Course of Business, including tender offer, license, the merger, recapitalization or consolidation of the Company Group or the sale of the Business or the Units or (b) participate in any discussions or negotiations regarding, or furnish to any Person (other than Purchaser) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. The Seller Parties shall, and shall cause their Affiliates (including the Company Group) to, instruct the Seller Parties’ Representatives to, promptly cease any existing activities, discussions and negotiations with, and the provision of confidential information to, any Persons (other than Purchaser and its Representatives) with respect to any of the foregoing, to promptly terminate all physical and electronic data room access granted prior to the date hereof to any such Person or any of their respective representatives and, to the extent contemplated by or permissible under the terms of such confidentiality agreements, promptly issue instructions to any such Person who has entered into a confidentiality agreement or restrictions in connection with a potential transaction involving any Group Company that has not expired or been terminated in accordance with its terms to destroy any confidential information related to the Company Group received thereunder in accordance with the terms of such confidentiality agreement. If any Seller Party or any of their respective Representatives receives any inquiry, proposal or offer relating to any transaction described in the foregoing, the Seller Parties shall promptly (and in any event within one Business Day) advise Purchaser of the identity of the Person making such proposal and the material terms and conditions thereof.

Section 7.03.    Affirmative Covenants. Except (i) to the extent required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement or (iii) with the prior written consent of Purchaser, during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article X, the Company and the Sellers shall, and shall cause the Company Group to:

(a)    (i) operate the Business in the Ordinary Course of Business, (ii) preserve intact its present business organization and operations, and (iii) use commercially reasonable efforts to (A) maintain in effect all Permits, (B) keep available the services of its directors and officers and employees and (C) maintain satisfactory relationships with material customers, material suppliers, Governmental Entities, and others having material business relationships with them;

(b)    pay all of its Debts, Taxes and other Liabilities of the Company Group as they become due, timely file all Tax Returns and timely withhold all Taxes, and maintain eligibility for any public aid granted to any Group Company (including grants, Tax credits, Tax refunds, other Tax incentives of any form, or similar programs);

(c)    continue in full force and effect the insurance coverage under the Policies set forth on Section 5.18 of the Disclosure Schedules or policies with substantially similar coverage; and

(d)    comply with its obligations contained in this Agreement and the Related Agreements.

Section 7.04.    Negative Covenants. Except (i) as set forth on Section 7.04 of the Disclosure Schedule, (ii) to the extent required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article X, the Company and the Sellers shall not, with respect to the Company Group, the Business, or the Company Group’s assets and liabilities (and shall cause the Company Group not to):

(a)    transfer, authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), deliver, grant, award, pledge, encumber or otherwise dispose of (i) any Equity Interests of the Company Group or other equity interests of any Group Company or any direct or indirect rights in respect of the capital stock or other equity interests of any Group Company, or (ii) any options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Interests or other equity interests of any Group Company or that are valued by reference to the equity value of any Group Company;

(b)    modify, waive, amend or otherwise make any change to any provision of the Governing Documents of any Group Company, or any term of any outstanding security issued by the Company or any Subsidiary of the Company;

(c)    except as required by Law or the terms of any Employee Plan in effect on the date of this Agreement and listed on Section 5.14(a) of the Disclosure Schedules or transaction bonuses to be paid at or prior to the Closing to those employees of the Company Group listed on Section 7.04(c) of the Disclosure Schedules the individual amounts set forth therein, not to exceed the aggregate amount set forth therein, unless mutually agreed by Purchaser and the Sellers’ Representative, (i) increase the compensation payable or to become payable to any Personnel of the Company Group whose annual base salary exceeds $150,000, (ii) grant any equity or equity-based or cash awards to any current or former Personnel of the Company Group, (iii) grant any new or additional entitlement to severance, retention, termination pay or any payments or benefits triggered by a change in control or by the transactions contemplated by this Agreement to any current or former Personnel of the Company Group, (iv) establish, adopt, enter into, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, (v) hire any employee other than with respect to an employee with a prospective base salary of not more than $150,000 or terminate any employee (other than for cause) with a base salary of more than $150,000, (vi) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Employee Plan, including any equity or equity-based awards, (vii) loan or advance any money or other property to any current or former Personnel of the Company Group, or (viii) grant to any current or former Personnel of the Company Group any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Sections 409A or 4999 of the Code. Notwithstanding the foregoing, if the Closing has not occurred by February 1, 2023, subject to prior consultation with Purchaser, the Company Group has the right to make compensation adjustments in the Ordinary Course of Business;

(d)    enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it may conduct, or geographic location or area in which it may conduct in any material respect;

(e)    except as contemplated by Section 11.09(b) of this Agreement, acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person or other business organization or division thereof, other than the acquisition of inventory and raw materials in the Ordinary Course of Business;

(f)    divest, sell, license, lease or otherwise dispose of, subject to an Encumbrance, abandon, allow to lapse, expire or encumber any material asset, rights, properties or interests of the Company Group, taken as a whole (including Equity Interests of the Company Group), other than (i) sales of inventory in the Ordinary Course of Business or (ii) with respect to obsolete assets or assets with de minimis or no book value;

(g)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reclassification, stock split, subdivision or other reorganization or similar change in the recapitalization of any Group Company;

(h)    change its accounting policies, practices or procedures except to the extent required to conform with GAAP;

(i)    make, change or revoke any tax election, change any accounting period or method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to any Group Company, request surrender any right to claim a refund of Taxes, request any ruling with respect to Taxes, enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any Taxes of any Group Company or take any other similar action relating to the filing or the payment of any Tax, or take any action that would reasonably be expected to impair, reduce, eliminate or require repayment or recapture of any public aid granted to any Group Company (including grants, Tax credits, Tax refunds, other Tax incentives of any form, or similar programs); provided, that for purposes of this Section 7.04(i), the parties hereto acknowledge that it would be unreasonable for Purchaser to withhold consent to any action described in this clause (i) if such action would not affect any Straddle Period or taxable period beginning after the Closing Date;

(j)    modify its posted privacy policies or the security of its IT Assets in any materially adverse manner, except as required by applicable Law;

(k)    change its fiscal year;

(l)    declare or pay a non-cash dividend on, or make any other non-cash distribution in respect of, its Equity Interests except dividends and distributions by a Subsidiary of the Company to the Company;

(m)    redeem, purchase or otherwise acquire, directly or indirectly, any of the outstanding Equity Interests of any Group Company;

(n)    make or agree to make any capital expenditures, except (i) as contemplated by the Company Group’s capital expenditure budget set forth on Section 7.04(n) of the Disclosure Schedules or (ii) for an amount less than $250,000 in the aggregate;

(o)    (i) except for immaterial amounts incurred in the Ordinary Course of Business, incur, create, assume, guarantee or otherwise become liable for any Debt for borrowed money to the extent such Debt would not be discharged as to the Company Group at or prior to the Closing, (ii) make any loans, advances or capital contributions to any other Person (other than advancement of expenses to employees of the Company Group in the Ordinary Course of Business or loans, advances or capital contributions to a Company Group) or (iii) cancel any material third party Debt owed to any Company Group;

(p)    modify or amend in any material respect or terminate or waive, release or assign any material rights or claims under, any Material Contract, or enter into any Related Party Arrangement or any other Contract that would have been a Material Contract pursuant to clauses (a), (d), (f), (g), (h), (j) and (m) of Section 5.19 had it been entered into prior to the date hereof;

(q)    take any material action or agree to any restriction that would limit the ability of any Group Company to declare or pay dividends or distributions or to incur, assume or guarantee any Debt;

(r)    cancel or allow to lapse or otherwise terminate any Policy except if simultaneously replaced by a substantially similar insurance policy;

(s)    renew, assign, sublease, license, cancel, exercise any option, grant any waiver or give any consent under any Real Property Lease;

(t)    delay payment of accounts payable or accelerate receipt of accounts receivable, in each case, in a manner outside of the Ordinary Course of Business;

(u)    add any managers or observers to, increase or decrease the size of, or otherwise change the composition of, the managers of any Group Company;

(v)    recognize any labor union as the representative of any of the employees of the Company Group, or enter into any collective bargaining agreement, in each case except as required by applicable Laws;

(w)    commence a Proceeding, or waive, release, assign, settle or compromise (in each case with respect to any Group Company) any Proceeding pending or threatened against any Group Company (or any of their respective directors or officers) other than in the case of a Proceeding that involves only the payment of monetary damages by any Group Company of an amount not greater than $100,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $300,000 in the aggregate (determined in each case net of insurance proceeds) without the imposition of equitable relief on, or the admission of wrongdoing by any Group Company or any of its officers or directors; or

(x)    authorize or enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

Section 7.05.    No Control of the Company Group’s Business. Other than the right to consent or withhold consent with respect to the matters set forth in Section 7.04, nothing contained herein shall give Purchaser, directly or indirectly, the right to control or direct, at any time prior to the Closing, the operations of the Company Group.

Section 7.06.    [Intentionally Omitted].

Section 7.07.    Approvals; Notices.

(a)    Promptly after the execution of this Agreement, Purchaser and each of the Seller Parties shall each use their reasonable best efforts to make all filings, notices, submissions of information and other documents required of such Person with any Governmental Entity in connection with the transactions contemplated by this Agreement pursuant to the HSR Act. Purchaser and the Seller Parties shall promptly provide all information that any Governmental Entity may require or that may be advisable in connection with any such filings, notices or submissions.

(b)    To the extent they have not already done so, Purchaser and the Seller Parties, as applicable, shall file within ten (10) Business Days after the date hereof any Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the United States Department of Justice under the HSR Act with respect to the transactions contemplated hereby. Purchaser shall pay the filing fees required by the HSR Act.

(c)    Notwithstanding anything in this Agreement to the contrary, if any Proceeding is instituted or threatened to be instituted, or any order is entered or threatened to be entered, in each case, challenging the consummation of the transactions contemplated hereby or that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby, the parties hereto shall use reasonable best efforts, including those actions set forth in Section 7.07(e), to contest, avoid, vacate, modify or suspend each such Proceeding or order.

(d)    Subject to applicable confidentiality restrictions or restrictions required by Law, Purchaser and the Seller Parties shall notify the Sellers’ Representative or Purchaser, respectively, of (i) any material comments or questions from any officials of any Governmental Entity in connection with any filings, consents or submissions made pursuant hereto or any request for additional information or documentary materials and (ii) any request by any Governmental Entity for amendments or supplements to such filings, consents, submissions or requests for additional information or documentary materials. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing, consent or submission made pursuant to Section 7.07(a) or Section 7.07(b), Purchaser or the Sellers’ Representative, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Without limiting the generality of the foregoing, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of a party or the Company Group before any Governmental Entity or the staff or regulators of any Governmental Entity in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Purchaser or the Company Group with Governmental Entities in the Ordinary Course of Business or any disclosure which is confidential or not permitted by Law) shall be disclosed to Purchaser and the Sellers’ Representative in advance of such filing, submission or attendance, it being the intent of the parties to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to Purchaser and the Sellers’ Representative with respect to any substantive meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Any materials exchanged in connection with this Section 7.07(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or the Purchaser’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other party under this Section 7.07 as “outside counsel only.”

(e)    Without limiting the generality of Purchaser’s undertaking pursuant to this Section 7.07, Purchaser agrees to use reasonable best efforts to take all actions that are necessary or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, including (i) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of the Company Group after the Closing or any entity, facility or asset of Parent or any of its Subsidiaries, (ii) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (iii) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements; provided that any such action contemplated above is conditioned upon the consummation of the transactions contemplated by this Agreement; provided further that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.07 or any other provision of this Agreement shall require any of Purchaser or any of its Affiliates (including Parent) to agree or otherwise be required to, take any action, including any action contemplated in (i) - (iii) above, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company Group, taken as a whole, or the financial condition, assets, liabilities, businesses or results of operations of the Parent and its Subsidiaries, taken as a whole (which for the purpose of this proviso shall be deemed to be the same size as the Company Group, taken as a whole). In no event shall the Company or Seller Parties propose, negotiate, effect or agree to any action contemplated above without the prior written consent of Purchaser.

(f)    Purchaser shall not, and shall cause its Parent and its Subsidiaries not to, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any definitive agreements, providing for any acquisitions of, a material portion of the assets of or equity interests in any Person (or any business or division thereof) to the extent any such acquisition (i) involves products and/or services which directly compete with the primary products and/or services offered by the Business, and (ii) would reasonably be expected to (and actually does) cause material additional delay with respect to the substantive review of the transaction contemplated by this Agreement under the HSR Act or other applicable Antitrust Law which prevents the conditions set forth in Section 3.01(d), Section 3.01(e), Section 3.02(d) and Section 3.02(e) from being satisfied prior to the End Date.

Section 7.08.    Distribution of Cash. Prior to the Adjustment Time, the Company Group may distribute Cash to its members or stockholders, use Cash to pay Debt or Transaction Expenses or any combination of the foregoing. At or following the Adjustment Time and prior to the Closing, the Company shall not distribute Cash to its members or stockholders (including by dividend, distribution or return of capital) use Cash to pay Debt or Transaction Expenses, or take any other action the result of which would be to cause the Purchase Price to change.

Section 7.09.    Financing.

(a)    The Purchaser shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to (i) maintain in effect the Debt Commitment Letters and arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters (or on terms no less favorable in any material respect to Purchaser); (ii) negotiate, finalize and enter into definitive agreements with respect thereto on the terms and conditions (A) acceptable to the Lenders and (B) in the aggregate not materially less favorable, taken as a whole, to Purchaser than contained in the Debt Commitment Letters; (iii) satisfy on a timely basis all conditions in such definitive agreements that are within its control applicable to Purchaser; (iv) consummate the Debt Financing no later than the Closing Date and (v) in the event all conditions to the Debt Financing have been satisfied or waived, fully enforce its rights under the Debt Commitment Letters to the extent available in the event of a breach by the applicable Debt Financing Sources.

(b)    Purchaser shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letters without the prior written consent of the Company if such amendments, modifications or waivers would reduce or would reasonably be expected to reduce the aggregate amount of the applicable Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) below the amount necessary to consummate the transactions contemplated by this Agreement when taken together with other cash on hand of the Purchaser or other sources of cash to become available to the Purchaser on the Closing Date (including, if applicable, any Alternative Financing), impose new or additional conditions or otherwise expand, amend or modify any of the conditions under the Debt Commitment Letters that would be reasonably likely to (i) prevent, delay or impair the ability of the Purchaser to consummate the transactions contemplated by this

Agreement or (ii) adversely impact the ability of the Purchaser to enforce its rights against the other parties to the Debt Commitment Letters. Purchaser shall not release or consent to the termination of the obligations of the Lender under the Debt Commitment Letters, except in each case for (I) assignments and replacements of an individual Lender under the terms of, and only in connection with, the syndication of the Debt Financing pursuant to the Debt Commitment Letters or (II) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to this Section 7.09(b) (an “Alternative Financing”). In the event that any portion of the Debt Financing (x) becomes unavailable or (y) would reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Letters, (i) Purchaser shall promptly notify the Company and (ii) in the case of subclause (x), Purchaser shall use its reasonable best efforts to arrange and obtain, and to negotiate and enter into finance commitments and definitive agreements with respect to, an Alternative Financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement when taken together with other cash on hand of Purchaser or other sources of cash to become available to Purchaser on the Closing Date (including, if applicable, any other Alternative Financing) upon terms and conditions no less favorable in all material respects, taken as a whole, to Purchaser than those in the Debt Commitment Letters as in effect on the date of this Agreement, as promptly as practicable following the occurrence of such event. Purchaser shall (x) furnish to the Company complete, correct and executed copies of the definitive documents with respect to the Debt Financing promptly upon their execution, (y) give the Company prompt notice of any breach or default by any party to any of the Debt Commitment Letters or any Alternative Financing commitment with respect to the Debt Financing or any termination thereof or any material dispute or disagreement between or among any parties to the Debt Commitment Letters with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing and (z) otherwise keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of Purchaser’s efforts to arrange the Debt Financing (or any replacement thereof) and all material developments concerning the status thereof.

(c)    Prior to the Closing, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries to use reasonable best efforts to provide, such cooperation as is reasonably requested by Purchaser in connection with the arrangement of the Debt Financing (provided, that such requested cooperation does not (w) interfere unreasonably with the business or operations of the Company Group, (x) require the Company or any of its Subsidiaries to take any action that would conflict with or violate any applicable Law, any of the organizational documents of the Company or any of its Subsidiaries or any Material Contract, (y) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (z) result in any director, manager, employee, officer, accountants, legal counsel or other representatives of the Company or any of its Subsidiaries incurring any actual or potential personal liability), including by using reasonable best efforts to: (i) participate in a reasonable number of meetings (including meetings with prospective lenders and investors), presentations, road shows, drafting sessions and due diligence sessions, including using reasonable best efforts to coordinate direct contact between senior management and the independent auditors of the Company and its Subsidiaries, on the one hand, and the actual and potential lenders or investors, on the other hand (which may include one-on-one meetings with potential lenders or investors), and sessions with rating agencies, in each case at reasonable times and locations and with reasonable advance notice, (ii) furnish to Purchaser as promptly as reasonably practicable (A) the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each fiscal quarter after the period covered by the Unaudited Financial Statements, within sixty (60) days after the end of each such fiscal quarter and (B) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser to the extent that such information is required in connection with the Debt Commitment Letters to consummate the Debt Financing, (iii) assist Purchaser in the preparation of (A) customary materials for rating agency and lender presentations and (B) definitive documentation for the Debt Financing, including any certificates and schedules related thereto, and otherwise reasonably assist in facilitating the provision of guarantees and pledging of collateral contemplated by the Debt Financing, (iv) provide at least three (3) Business Days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the beneficial ownership regulations pursuant to 31 C.F.R. §1010.230 and is reasonably requested by Purchaser at least ten (10) Business Days prior to the Closing Date and (v) notwithstanding anything to the contrary herein, ensure that prior to the Closing Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its Subsidiaries being offered, placed or arranged without the written consent of the Debt Financing Sources.

(d)    Notwithstanding anything in this Agreement to the contrary, (i) no Group Company shall be required to pay any commitment or other fee or incur any other liability or obligation (except for the obligations set forth in Section 7.09(c) in connection with the Debt Financing prior to the Closing), (ii) no obligation of any Group Company under any document, certificate or instrument executed pursuant to Section 7.09(c) shall be effective until the Closing or be effective if the Closing does not occur, (iii) no Group Company shall be required to execute or deliver or have any liability or obligation under any loan agreement or any related document or any other agreement or document (including any certificates, legal opinions or pledge or security documents) or any other action requested hereunder related to the Debt Financing prior to the Closing, except for the customary authorization letter referenced in Section 7.09(c)(iii), and (iv) no Group Company shall be required to provide access to or disclose any information or document except in accordance with Section 7.01. Purchaser shall promptly, upon request by the Company or the Sellers’ Representative, reimburse the Company and/or Seller for all reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred by any Group Company, Sellers or any of their respective representatives in connection with the cooperation of the Company and its Affiliates contemplated by Section 7.09(c). All non-public or other confidential information provided by the Company or its Representatives pursuant to Section 7.09(c) will be kept confidential in accordance with the Confidentiality Agreement, except that Purchaser will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions that may become parties to the Debt Financing and to any arrangers and initial lenders in connection with the Debt Financing (and, in each case, to their respective officers, employees, representatives and advisors) or ratings agencies as contemplated by the Debt Commitment Letters so long as such information shall be kept confidential by them in accordance with customary confidentiality protections that are at least as restrictive as the protections in the Confidentiality Agreement.

(e)    No Seller, nor any member of the Company Group or their respective Affiliates or Representatives shall be required to (i) take any action that would subject any such Person to actual or potential Liability, (ii) bear any cost or expense or to pay any commitment or other similar fee or make any other payment that, in the case of Seller or any member of the Company Group, would be effective prior to the Closing Date or (iii) incur any other Liability or provide or agree to provide any indemnity, in each case in connection with the Debt Financing or their performance of their respective obligations under this Section 7.09 and any information utilized in connection therewith. No Seller shall have any Liability whatsoever to Purchaser in respect of any financial information or data or other information provided pursuant to this Section 7.09. Purchaser shall indemnify, defend and hold harmless each Seller, each member of the Company Group and their Affiliates and Representatives from and against any and all Liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 7.09 and any information utilized in connection therewith; provided that Purchaser shall under no circumstances be required to indemnify any Seller, any member of the Company Group or their respective Affiliates or Representatives for any costs, expenses or losses incurred by any other Person under this Section 7.09 that arose out of or resulted from the gross negligence, fraud, intentional misrepresentation or willful misconduct of any of Seller, any member of the Company Group or their respective Affiliates or Representatives as determined in a final non-appealable judgment by a court of competent jurisdiction. All non-public or other confidential information provided by the Company or its Representatives pursuant to Section 7.09(c) will be kept confidential in accordance with the Confidentiality Agreement (it being understood and agreed that Purchaser will be permitted to request customary joinders of financing sources providing the Debt Financing to the Confidentiality Agreement).

Section 7.10.    Termination of Related Party Arrangements. In connection with the Closing, the Seller Parties shall, pursuant to documentation reasonably acceptable to Purchaser, take such actions as may be necessary to terminate each Related Party Arrangement, other than the Contracts set forth on Section 7.10 of the Disclosure Schedule, effective on or prior to the Closing with no further obligations or liabilities of the Company Group from and after the Closing.

Section 7.11.    Notification of Certain Matters. During the period prior to the Closing, (a) each party shall promptly notify the other of any Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or any Related Agreement and (b) the Seller Parties shall promptly notify the Purchaser of any Proceeding that shall be instituted or threatened against the Seller Parties or any Group Company that, if determined adversely to the Seller Parties or such Group Company, would, individually or in the aggregate, be material to the Company Group.

ARTICLE VIII.

SURVIVAL

Section 8.01.    Survival. All of the representations and warranties set forth in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time and shall not survive the Closing for any purpose and thereafter there shall be no liability (whether in contract or in tort, in law or equity, or granted by statute) on the part of, nor shall any claim be made by, any party hereto or any of their respective Affiliates in respect thereof, except (i) for any Fraud with respect to any representation or warranty, in which case such representation or warranty shall survive the Closing until any claim related thereto is resolved or (ii) as otherwise provided in Section 11.04. All covenants and other agreements of Purchaser, the Company and the Sellers, except to the extent otherwise expressly provided for herein, shall survive the Effective Time in accordance with their terms. All Pre-Closing Covenants shall terminate at the Effective Time (including the covenants set forth in Article VII) and each party hereto, on behalf of itself and each of its Affiliates and each other Person claiming through or on behalf on such party, hereby irrevocably waives the right to bring any claim based upon a breach of any Pre-Closing Covenant, subject only to Section 10.02.

ARTICLE IX.

CONFIDENTIALITY

Section 9.01.    Confidential Information.

(a)    Each of the Sellers agrees that it shall treat in confidence and shall not use, disseminate or disclose, other than in connection with the transactions contemplated by this Agreement, all documents, materials and other information regarding the Company Group or the other parties to this Agreement which it obtains during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement or any of the Related Agreements. The obligation of each Seller to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which: (i) such Seller can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other parties; (ii) is known to the public and did not become so known through any violation of a legal obligation on the part of the disclosing party; (iii) is later lawfully acquired by such Seller from other sources; (iv) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body; or (v) is required to be disclosed by a rule or order of any court of competent jurisdiction. The obligation of each Seller to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall apply regardless of whether the transactions contemplated by this Agreement actually are consummated, and the parties shall not be relieved of any obligations under this Section 9.01(a) in the event that the transactions contemplated by this Agreement are not actually consummated and/or in the event that this Agreement is terminated pursuant to Section 10.01. In the event that the transactions contemplated by this Agreement are not actually consummated, each Seller shall immediately return and deliver any and all documents, materials and other information (and all copies thereof) provided by any other party to the party which provided or disclosed such documents, materials and other information and delete or otherwise destroy any and all electronic copies thereof. Purchaser acknowledges that the information provided to it in connection with the transactions contemplated by this Agreement is subject to the terms and conditions of the Confidentiality Agreement. The parties shall adhere to the terms and conditions of the Confidentiality Agreement, which shall automatically terminate as of the Closing.

(b)    From and after the Closing, each Seller agrees to maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure of any such information is required by Law, by a rule or order of any court of competent jurisdiction or in connection with any claims, disputes or Proceedings against the Purchaser. Notwithstanding the foregoing, each Seller shall be permitted to make disclosures concerning the Confidential Information (i) in accordance with Section 13.01, (ii) in connection with customary disclosures (which are made subject to customary confidentiality obligations) to, as applicable, its prospective or current limited partners, trustees, shareholders, members or investors in connection with their respective fundraising and reporting activities, (iii) in connection with any Tax Returns filed by such Seller or any of its respective Affiliates, and (iv) during the course of pursuing or defending any claims or in connection with any dispute between Purchaser, on the one hand, and such Seller, on the other hand. Notwithstanding the foregoing, for each Seller who is not a natural person, the limitations and obligations set forth in this Section 9.01 applicable to such Seller shall terminate and be of no further force and effect on the third (3rd) anniversary of the Closing Date.

(c)    The parties shall take all actions and execute all further documents that are necessary to comply with all applicable Laws governing Personal Data in connection with the execution, delivery, consummation and performance of this Agreement.

ARTICLE X.

TERMINATION

Section 10.01.    Events of Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to completion of the Closing, as follows:

(a)    by the Sellers’ Representative, on the one hand, or Purchaser, on the other hand, by written notice to the other:

(i)    if the Closing has not occurred by November 15, 2022 (the “End Date”); provided, however, that if, solely as it relates to any Antitrust Laws, any of the conditions to the Closing set forth in Section 3.01(d), Section 3.01(e), Section 3.02(d) and Section 3.02(e) have not been satisfied or waived on or prior to the End Date but all other conditions to Closing set forth in Article III have been satisfied or waived (other than conditions that by their nature are to be satisfied at Closing, so long as such conditions are reasonably capable of being satisfied or, if permissible, waived if the Closing were to occur on the End Date), then the End Date shall, without further action by either party, automatically be extended by ninety (90) days (and if so extended, such date shall be the “End Date”), provided, further, that the End Date shall not be extended pursuant to the foregoing proviso more than one (1) time; provided, further, however, that the right to terminate this Agreement pursuant to this Section 10.01(a)(i) shall not be available to Purchaser or the Sellers’ Representative if the breach of this Agreement by Purchaser, on one hand, or any Seller Party, on the other hand, respectively, has been the primary cause of, or primarily resulted in, the failure of the transactions contemplated by this Agreement to be consummated by the End Date; or

(ii)    if (x) any Governmental Entity shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and such injunction or other action shall have become final and non-appealable or (y) there shall be a Law which makes the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, however, the right to terminate this Agreement pursuant to clause (x) of this Section 10.01(a)(ii) shall not be available to Purchaser or the Sellers’ Representative if the breach of this Agreement by Purchaser, on one hand, or any Seller Party, on the other hand, respectively, has been the primary cause of, or primarily resulted in, such injunction or other action.

(b)    by joint written agreement of the Sellers’ Representative and Purchaser;

(c)    by Purchaser, upon written notice to the Sellers’ Representative, at any time prior to the Closing, if (i) any Seller Party is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not capable of being cured by the End Date or is not cured by the earlier of the day prior to the End Date and twenty (20) days following written notice of such breach from Purchaser (to the extent such breach is curable) and (iii) such breach, if not cured, would render any of the conditions set forth in Section 3.02 incapable of being satisfied as of the Closing Date; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.01(c) if Purchaser has breached this Agreement and such breach has resulted in the failure of a condition in Section 3.01 to be satisfied as of the Closing Date; or

(d)    by the Sellers’ Representative, upon written notice to Purchaser, at any time prior to the Closing, if (i) Purchaser is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not capable of being cured by the End Date or is not cured by the earlier of the day prior to the End Date and twenty (20) days following written notice of such breach from the Sellers’ Representative (to the extent such breach is curable) and (iii) such breach, if not cured, would render any of the conditions set forth in Section 3.01 incapable of being satisfied; provided, however, that the Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.01(d) if any Seller Party has breached this Agreement and such breach has resulted in the failure of a condition in Section 3.01 to be satisfied as of the Closing Date;

Section 10.02.    Effect of Termination.

(a)    In the event this Agreement is terminated pursuant to Section 10.01, all rights and obligations of the parties shall terminate without any liability of a party to the other parties; provided, however, that the rights and obligations of the parties set forth in this Section 10.02, Section 7.09(d), Section 7.09(e), Section 9.01(a), Section 13.01, Section 13.02, Section 13.12, Section 13.13 and Section 13.14 shall survive the termination of this Agreement indefinitely; provided, however, that, subject to the terms and conditions of this Agreement, if such termination shall result from the (i) Willful Breach of either party of a condition to the performance of the obligations of the other party or (ii) Willful Breach of a party of an agreement or covenant contained herein, such party shall not be relieved of any liability to the other party as a result of such Willful Breach; provided, further, that no termination shall relieve any Party from liability to any other Party for Fraud.

(b)    Nothing in this Section 10.02 shall limit the right of any party hereto to bring or maintain any Proceeding against another party hereto for specific performance or injunctive relief pursuant to Section 13.12.

ARTICLE XI.

OTHER AGREEMENTS

Section 11.01.    Transfer Taxes. All transfer, stamp, documentary, registration, and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne and paid when due by Purchaser. Purchaser hereby agrees to file or cause to be filed in a timely manner all necessary Tax Returns with respect to such Transfer Taxes. The Sellers’ Representative will cooperate with Purchaser in the filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information reasonably requested by Purchaser that is reasonably necessary to complete such Tax Returns.

Section 11.02.    Preparation of Tax Returns.

(a)    The Sellers’ Representative shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company Group that are required to be filed (taking into account any extension that is automatically granted if timely filed) before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company (except as otherwise required by applicable Law).

(b)    The Sellers’ Representative, at its sole expense, shall prepare and timely file, or cause to be prepared and timely fled, any Flow-Through Tax Return required to be filed by the Company Group for any Pre-Closing Tax Period, the due date of which (taking to account extension of time to file) is after the Closing. Such Flow-Through Tax Return for the final Pre-Closing Tax Period shall include all Transaction Tax Deductions. The Sellers’ Representative shall prepare such all Flow-Through Tax Returns in a manner consistent with the past procedures and practices of the Company Group except as required by this Agreement or by Law. The Sellers’ Representative shall deliver to the Purchaser for its review a draft of any such Flow-Through Tax Return at least twenty (20) days prior to the due date (taking into account extensions of time to file) (or as soon as reasonably practicable if the due date for filing such Tax Return is within twenty (20) days of the Closing) for the filing of such Flow-Through Tax Return. The Purchaser shall notify the Sellers’ Representative of any objections within ten (10) days of receipt of such draft Flow-Through Tax Return and the Sellers’ Representative shall incorporate any reasonable comment that the Purchaser submits to the Sellers’ Representative; provided, that if Purchaser and the Sellers’ Representative are unable to agree on the final form of any such Tax Return after good faith negotiations, then the dispute shall be submitted to and resolved by the Independent Accountant in accordance with the dispute resolution procedure set forth in Section 1.05(e).

(c)    Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company Group for any Pre-Closing Tax Period (other than the income Tax Returns which will be prepared by Sellers’ Representative pursuant to Section 11.02(b)), the due date of which (taking into account extension of time to file) is after the Closing Date. To the extent any such Tax Return is a Flow-Through Tax Return or reports a Seller Indemnified Tax (but solely to the extent such Tax Return reports a Seller Indemnified Tax) (such a Tax Return a “Seller Review Tax Return”), Purchaser shall prepare such Tax Return in a manner consistent with the past procedures and practices of the Company Group except as required by this Agreement or by Law. Purchaser shall deliver to the Sellers’ Representative for its review a draft of any Seller Review Tax Return at least twenty (20) days prior to the due date (taking into account extensions of time to file) (or as soon as reasonably practicable if the due date for filing such Tax Return is within twenty (20) days of the Closing) for the filing of such Seller Review Tax Return. The Sellers’ Representative shall notify Purchaser of any objections within ten (10) days of receipt of such draft Seller Review Tax Return and Purchaser shall incorporate any reasonable comment that the Sellers’ Representative submits to Purchaser; provided, that if Purchaser and the Sellers’ Representative are unable to agree on the final form of any such Tax Return after good faith negotiations, then the dispute shall be submitted to and resolved by the Independent Accountant in accordance with the dispute resolution procedure set forth in Section 1.05(e).

(d)    With respect to any specific Tax for which the Company Group is required to file a Tax Return for a Straddle Period, the parties agree to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending at the end of the day on the Closing Date (including for purposes of preparing any Tax Returns in accordance with this Section 11.02), to the extent permitted by applicable Law: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the Pre-Closing Tax Period shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending at the end of the day on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company Group holds a beneficial interest shall be deemed to terminate at such time).

(e)    Without the prior written consent of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed), Purchaser will not, and will cause the Company Group not to, take any of the following actions with respect to Taxes or Tax Returns in each case for any Pre-Closing Tax Period: (i) amend any Flow-Through Tax Return of the Company Group or any Tax Return to the extent it reports a Seller Indemnified Tax, in each case for any Pre-Closing Tax Period, (ii) change any Tax election with respect to the Company Group that has retroactive effect to any Pre-Closing Tax Period, (iii) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company Group for any Pre-Closing Tax Period, or (iv) initiate any voluntary disclosure proceeding with a Governmental Entity with respect to Taxes of the Company Group for any Pre-Closing Period.

Section 11.03.    Cooperation on Tax Matters.

(a)    The parties hereto shall reasonably cooperate, and shall cause their respective Representatives and Affiliates to reasonably cooperate, including by agreeing to furnish or cause to be furnished to the other, upon request, as promptly as reasonably practicable, such information and assistance relating to Taxes of the Company Group, including access to books and records, as is reasonably necessary in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in making any election relating to Taxes, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of the Company Group, and in all other appropriate Tax matters.

(b)    Notwithstanding the provisions of Section 11.03(a), and in addition to all other obligations imposed by this Section 11.03 for a period of seven (7) years from the Closing Date, Sellers, on one hand, and Purchaser, on the other hand, agree to give Purchaser or the Sellers’ Representative, respectively, reasonable written notice prior to transferring, destroying or discarding any files and records with respect to Tax matters of the Company Group for the Pre-Closing Tax Period and, if such other party so reasonably requests, shall allow such other party to take possession or obtain copies of such files and records.

(c)    Push-Out Election and 754 Election. Notwithstanding anything in this Agreement to the contrary, with respect to any Pre-Closing Tax Period in which the BBA Audit Rules are effective, the parties shall cooperate to cause the Company and its Subsidiaries, as applicable, to make a timely election under Code Section 6226(a) (and any corresponding elections under state and local law) to treat a “partnership adjustment” as an adjustment to be taken into account by each member of such entity (including former members) in accordance with Code Section 6226(b). In addition, the Company shall make, and shall cause each of its Subsidiaries that is a partnership for U.S. federal income tax purposes to make, a timely election under Code Section 754 (and any equivalent election for applicable state and local income Tax purposes) for the taxable year that includes the Closing Date.

(d)    Intended Tax Treatment. The parties intend and agree that, for U.S. federal, state and local Tax purposes, the transactions contemplated hereby shall be treated as a sale of partnership interests by the Sellers and a purchase of assets by Purchaser pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432 (Jan. 15, 1999), Situation 2, and the Company’s status as a partnership shall terminate for income tax purposes pursuant to Code Section 708(b)(1) as a result of the transactions contemplated by this Agreement on the Closing Date (collectively, the “Intended Tax Treatment”). Except as Purchaser and the Sellers’ Representative (on behalf of the Sellers) may otherwise agree or as may be required otherwise pursuant to or a “determination” within the meaning of Code Section 1313(a)(1) (or corresponding provision of state, local, or non-U.S. Law), Purchaser, the Company and the Sellers, and their respective Affiliates, shall report the transactions contemplated by this Agreement (including, for the avoidance of doubt, on all Tax Returns) in a manner consistent with, and shall take no position on any Tax Return, in any refund claim, in any litigation or proceeding, or otherwise, inconsistent with, the Intended Tax Treatment.

Section 11.04.    Tax Indemnity.

(a)    Tax Indemnity.

(i)    The Sellers shall indemnify and hold harmless the Purchaser Indemnified Parties from any and all Losses arising out of, relating to or resulting from any Seller Indemnified Taxes in an amount not to exceed in the aggregate Five Million and No/100 Dollars ($5,000,000.00) (the “Tax Indemnification Cap”). Notwithstanding the foregoing, (x) the obligation of the Sellers to indemnify and hold harmless the Purchaser Indemnified Parties from any and all Non-Final Tax Indemnity Matter Costs (as defined below) shall not be subject to, and shall not be counted against, the Tax Indemnification Cap and (y) the Sellers shall not be liable for any Taxes included as a liability in Final Closing Date Debt or any Taxes of the Company attributable to actions not in the ordinary course of business and not contemplated by this Agreement taken by Purchaser or the surviving corporation on the Closing Date and after the Closing.

(ii)    Any indemnity payment required to be made pursuant to this Section 11.04(a) shall be made within sixty (60) days after Purchaser or the relevant Purchaser Indemnified Party makes written demand upon Sellers’ Representative; provided that, unless otherwise specified in Section 11.04(a)(iii) or 11.04(a)(iv), the Sellers’ Representative may, in in that sixty (60) day period, dispute in writing the validity of the indemnity demand or the amount of the indemnity demand, and upon such written notice of the dispute being provided, the parties shall use commercially reasonable efforts to resolve any disputes. To the extent that Purchaser or the relevant Purchaser Indemnified Party and the Sellers’ Representative cannot resolve the tax indemnity dispute, the matter shall be submitted to an Independent Accountant in accordance with the dispute resolution procedure set forth in Section 1.05(e).

(iii)    Notwithstanding anything in Section 11.04(a)(ii) to the contrary, to the extent a written demand for indemnification under this Section 11.04 demands indemnification for Losses arising out of, relating to or resulting from any Seller Indemnified Taxes shown on a Seller Review Return that has been prepared in accordance with Section 11.02(c) (including, if applicable, the dispute resolution procedures prescribed therein), the Sellers Representative shall not be entitled to dispute the amount of such Seller Indemnified Taxes.

(iv)    Notwithstanding anything in Section 11.04(a)(ii) to the contrary, to the extent a written demand for indemnification under this Section 11.04 demands indemnification for Losses arising out of, relating to or resulting from any Seller Indemnified Taxes shown on notice of, or other communication from a Taxing Authority relating to, a Pre-Closing Tax Proceeding, the amount of Seller Indemnified Taxes shown thereon shall be presumed to be accurate for purposes of such demand. To the extent such Pre-Closing Tax Proceeding has not been fully and finally resolved (to such extent, a “Non-Final Tax Indemnity Matter”), the Sellers’ Representative shall have the option, but not the obligation, within twenty (20) days (or shorter period as may be prescribed by Law) to notify Purchaser that the Seller Representative desires to contest, challenge, appeal or otherwise dispute such Non-Final Tax Indemnity Matter, in which case the Sellers Representative shall have the right to control such Pre-Closing Tax Proceeding in accordance with Section 11.04(b). To the extent the Sellers’ Representative elects to dispute and control any such Non-Final Tax Indemnity Matter, the Sellers may postpone their obligation to satisfy their indemnification obligations under this Section 11.04 with respect to such Non-Final Tax Indemnity Matter, but the Sellers shall indemnify and hold harmless the Purchaser Indemnified Parties from any and all additional Taxes, additions to Tax, penalties or interest relating to such Non-Final Tax Indemnity Matter and imposed on Purchaser or its Affiliates after the date of the Sellers’ Representative’s election (“Non-Final Tax Indemnity Matter Costs”) and such Non-Final Tax Indemnity Matter Costs shall not be subject to or counted against the Tax Indemnification Cap. For the sake of clarity and avoidance of doubt, the Non-Final Tax Indemnity Matter Costs shall be limited to those Tax matters directly related to the issues detailed on the applicable notice or communication from the Taxing Authority in dispute; to the extent that a Taxing Authority issues additional notices or other communications related to new or additional Tax matters that would otherwise be a Seller Indemnified Tax, such notices and communications shall be treated as a separate claim pursuant to this Section 11.04.

(v)    Losses for which any Purchaser Indemnified Party is entitled to indemnification under Section 11.04(a) shall be satisfied as follows: (i) first if coverage for such Losses is available under the Rep and Warranty Policy, under the Rep and Warranty Policy up to the amount of any policy limit contained therein, (ii) second, to the extent such Losses are not recoverable under the Rep and Warranty Policy, from the Sellers directly. Purchaser shall use commercially reasonable efforts to recover Losses from the Rep and Warranty Policy to the fullest extent reasonably possible.

(b)    Tax Proceedings. If a notice of an audit, action, suit, investigation, litigation, dispute, claim, examination, deficiency, assessment or other similar proceeding with a Taxing Authority (a “Tax Proceeding”) with respect to a taxable period of the Company Group ending on or before the Closing Date (but not including any Tax Proceeding with respect to any Straddle Period) (a “Pre-Closing Tax Proceeding”) is received by Purchaser or any of its Affiliates, Purchaser shall give the Sellers’ Representative written notice of such Pre-Closing Tax Proceeding within twenty (20) days of receipt of such notice. The failure to give such notice shall not affect the indemnification obligations provided under this Section 11.04 except to the extent the indemnifying party has been materially prejudiced as a result of such failure. The Sellers’ Representative shall have the right, at the sole expense of the Sellers, to elect, within twenty (20) days of receiving notice from Purchaser, to control any Pre-Closing Tax Proceeding; provided, however, the Seller Representative shall reasonably inform Purchaser of the status of any such proceedings, shall provide Purchaser with copies of any pleadings, correspondence, and other documents as Purchaser may reasonably request and shall consult with Purchaser and shall obtain the prior written consent of Purchaser prior to the settlement or compromise of any such proceedings, which consent shall not be unreasonably conditioned, withheld or delayed. Purchaser, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Pre-Closing Tax Proceeding controlled by the Sellers’ Representative. The rights of the Sellers and the Sellers’ Representative with respect to any Tax Proceeding shall be subject to any rights of the insurer with respect to such Tax Proceeding pursuant to the Rep and Warranty Policy, unless the Seller Representative agrees that the Sellers will be fully liable for any Losses resulting from such Tax Proceeding, notwithstanding any portion of this Section 11.04 to the contrary. Purchaser shall have the right, at its own expense, to control any other Tax Proceedings with respect to the Company Group. To the extent that the Sellers would reasonably be expected to have an indemnification obligation under this Section 11.04 with respect to any such Tax Proceeding, Purchaser shall reasonably inform Sellers’ Representative of the status of any such proceedings and shall provide Sellers’ Representative with copies of any pleadings, correspondence, and other documents as Purchaser may reasonably request and shall not settle or compromise such Tax Proceeding without the consent of the Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed.

(c)    Tax Refunds, Credits and Deductions. Any refund of Taxes of the Company Group, or Tax credit in lieu thereof, actually received with respect to Taxes for which the Sellers would be responsible pursuant to this Agreement, or any reduction by the full and final resolution of a Pre-Closing Tax Proceeding of Seller Indemnified Taxes for which the Sellers had previously satisfied a Purchaser Indemnified Party’s written demand for indemnification, in each case, net of any Taxes of the Company Group arising as a result thereof and any reasonable out-of-pocket costs incurred in preparing any claim for such refund, credit or reduction, shall be for the account of Sellers, except to the extent that any such refund or credit was reflected in Final Closing Date Debt or is attributable to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising after the Closing. Purchaser shall pay over to the Sellers’ Representative any such refund, credit or reduction within ten (10) days after receipt thereof or entitlement thereto.

(d)    Treatment of Indemnification Payments. The parties agree that any indemnification payment made pursuant to this Section 11.04 shall be treated as an adjustment to the final Purchase Price for Tax purposes except to the extent otherwise required by applicable Law.

(e)    Survival of Tax Matters Representations and Covenants. The Tax Matter representations of the Company Group contained in Section 5.07 and the obligations of the Sellers and Purchaser contained in this Section 11.04, including without limitation the tax indemnity within Section 11.04(a), shall survive the later of (x) until sixty (60) days after (i) the sixth (6th) anniversary of the Closing Date on all United States federal income Tax matters, and (ii) the tenth (10th) anniversary of the Closing Date on all other Tax matters, including U.S. state and local and non-U.S. Tax matters, and (y) with respect to any indemnified matter for which Purchaser (i) has delivered a written demand for indemnification upon the Sellers’ Representative, or (ii) has received a written notice of an active or threatened suit, investigation, litigation, dispute, examination, assessment or other similar proceeding, in each case, on or before the date specified in clause (x) above, the full and final resolution of such matter and payment of indemnified Losses, if any, to the relevant Purchaser Indemnified Party. The obligations of the Sellers and Purchaser contained in Section 11.03(c) and Section 11.03(d) shall survive until the close of business on the day of the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

Section 11.05.    Directors and Officers Indemnification.

(a)    At the Closing, Purchaser shall, at Purchaser’s expense, purchase (or cause the Company Group to purchase), and shall cause the Company Group to, continue to provide, for a period of six (6) years after the Closing, any Person who is or was prior to the Closing an officer, director or manager of the Company Group, as applicable, officers’ and directors’ liability insurance coverage through purchase of a tail policy to the current officers’ and directors’ liability insurance maintained by the Company Group (the “D&O Tail Policy”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, (a) the fact that such Person is or was a manager, director or officer of the Company Group, as applicable, at any time prior to the Closing or is or was serving at the request of the Company Group as a director, manager, officer, employee or agent of another Person at any time prior to the Closing, or (b) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing or occurring prior to or at the Closing, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing, which coverage shall be substantially similar to the Company Group’s existing current officers’ and directors’ liability insurance, a copy of which has been made available to Purchaser, including (x) an overall coverage amount not less than the overall coverage amount under the existing officers’ and directors’ liability insurance of the Company Group, and (y) coverage for Liability under the Securities Act and the Exchange Act in an amount not less than the coverage amounts for such liabilities under the existing current officers’ and directors’ liability insurance of the Company Group; provided, that Purchaser shall not be required to pay for such D&O Tail Policy an aggregate amount in excess of 300% of the last annual premium paid by the Company Group for officers’ and directors’ liability insurance coverage; provided, further, that if the aggregate cost of such D&O Tail Policy would exceed such amount, Purchaser shall only be required to obtain a D&O Tail Policy with the greatest amount of coverage reasonably available for a cost not exceeding such amount.

(b)    For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit the Company Group to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Governing Documents of the Company Group relating to exculpation or indemnification of any officers, managers or directors, it being the intent of the parties hereto that the officers, managers and directors of the Company Group on prior to the Closing Date shall continue to be entitled to such exculpation and indemnification by the Company Group to the full extent of the Law and Purchaser shall cause the Company Group to so exculpate and indemnify such officers, directors and managers. In the event Purchaser, the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company Group, as the case may be, shall assume all of the obligations set forth in this Section 11.04.

Section 11.06.    Employee Benefits.

(a)    Purchaser shall not, and shall cause the Company Group not to, at any time prior to ninety-one (91) calendar days after the Closing Date, effectuate a “mass layoff” or “plant closing” as that term is defined in WARN, or comparable conduct under any similar applicable state Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company Group without complying fully with the requirements of WARN or such applicable state Law.

(b)    For a period of one (1) year following the Closing Date, Purchaser shall provide, or cause the Company Group to provide, to those individuals employed by the Company Group (including those on leave of absence) immediately prior to the Closing who continue to be employed by a Company Group following the Closing, (i) base salary or base wages, annual target cash bonus opportunities and long-term incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to such employees immediately prior to the Closing Date, provided, that, for the avoidance of doubt, (A) long-term incentive compensation opportunities with respect to the 2022 fiscal year provided by the Company Group that are in effect at Closing will be honored by Purchaser in accordance with the terms of the applicable arrangements, and (B) any long-term incentive compensation opportunities granted after Closing may be provided under incentive plans maintained by Purchaser or its Affiliates; (ii) paid time off benefits (other than with respect to banking, which is addressed in the immediately following proviso) that are substantially comparable, in the aggregate, to those provided to such employees immediately prior to the Closing Date, provided that any accrued and unused leave banked by each such employee prior to January 1, 2023, will be honored by Purchaser in accordance with the terms and procedures of the Company Group’s leave policies by allowing employees to use such leave and, in the event of a transition to Purchaser’s or an Affiliate’s policies that do not provide for leave banking, paying to such employees the value of unused banked leave (up to Company Group policy limits of 240 hours) at the time of such transition; and (iii) employee benefits (excluding any equity and equity-based arrangements, deferred compensation, change-in-control, retention or transaction-related benefits, defined benefit pension benefits, paid time off benefits (which are addressed in clause (ii) of this Section 11.06(b)) and post-retirement welfare benefits) that are substantially comparable, in the aggregate, to the employee benefits provided to such employees (and their covered dependents and beneficiaries) immediately prior to the Closing Date.

(c)    From and after the Closing Date, Purchaser shall, and shall cause the Company Group to, grant employees of the Company Group credit for service with the Company Group earned prior to the Closing Date for (i) vacation accrual and severance benefit determinations under the corresponding benefit plans available to such employees that may be established or maintained by Purchaser or the Company Group on or after the Closing (the “New Plans”), and (ii) eligibility to participate in elective employee deferrals and vesting of matching contributions (but for the avoidance of doubt, not for profit sharing or other discretionary contributions) under Purchaser’s 401(k) plan (for avoidance of doubt the Purchaser’s 401(k) plan shall be amended, if necessary, to accomplish the foregoing), to the extent that such service was credited for the same purpose for such employee under the corresponding Employee Plan as of the Closing Date and would not result in duplication of benefits. Purchaser will, or will cause the Company Group to, use commercially reasonable efforts to: (A) waive or cause to be waived all pre-existing condition exclusions and actively-at-work requirements, eligibility waiting periods and evidence of insurability requirements under any New Plan that is a group health plan, life insurance plan and/or disability benefit plan to the extent satisfied by a Company Group employee (including any covered dependent or beneficiary) under or waived by the corresponding Employee Plan as of the Closing Date; and (B) cause any covered expenses incurred in the course of the applicable health plan year that includes the Closing Date by any Company Group employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance, maximum out-of-pocket or similar provisions under any New Plan in the plan year in which the Closing Date occurs, to the extent such expenses would have been taken into account under the applicable Employee Plan.

(d)    Nothing contained in Section 11.06(b) or Section 11.06(c) shall (i) create or confer any rights, remedies or claims upon any Company Group Personnel or any right of employment or continued employment or any particular term or condition of employment for any Person; (ii) be considered or deemed to establish, amend, or modify any Employee Plan; (iii) alter or limit the rights of the Purchaser or the Company Group to amend, modify or terminate any Employee Plan, New Plan or other employee benefit plan or arrangement; or (iv) confer any rights or benefits, including any third-party beneficiary rights, on any Person other than the parties to this Agreement.

(e)    To the extent any individual may receive any payment or benefit that individually or in the aggregate would be a “parachute payment” under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then no later than five calendar days prior to the Closing, the Company Group shall use commercially reasonable efforts to take any actions necessary to submit for approval, in a manner that satisfies Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the final Treasury Regulations issued thereunder, the right of each “disqualified individual” (as defined in Section 280G(c) of the Code) (a “Disqualified Individual”) to receive or retain, as applicable, that portion of any payments and benefits that, together with any other payments and benefits the Disqualified Individual may become entitled to receive that may be considered “parachute payments” under Section 280G(b)(2) of the Code, exceeds 299% of such Disqualified Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code). Prior to soliciting any waivers or vote hereunder, the Company Group shall provide a draft of such waivers and such vote solicitation materials (together with the calculations and supporting documentation) to Purchaser for its review and comment. The Company Group shall consider in good faith all comments received from Purchaser. To the extent that any of the waived payments and benefits to a Disqualified Individual are not approved as contemplated above, such waived payments and benefits shall not be made or provided in any manner.

(f)    If requested by Purchaser at least five (5) Business Days prior to the Closing Date, the Company board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company Group (the “Company Group 401(k) Plan”), effective as of the day prior to the Closing Date. The Company Group shall provide Purchaser with a reasonable opportunity to review and comment on such resolutions and any documents prepared in connection with such corporate actions prior to the adoption of such resolutions or taking of such action. If the Company Group 401(k) Plan is terminated, Purchaser shall allow all individuals who were participants in the Company Group 401(k) Plan to be immediately eligible to participate in a 401(k) plan sponsored by Purchaser or its Subsidiaries.

Section 11.07.    Rep and Warranty Policy. The Seller Parties shall provide such reasonable cooperation to Purchaser as reasonably requested by Purchaser in connection with Purchaser or its Affiliates obtaining the Rep and Warranty Policy. Such cooperation shall include provision to Purchaser of two complete copies of the electronic data room in a format and on media acceptable to the underwriter of the Rep and Warranty Policy. The Rep and Warranty Policy shall provide for a customary waiver of subrogation rights against the Sellers, subject to an exception for Fraud. Purchaser shall not (and shall cause its Affiliates to not) amend, modify or waive any provision in the Rep and Warranty Policy regarding the waiver of subrogation without the prior written consent of the Sellers’ Representative, to the extent it would be adverse to the Sellers. Purchaser shall be solely responsible for all premiums, underwriting fees, costs and expenses associated with the Rep and Warranty Policy.

Section 11.08.    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)    From and after the Closing, Purchaser and the Company waive and shall not assert, and agree to cause the Company Group to waive and to not assert, any conflict of interest arising out of or relating to the representation after the Closing of any Seller or the Company Group (any such Person, a “Designated Person”) in any matter involving this Agreement or the transactions contemplated hereby by Ice Miller LLP (“IM”) in connection with this Agreement or the transactions contemplated hereby (the “Current Representation”).

(b)    From and after the Closing, Purchaser and the Company waive and shall not assert, and agree to cause the Company Group to waive and to not assert, any attorney-client privilege with respect to any communication between IM, on one hand, and any Designated Person, on the other hand, to the extent related to the Current Representation (collectively, the “Acquisition Privileged Communications”), including in connection with a dispute between the Seller Parties and Purchaser or the Company Group, it being the intention of the parties that all rights to such attorney-client privilege and to control such attorney-client privilege and the expectation of client confidence shall be retained by the Designated Person and shall not pass to or be claimed by Purchaser or the Company Group unless otherwise expressly agreed in writing by the Sellers’ Representative; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication to the extent not involving this Agreement or the transactions contemplated hereby or to communications with any Person other than the Designated Persons.

(c)    Purchaser acknowledges and agrees that IM has obtained privileged and confidential information about the Company Group (the “Company Confidential Information”) in connection with its representation of the Company Group in the transactions contemplated hereby. The Company Confidential Information includes all privileged communications, whether written or electronic, including any privileged communications between IM, on the one hand, and the Company Group, on the other hand, and their respective Representatives, Personnel and Affiliates, and all files, attorney notes, drafts or other documents primarily relating to this Agreement and the transactions contemplated hereby which predate the Closing (collectively, the “IM Work Product”). In the event of a dispute between the Seller Parties and Purchaser or the Company Group relating to this Agreement or the transactions contemplated hereby, to the extent that any Company Confidential Information is in IM’s possession as of the Closing Date, the Company Confidential Information may be used on behalf of any Seller in connection with such dispute at the sole discretion of such Seller. Purchaser and the Company waive, and agree to cause the Company Group to waive, the right to access any privileged IM Work Product, except as reasonably necessary in connection with an action which does not constitute a dispute between the Seller Parties and Purchaser or the Company Group relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or the Company Group, on the one hand, and a third party other than the a Seller Party, on the other hand, Purchaser and the Company Group may assert the attorney-client privilege to prevent the disclosure of the Acquisition Privileged Communications to such third party; provided, however, that neither Purchaser nor the Company Group may waive such privilege without the prior written consent of the Sellers’ Representative. Purchaser and the Company hereby consent to the disclosure and use by IM for the benefit of Sellers of any information (confidential or otherwise) disclosed to it by the Company Group (including by their respective Representatives, Personnel and Affiliates) prior to the Closing Date.

(d)    Purchaser, whether or not the Closing occurs, and the Company Group, if the Closing occurs, agrees that it will not, and that after the Closing it will cause the Company Group not to, except as may be required by law, (i) intentionally access or use the Acquisition Privileged Communications or the IM Work Product, including by way of review of any electronic data, communications or other information, or by seeking to have any Seller waive the attorney-client or other privilege, or by otherwise asserting that Purchaser or the Company Group has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Acquisition Privileged Communications or the IM Work Product from IM; provided, that in the event that Purchaser or the Company Group is legally required to produce any Acquisition Privileged Communications in their possession, Purchaser shall, to the extent legally permitted, promptly notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order or take other appropriate action and Purchaser and the Company Group agree to use all commercially reasonable efforts to assist therewith.

(e)    Purchaser hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 11.08, including the opportunity to consult with counsel.

Section 11.09.    Releases.

(a)    Effective as of the Closing, Purchaser and each Group Company on behalf of itself and Parent and its Subsidiaries (including the Company Group), Representatives, members, stockholders, successors and assigns, and any other Person claiming by, through or under any of the foregoing, hereby fully, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by Law, each Seller from any and all Proceedings, Liabilities, rights, costs, losses, expenses or compensation, of whatsoever kind or nature, in contract or in tort, at law or in equity, arising from any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing in respect of the management or operation, or any action taken or failed to be taken by such Persons in any capacity related to, the Company Group (collectively, the “Company Released Claims”); provided, that, notwithstanding the foregoing, the Company Released Claims shall not include, and nothing in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to, (i) enforcing this Agreement and the Related Agreements, (ii) any rights under any Contract between any Group Company, on the one hand, and any Seller, on the other hand (to the extent such Contract is not terminated at the Closing) and (iii) any claims for Fraud or claims that cannot be released as a matter of Law. This is a full and final release, and Purchaser and each Group Company expressly waives any and all provisions, rights and benefits conferred by any legal requirement of any state or territory (including the Commonwealth of Puerto Rico) of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542, as well as the rights and benefits conferred by California Civil Code section 1542 itself, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(b)    Effective as of the Closing, each Seller on behalf of itself, herself or himself and its Affiliates, Representatives, members, stockholders, successors and assigns, and any other Person claiming by, through or under any of the foregoing, hereby fully, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by Law, Purchaser and each Group Company from any and all Proceedings, Liabilities, rights, costs, losses, expenses or compensation, of whatsoever kind or nature, in contract or in tort, at law or in equity, arising from any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing in respect of the management or operation, or any action taken or failed to be taken by such Persons in any capacity related to, the Company Group (collectively, the “Seller Released Claims”); provided, that, notwithstanding the foregoing, the Seller Released Claims shall not include, and nothing in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to, (i) enforcing this Agreement and the Related Agreements, (ii) any rights under any Contract between any Group Company, on the one hand, and Seller, or any Affiliate thereof, on the other (to the extent such Contract is not terminated at the Closing), (iii) any claims for Fraud or claims that cannot be released as a matter of Law, (iv) any accrued and unpaid salary and benefits pursuant to the employment of such Seller by the Company Group prior to the Closing and (v) any rights or claims under the D&O Tail Policy. This is a full and final release, and each Seller expressly waives any and all provisions, rights and benefits conferred by any legal requirement of any state or territory (including the Commonwealth of Puerto Rico) of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542, as well as the rights and benefits conferred by California Civil Code section 1542 itself, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Section 11.10.    Post-Closing Retention Bonuses. Purchaser and Sellers hereby agree that a portion of the aggregate Earn-Out Payments that become due and payable to the Sellers pursuant to Section 1.07 shall be used by the Company (and Purchaser shall cause the Company) to pay those individuals set forth on Section 11.10 of the Disclosure Schedules the individual amounts set forth therein, as retention bonus payments, less applicable withholding taxes, pursuant to a retention bonus plan (“Retention Bonus Plan”). The terms of the Retention Bonus Plan will be mutually agreed upon by the Purchaser and the Sellers after the signing of this Agreement and prior to the Closing, and shall include those terms set forth on Section 11.10 of the Disclosure Schedules.

Section 11.11.    Tax Incentive Arrangements. Schedule 11.11 is incorporated herein by reference.

ARTICLE XII.

SELLERS’ REPRESENTATIVE

Section 12.01.    Appointment of the Sellers’ Representative.

(a)    By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Lindsay Hunt as the initial true and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of such Seller with full authority and power of substitution to act in the name, place and stead of such Seller with respect to the consummation of the transactions contemplated hereunder. Without limiting the generality of the foregoing, the Sellers’ Representative has full power and authority, on behalf of each Seller and his successors and assigns, to (i) interpret the terms and provisions of this Agreement and the Related Agreements, (ii) execute and deliver and receive deliveries of all agreements, amendments, certificates, statements, notices, approvals, extensions, waivers, undertakings and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) negotiate and settle any dispute related to any post-Closing Purchase Price adjustments as contemplated by Section 1.05 including by making or authorizing any payment to Purchaser on behalf of Sellers from the Working Capital Escrow Amount in connection therewith, (iv) receive service of process in connection with any claims under this Agreement, (v) agree to, negotiate, enter into settlements and compromises of, pay on behalf of Sellers, and assume the defense of, any claims, and initiate claims and comply with orders and judgments with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, (vi) give and receive notices and communications, (vii) object to deliveries of the Working Capital Escrow Amount for Purchase Price adjustments, respectively, (viii) distribute any portion of the Working Capital Escrow Amount or the Adjustment Amount received by the Sellers’ Representative to Sellers, (ix) prepare and deliver the Payment Spreadsheet, (x) take all actions necessary or appropriate in the judgment of the Sellers’ Representative on behalf of Sellers in connection with this Agreement, and (xi) terminate this Agreement pursuant to Section 10.01.

(b)    Purchaser, and any other Person, may conclusively and absolutely rely, without inquiry, upon any consent, approval or action of the Sellers’ Representative as the consent, approval or action, as the case may be, of each Seller individually and all Sellers as a group in all matters referred to herein, and each Seller confirms all that the Sellers’ Representative shall do or cause to be done by virtue of its appointment as the Sellers’ Representative. If for any reason there is no Sellers’ Representative at any time, all references herein or in any other agreement or instrument contemplated hereby to the Sellers’ Representative in which the Sellers’ Representative is authorized to act on behalf of the Sellers shall be deemed to refer to the Sellers holding a majority of the Units, taken as a whole. Any payment by Purchaser to the Sellers’ Representative under this Agreement shall be considered a payment by Purchaser to the Sellers and Purchaser shall have no liability for any claim by any Seller that it did not receive the portion of such payment that such Seller was entitled to under this Agreement or otherwise. Notices given to the Sellers’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Sellers for all purposes under this Agreement.

(c)    Each Seller covenants and agrees that he, she or it shall not voluntarily revoke the power of attorney conferred in this Section 12.01. If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a “Former Seller”) and, as a result, the power of attorney conferred by this Section 12.01 is revoked by operation of law, it shall not be a breach by such Former Seller under this Agreement so long as the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Seller (each a “Successor Seller”) confirm the appointment of the Sellers’ Representative as agent and attorneys-in-fact for such Successor Seller.

(d)    Each Seller hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Sellers’ Representative under this Agreement and hereby agrees to indemnify and hold harmless the Sellers’ Representative from and against all damages, losses, Liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred in any claim, dispute or Proceeding between the Sellers’ Representative and Sellers (or any of them) or between the Sellers’ Representative and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions.

(e)    Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall not have any authority to amend this Agreement or any Related Agreement, or otherwise take any action on behalf of any Seller, if such amendment or action would (A) adversely and disproportionately affect a Seller relative to other Sellers, without the prior written of consent of such Seller, (B) increase the liability of a Seller relative to other Sellers under this Agreement, any Related Agreement or in connection with this Agreement beyond the liability agreed to by such Seller on the Closing, without the prior written of consent of such Seller, and/or (C) subject a Seller to any restrictive covenants (e.g., noncompetition, non-solicitation, non-disparagement or confidentiality) beyond those restrictive covenants agreed to by such Seller on the Closing, without the prior written of consent of such Seller.

Section 12.02.    Administrative Expense Account.

(a)    The Sellers’ Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Sellers’ Representative may pay any amounts due by Sellers hereunder, including for any Taxes (and preparation of Tax Returns) and for any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of Sellers, including losses, fees, costs and expenses incurred pursuant to the procedures and provisions set forth in Section 1.05 and Article XI and legal, accounting and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement (collectively, “Administrative Costs”).

(b)    Amounts drawn from the Administrative Expense Account to pay Administrative Costs shall be drawn to reflect each Seller’s liability for such Administrative Costs in accordance with its respective Pro Rata Share.

(c)    At such time, and from time to time, as the Sellers’ Representative determines in its good faith discretion that the Administrative Expense Amount will not be required for the payment of Administrative Costs, the Sellers’ Representative shall distribute to each Seller its respective Pro Rata Share of the amount remaining in the Administrative Expense Account.

(d)    The Sellers’ Representative shall report and withhold any Taxes (from amounts paid by or from the Administrative Expense Account) as it determines may be required by any Law or regulation in effect at the time of any distribution.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01.    Public Announcements. No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement are mutually agreed upon by Purchaser and the Sellers’ Representative, which agreement shall not be unreasonably withheld, conditioned or delayed, except (a) as may be required by Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Entity to which the relevant party is subject; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so, (b) disclosures required in connection with legal proceedings between the parties, including to the extent reasonably necessary to enforce the parties’ respective rights hereunder, and (c) any communication containing only information previously publicly disclosed in accordance with this Section 13.01 or otherwise consistent in all material respects with previous statements made jointly by Purchaser and the Sellers’ Representative. Notwithstanding the foregoing, (a) each Seller may provide customary information relating to its return on investment or for fund marketing and disclosure purposes in the Ordinary Course of Business and (b) any party may disclose any information already disclosed to the public in compliance with this Section 13.01 regarding the transactions provided for in or contemplated by this Agreement or any of the Related Agreements to its members, shareholders, potential investors and Representatives.

Section 13.02.    Costs and Expenses. Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, except as otherwise expressly provided herein or in the Escrow Agreement, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including the fees and disbursements of any legal counsel, independent accountants or any other Person or Representative whose services have been used by such party; provided, however, all Transaction Expenses shall be the direct obligation of Sellers.

Section 13.03.    Further Assurances. From and after the date hereof, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of the transactions contemplated by this Agreement and the Related Agreements.

Section 13.04.    Addresses for Notices, Etc. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 13.04. (so long as such transmission does not generate an error message or notice of non-delivery); (c) on the third Business Day after mailing if mailed by first class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 13.04; or (d) on the Business Day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Sellers or	Lindsay Hunt
the Sellers’ Representative (or the Company prior to the Closing):	1430 Michigan Road Madison, Indiana 47250
Email: lindsaybrookehunt@gmail.com

With a copy to (which copy shall not constitute notice hereunder):	Ice Miller LLP One American Square, Suite 2900
Indianapolis, Indiana 46282
Attention: John R. Thornburgh
E-mail: John.Thornburgh@icemiller.com

If to Purchaser (or the Company after the Closing):	Dorman Products, Inc. 3400 E. Walnut Street
Colmar, PA 18915 Attention: Joseph Braun
Email: JBraun@dormanproducts.com

With a copy to (which copy shall not constitute notice hereunder):	Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017 Attention: Jakob Rendtorff
Email: jrendtorff@stblaw.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 13.04. In no event shall delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 13.05.    Headings. The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13.06.    Construction.

(a)    The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

(b)    The Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any section of the Disclosure Schedules shall be deemed to have been disclosed with respect to every other section of the Disclosure Schedules, but only to the extent that the import for such other sections is reasonably apparent from the face of such disclosure as so made.

(c)    Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

(d)    “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof.

(e)    “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(f)    “Or” is used in the inclusive sense of “and/or.”

(g)    The words “shall,” “will,” “shall not” and “will not” are expressions of command and not merely expressions of future intent or expectation.

(h)    The phrase “to the extent” means “the degree by which” and not “if” for all purposes of this Agreement.

(i)    If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day;

(j)    Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to Purchaser or its Representatives prior to 5:00 p.m. local time in New York City on the Business Day immediately prior to the date of this Agreement, or was otherwise made available for viewing by Purchaser or its Representatives in the “Project SINATRA” electronic data room hosted by Intralinks, as that site existed as of 5:00 p.m. local time in New York City on the Business Day immediately prior to the date of this Agreement; and

(k)    References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.

Section 13.07.    Severability. The illegality, invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.08.    Entire Agreement and Amendment. This Agreement, the Confidentiality Agreement and the Related Agreements, including the Exhibits, Schedules and Disclosure Schedules referred to and incorporated by reference herein and therein, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement, the Confidentiality Agreement or the Related Agreements. This Agreement, the Confidentiality Agreement and the Related Agreements supersede all prior agreements and understandings between the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements, including that certain Letter Agreement, dated July 22, 2022, as amended by that certain Letter Agreement, dated August 4, 2022, by and among Parent, the Company and the Sellers. Except as set forth in Section 13.07, this Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by Purchaser and the Sellers’ Representative. Notwithstanding anything to the contrary herein, none of the Financing Provisions may be amended, modified, altered or waived in a manner adverse to the Debt Financing Source Related Persons without the prior consent of the Debt Financing Sources.

Section 13.09.    No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Except as otherwise explicitly set forth in this Agreement, no failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement or any of the Related

Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party sought to be charged thereon; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.

Section 13.10.    Parties in Interest; Non-Recourse.

(a)    Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Purchaser, the Seller Parties and each of their respective successors and permitted assigns, and managers, directors and officers to whom Section 11.05 applies.

(b)    This Agreement, and any claims, obligations, liabilities or causes of action (whether in Contract, tort, equity or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby (including with respect to the Debt Financing), or the negotiation, execution or performance of this Agreement or any Related Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may only be made and enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, may only be brought against the Persons that are expressly named as parties hereto and then only in their capacity as such. Except to the extent a named party hereto (and then only in its capacity as such), (i) no past, present or future Personnel, member, partner, manager, equity holder, Affiliate, Debt Financing Source Related Person or Representative of any named party or of any Affiliate of any of the foregoing, and (ii) no past, present or future Personnel, equity holder, Affiliate or Representative or Affiliate of any of the foregoing, shall have any Liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the named parties hereto of or for any claim or Proceeding based on, arising out of, or related to this Agreement or the transactions contemplated hereby or its negotiation, execution, performance or breach, and, to the maximum extent permitted by law, each party hereto hereby waives and releases all such liabilities, claims, causes of action and obligations against any such non-parties. Notwithstanding the foregoing, the Debt Financing Source Related Persons shall be third-party beneficiaries of each of the Financing Provisions (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources). Notwithstanding the foregoing, the Debt Financing Source Related Persons shall be third-party beneficiaries of each of the Financing Provisions (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources). Notwithstanding the foregoing, each party covenants, agrees and acknowledges that, subject solely to the rights of Purchaser under the Debt Commitment Letters, none of the parties to this Agreement (other than Purchaser in respect of rights, claims or causes pursuant to the Debt Commitment Letters) nor any of their respective Affiliates shall have any rights, claims or causes of action against any of the Debt Financing Sources or any of their respective former, current, or future general or limited partners, equityholders, managers, members, directors, officers, Affiliates, employees, attorneys, representatives or agents in connection with or arising out of the Debt Financing, this Agreement or the transactions contemplated hereunder and thereunder, whether in law or equity, in contract, in tort or otherwise.

Section 13.11.    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No party hereto shall have the right to assign or delegate its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of (a) Purchaser, in the event of an assignment or delegation by any Seller or (b) the Sellers’ Representative, in the event of any assignment or delegation by Purchaser; provided, that, (i) subject to Section 12.01, the Sellers’ Representative may assign or delegate its rights and duties hereunder or under any of the Related Agreements (solely in its capacity as such, and not its rights, duties or obligations in its capacity as a Seller) to a successor Sellers’ Representative without the consent of any other party and (ii) Purchaser and, solely after the Closing, the Company, may assign its rights (but not its obligations) hereunder without the prior written consent of, but with written notice to, the Sellers’ Representative, to (x) any of its Affiliates (so long as Purchaser remains fully liable for all of its obligations hereunder) and/or (y) any financing source (so long as Purchaser remains fully liable for all of its obligations hereunder) for purposes of creating a security interest herein or otherwise assigning collateral in respect of any debt financing. Any attempted assignment without the required consents shall be null and void ab initio. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

Section 13.12.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the covenants in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in addition to any other remedies the parties shall be entitled to an injunction or injunctions to prevent breaches of the covenants set forth in this Agreement and the other Related Agreements and to enforce specifically the terms and provisions of the covenants hereof and thereof, including the obligation of Purchaser to consummate the transactions contemplated under this Agreement on the Closing Date pursuant to Section 2.01. The parties specifically consent to the jurisdiction of the courts described in Section 13.13 for the purpose of pursuing and administering such remedies and waive any objection to such a proceeding based upon lack of personal jurisdiction or to the laying of venue. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH REMEDIES OR THE CLAIMS UNDERLYING THEM.

Section 13.13.    Governing Law; Jurisdiction and Venue.

(a)    The Laws of the State of Delaware shall govern all matters relating to the creation, interpretation, construction, validity and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims or disputes (whether in contract or in tort, in law or in equity, or granted by statute) based on, arising out of or relating in any way to this Agreement or any of the Related Agreements, or the negotiation, execution or performance of this Agreement, the Related Agreements or the transactions contemplated hereby and thereby (including any claim or cause of action based on, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), without giving effect to the choice or conflict of law rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware, including statutes of limitation. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources or any of their respective representatives, affiliates or any of their respective managers, directors, officers, employees, partners, members, equityholders, attorneys, advisors, representatives or agents in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the state of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)    Any Proceeding involving any party to this Agreement arising out of or in any way relating to this Agreement, which the Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Related Agreements, and any claims based on, arising out of or related to this Agreement or any of the Related Agreements, or the negotiation, execution or performance thereof or the transactions contemplated hereby and thereby, shall be exclusively brought and litigated exclusively in the Court of Chancery of the State of Delaware, unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any a state or federal court having subject matter jurisdiction and located in Wilmington, Delaware (together with the appellate courts thereof, the “Chosen Courts”). Each party hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue of any such Proceeding in any Chosen Court, any claim that any such Proceeding brought in any Chosen Court has been brought in an inconvenient forum or any claim that any Chosen Court lacks personal jurisdiction over any party with respect to any such Proceeding. Each party further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to the party and agrees that such service, to the fullest extent permitted by applicable Laws, (i) shall be deemed in every respect effective service of process upon it in any suit, action or Proceeding arising out of or related to this Agreement or any of the Related Agreements and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable Laws. Notwithstanding anything to the contrary in this Section 13.12, the parties shall resolve any disputes arising under Section 1.05 in the manner described therein. Notwithstanding anything in this Agreement to the contrary, each party hereto agrees that it will not bring or support (and it will not support any of its Affiliates to bring or support) any suit (whether at law, in equity, in contract, in tort or otherwise) against or involving any Debt Financing Source, any of their respective representatives and Affiliates or any of the respective managers, officers, directors, employees, partners, members, equityholders, attorneys, advisors, agents and representatives of the foregoing, and their respective successors and permitted assigns in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related Debt Financing), including any dispute arising out of or relating in any way to the Debt Commitment Letters, the Debt Financing or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof).

Section 13.14.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY ACTION OR PROCEEDING BASED ON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTERS OR ANY OF THE RELATED AGREEMENTS THAT IS FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH PROCEEDING, INCLUDING BUT NOT LIMITED TO THOSE PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE DEBT COMMITMENT LETTERS OR ANY OF THE RELATED AGREEMENTS OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, THE DEBT COMMITMENT LETTERS OR ANY OF THE RELATED AGREEMENTS. EACH PARTY AGREES THAT IN ANY SUCH ACTION OR PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY.

Section 13.15.    Counterparts.

(a)    This Agreement and the Related Agreements may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile or electronic transmission (including electronic mail or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of a counterpart hereto shall constitute an original hereof.

(b)    This Agreement and the Related Agreements, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto or to any Related Agreement, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any Related Agreement shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic means as a defense to the formation of a contract and each such party forever waives any such defense.

Section 13.16.    Incorporation by Reference. The Preamble and Recitals hereto, all Exhibits attached hereto, and the Disclosure Schedules form an integral part of this Agreement,

are hereby incorporated herein by this reference and shall be deemed to be part of this Agreement to the same extent as if set forth in the text of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“PURCHASER”

Dorman Products, Inc.

By:	/s/ Kevin Olsen
Kevin Olsen, President and Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

“COMPANY”

Super ATV, LLC

By:	/s/ Lindsay Hunt
Lindsay Hunt, President

“SELLERS’ REPRESENTATIVE”

/s/ Lindsay Hunt
Lindsay Hunt

[Signature Page to Unit Purchase Agreement]

“SELLERS”

/s/ Harold Hunt
Harold Hunt

/s/ Damon Stephan
Damon Stephan

/s/ Lindsay Hunt
Lindsay Hunt

HH Holdco, L.P.

By:	Hunt Education Network, Inc.,
Its:	General Partner

By:	/s/ Harold W. Hunt
Harold W. Hunt, Stockholder and President

DS Holdco, L.P.

By:	Stephan Education Network, Inc.,
Its:	General Partner

By:	/s/ Damon Stephan
Damon Stephan, Stockholder and President

LBH Holdco, L.P.

By:	LBH Education Network, Inc.,
Its:	General Partner

By:	/s/ Lindsay B. Hunt
Lindsay B. Hunt, Stockholder and President

[Signature Page to Unit Purchase Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

“2023 Earn-Out Period” has the meaning set forth in Section 1.07(c)(i).

“2023 Remainder Amount” has the meaning set forth in Section 1.07(c)(i)(D).

“2023 Revenue Target” has the meaning set forth in Section 1.07(c)(i)(B).

“2023 Revenue Threshold” has the meaning set forth in Section 1.07(c)(i)(A).

“2024 Earn-Out Period” has the meaning set forth in Section 1.07(c)(ii).

“2024 Revenue Target” has the meaning set forth in Section 1.07(c)(ii)(B).

“2024 Revenue Threshold” has the meaning set forth in Section 1.07(c)(ii)(A).

“Accounting Methodologies” has the meaning set forth in Exhibit D.

“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of the Company Group and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.

“Acquisition Privileged Communications” has the meaning set forth in Section 11.08(b).

“Adjustment Amount” has the meaning set forth in Section 1.05(f).

“Adjustment Cap” shall mean an amount equal to the Working Capital Escrow Amount as of the Closing.

“Adjustment Time” means 11:59 p.m. local time in New York, NY on the date immediately prior to the Closing Date.

“Administrative Costs” has the meaning set forth in Section 12.02(a).

“Administrative Expense Account” means the account maintained by the Sellers’ Representative into which the payment required by Section 1.03(d) shall be made and any successor account in which the Administrative Expense Amount shall be held by the Sellers’ Representative.

“Administrative Expense Amount” means Two Hundred Thousand No/100 Dollars ($200,000.00).

Exhibit A-1

“Affiliate” means, (i) with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person and (ii) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of twenty-five percent (25%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise). Except as otherwise provided herein, the Company Group shall be deemed for purposes of this Agreement to be Affiliates of Purchaser from and after the Closing. Notwithstanding the foregoing, references to any “Affiliate” of Parent or Purchaser shall mean Parent and each of Parent’s direct or indirect Subsidiaries (including Purchaser and its Subsidiaries).

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alternative Financing” has the meaning set forth in Section 7.09(b).

“Annual Earn-Out Period” has the meaning set forth in Section 1.07(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and the provisions of any other applicable domestic or foreign anti-corruption or anti-bribery Laws.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder; the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder and all other applicable federal, state, provincial and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Armor Plastics” means Armor Plastics, LLC, an Indiana limited liability company.

“Armor Plastics Annual Financial Statements” has the meaning set forth in Section 5.05(b).

“Armor Plastics Financial Statements” has the meaning set forth in Section 5.05(b).

“Armor Plastics Interests” has the meaning set forth in the Recitals to this Agreement.

“Armor Plastics Interim Balance Sheet” has the meaning set forth in Section 5.05(b).

“Armor Plastics MIPA” means that certain Membership Interest Purchase Agreement, dated as of August 11, 2022, by and between the Company and the Armor Plastics Seller.

“Armor Plastics Note” means that certain Promissory Note, dated as of August 11, 2022, by the Company in favor of the Armor Plastics Seller.

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“Armor Plastics Redemption Agreement” means that certain Redemption Agreement, dated as of August 11, 2022, by and between Armor Plastics and the Armor Plastics Seller.

“Armor Plastics Seller” means HDL Holdings, LLC, an Indiana limited liability company.

“ASC 855” has the meaning set forth in Exhibit D.

“Audited Financial Statements” has the meaning set forth in Section 5.05(a).

“Auditor’s Methodology” has the meaning set forth in Exhibit D.

“Balance Sheet Date” has the meaning set forth in Section 5.05(a).

“Base Amount” has the meaning set forth in Section 1.02(a).

“BBA Audit Rules” means Section 1101 of the Bipartisan Budget Act of 2015.

“Business” means the business of design, manufacturing, distributing, selling and servicing of aftermarket parts and accessories for specialty vehicles, including all-terrain vehicles (ATVs), utility task vehicles (UTVs), personal transport vehicles (PTVs) and snowmobiles, and designing, formulating and applying polycarbonate coatings, and distributing coated and uncoated polycarbonate plastics.

“Business Day” means any day other than Saturday, Sunday and any day on which commercial banks in the State of Indiana or Pennsylvania are authorized by Law to be closed.

“Business Intellectual Property” has the meaning set forth in Section 5.13(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

“Cash” means without duplication, the amount of cash, cash equivalents (for the avoidance of doubt, excluding investments in certificates of deposit, mortgage backed securities, and other marketable securities held in various brokerage accounts) and check deposits in transit or in any lock box accounts of the Company Group as of the Adjustment Time, net of drafts, money orders, checks and wire transfers issued against accounts of the Company Group that remain outstanding as of the Adjustment Time, net of any security deposits or escrow deposits to the extent not included in the calculation of Working Capital, net of any restricted cash, trapped cash, or cash or cash equivalents not available for free use or distribution without restrictions, limitations or taxes on use, including restrictions on dividends and repatriations or any other form of restriction by the Company Group or Purchaser in the Ordinary Course of Business.

“Closing” has the meaning set forth in Section 2.01.

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“Closing Date” has the meaning set forth in Section 2.01.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.05(b).

“Closing Date Cash” means Cash determined as of the Adjustment Time, without giving effect to the transactions contemplated by this Agreement occurring on the Closing Date.

“Closing Date Debt” means Debt determined as of immediately prior to the Closing, without giving effect to any Debt of the Company Group incurred at the direction of Purchaser to fund all or a portion of the Purchase Price; provided that all Debt paid off between the Adjustment Time and the Closing will be included in Closing Date Debt.

“Closing Date Transaction Expenses” means all Transaction Expenses as of the Closing; provided that any Transaction Expenses paid off between the Adjustment Time and the Closing will be included in the Transaction Expenses.

“Closing Date Working Capital” means Working Capital determined as of the Adjustment Time, without giving effect to the transactions contemplated by this Agreement occurring on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company COGS” has the meaning set forth in Section 1.07(h)(iii).

“Company Confidential Information” has the meaning set forth in Section 11.08(c).

“Company Gross Margin” has the meaning set forth in Section 1.07(h)(ii).

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Group 401(k) Plan” has the meaning set forth in Section 11.06(f).

“Company Revenue” has the meaning set forth in Section 1.07(h)(i).

“Confidential Information” means the Company Group’s trade secrets, other Intellectual Property and other information regarding the Company Group, the Business and the other business operations of the Company Group, which information: (a) was used in the Business and was proprietary to, about or created by the Company Group (including any of the Company Group’s Personnel) for use in the Business; (b) is used in the Business as of the Closing Date and is proprietary to, about or created by the Company Group (including any of the Company Group’s Personnel) for use in the Business; (c) is designated and/or, in fact, treated as confidential by the Company Group; or (d) is not generally known by any non-Company Group Personnel; provided, however, that Confidential Information shall not include any information which: (a) is known to the public and did not become so known through any violation of a legal obligation on the part of such Seller; (b) is lawfully acquired after the Closing by such Seller from other sources not bound

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by an obligation of confidentiality to the Company Group; or (c) is expressly designated by the Company Group as nonconfidential.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 21, 2022, by Purchaser or an Affiliate thereof in favor of the Company.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

“Credit Agreement” means that certain Third Amended and Restated Business Loan Agreement, dated as of December 23, 2021 by and between Old National Bank, and the Company.

“Current Representation” has the meaning set forth in Section 11.08(a).

“D&O Claim” has the meaning set forth in Section 11.05(a).

“D&O Tail Policy” has the meaning set forth in Section 11.05(a).

“Debt” means: as of any time of determination and without duplication, all financial indebtedness, principal, accrued or unpaid interest, fees, expenses, premiums, penalties or other payment obligations of the Company Group (including any prepayment premiums, early termination fees or similar breakage costs or any retirement or prepayment of any liabilities described in this definition, whether or not due or payable at Closing) (a) for money borrowed; (b) evidenced by bonds, debentures, notes, debt securities or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) in respect of letters of credit, performance bonds, bank guarantees, bankers’ acceptances or similar instruments to the extent drawn; (d) indebtedness for the deferred purchase price of property or services with respect to which any Group Company is liable, other than ordinary course trade payables; (e) every reimbursement obligation of the Company Group with respect to letters of credit, to the extent drawn, banker’s acceptances or similar facilities issued for the account of the Company Group; (f) in respect of leases which are, or are required to be, capitalized as capital or finance leases in the Financial Statements or in accordance with GAAP, in each case, other than leases capitalized and classified as operating leases pursuant to ASC 842, Leases; (g) all payment obligations under any interest rate or currency swap agreements or interest rate or currency hedge agreements to which any Group Company is party, assuming such agreements were terminated as of the time of determination; (h) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto; (i) any dividend or other distribution in respect of the Company’s equity interests that is declared, set aside or made prior to the Closing to the extent unpaid as of the time of determination; (j) (I) any unfunded or underfunded pension, post-retirement welfare and deferred compensation plan obligations, (II) accrued severance or termination-related payments or benefit obligations calculated in accordance with GAAP and any other payments associated with a reduction in force, in each case, to the extent not yet paid and payable to current or former directors, officers, employees or other individual service providers of the Company Group, (III) retention payments and benefits, in each case, to the extent not a Transaction Expense or included in the calculation of Final Net Working Capital, (IV) an amount in respect of the Company’s Long-Term Incentive Plan as set forth on Schedule A(1) of the

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Disclosure Schedules and (V) the employer portion of all payroll, employment and similar Taxes payable by the Company Group in connection with any amounts described in the foregoing sub-clauses of this clause (j) to the extent not a Transaction Expense or included in the calculation of Final Net Working Capital, as applicable (determined without regard to any ability of the Company Group to defer such Taxes under the CARES Act); (k) unpaid Tax liabilities of the Company Group for any Pre-Closing Tax Period (including as a result of Section 965 and any applicable election to defer the payment of Taxes due under Section 965) not otherwise included in the calculation of Final Net Working Capital, which amounts shall: (I) solely for purposes of this subsection (k), exclude from “Taxes” any tariffs or duties, (II) not be an amount less than zero, (III) be calculated taking into account Tax assets (including Tax refunds and overpayments of Tax of the Company Group) that are available to offset such Taxes in the relevant jurisdiction as a matter of applicable Law, (IV) be determined without regard to any action of Purchaser or its Affiliates taken following the Closing, and (V) not include any contingent or deferred Taxes; (l) all liabilities for deferred and unpaid purchase price of assets, property, securities or services, including all earn-out payments, purchase price true-up, holdbacks, escrows, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, including any amounts payable or contingently or potentially payable pursuant to the Assault Industries, Keller Performance or GBoost acquisitions; and (m) for any “keep well” or other agreement to maintain the financial condition of any Person, any guarantees, directly or indirectly, provided by any Group Company in respect of Debt of another Person (other than any Group Company) of the type referred to in clauses (a) through (l) above, or any Debt of another Person (other than any Group Company) secured by an Encumbrance on any asset of the Company Group. The term “Debt” does not include (A) trade payables, accounts payable aged less than 360 days, or similar amounts incurred in the Ordinary Course of Business to the extent taken into consideration in the Final Closing Date Working Capital, and (B) any obligations under that certain Loan Agreement, dated June 30, 2022, by and between the City of Madison, Indiana and the Company, together with all related documents executed pursuant to or in connection with the same.

“Debt Commitment Letters” has the meaning set forth in Section 6.07.

“Debt Financing” has the meaning set forth in Section 6.07.

“Debt Financing Source Related Persons” means the Debt Financing Sources and their respective Affiliates, and their respective Affiliates’ officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, agents and representatives of each of the foregoing, and their respective successors and assigns.

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or any Alternative Financing, including the Lenders and any other parties to any debt commitment letters, engagement letters, joinder agreements, indentures, credit agreements or similar agreements entered into in connection with the Debt Financing or any Alternative Financing.

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“Designated Person” has the meaning set forth in Section 11.08(a).

“Disclosure Schedules” has the meaning set forth in Article V.

“Dispute Notice” has the meaning set forth in Section 1.05(d).

“Disqualified Individual” has the meaning set forth in Section 11.06(e).

“Earn-Out Dispute Notice” has the meaning set forth in Section 1.07(b).

“Earn-Out Payment” has the meaning set forth in Section 1.07(c).

“Earn-Out Resolution Period” has the meaning set forth in Section 1.07(b).

“Earn-Out Review Period” has the meaning set forth in Section 1.07(b).

“Earn-Out Statement” has the meaning set forth in Section 1.07(a).

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program, practice, agreement, understanding, arrangement or undertaking, whether formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, written or unwritten, (i) in which any current or former Personnel (or any dependent or beneficiary thereof) of the Company Group participates, (ii) which is maintained, sponsored or contributed to (or required to be contributed to) by any Group Company, (iii) under which any Group Company has or may have any Liability, contingent or otherwise, or (vi) pursuant to which payments are made, or benefits are provided, or an entitlement to payments or benefits may arise, with respect to any current or former Personnel of the Company Group, including all employment, individual consulting, incentive, bonus, deferred compensation, employee loan, change in control, retention, severance, termination, retirement, profit sharing, vacation, holiday, paid time off, sick leave, cafeteria, perquisite, fringe benefit, health, welfare, medical, dental, disability, accident, life insurance, equity or equity-based, equity purchase, option, equity appreciation, phantom equity, restricted equity or other similar benefit plans, policies, programs, practices or arrangements.

“Encumbrance” means any lien (statutory or consensual), encumbrance, mortgage, pledge, security interest, deed of trust, lease, charge, option, right of first refusal or first offer, easement, servitude, hypothecation, encroachment, use restriction, rights-of-way, adverse ownership interest, attachment or other right to acquire an interest, conditional sales agreements or similar restriction on transfer of title or voting and other encumbrances of any kind or nature whatsoever.

“End Date” has the meaning set forth in Section 10.01(a)(i).

“Environmental Report” shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with,

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any Environmental Requirement or any proposed or anticipated change in or addition to any Environmental Requirement.

“Environmental Requirements” means all Laws, guidance documents, approvals, plans, authorizations, licenses or permits issued by any Governmental Entity and all judicial, administrative and regulatory decrees, judgments and orders relating to human health, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including: (a) Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials; (b) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials; (c) the Comprehensive Environmental Response Compensation and Liability Act of 1980; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Safe Drinking Water Act; the Clean Air Act; the Atomic Energy Act of 1954; and the Occupational Safety and Health Act; and (d) any Law similar to those set forth above, as such requirements and any amendments thereto are enacted and in effect on or prior to the Closing Date.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) evidencing an ownership interest in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any entity (whether or not incorporated) which would be treated as a single employer with the Company Group under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Escrow Agent” means J.P. Morgan Chase, N.A.

“Escrow Agreement” has the meaning set forth in Section 1.04.

“Estimated Closing Amount” means (a) the Base Amount, (b) plus or minus, as the case may be, the amount by which the Estimated Closing Date Working Capital is greater than or less than the Target Working Capital, plus, (c) the Estimated Closing Date Cash, minus (d) the Estimated Closing Date Debt, minus (e) the Estimated Closing Date Transaction Expenses.

“Estimated Closing Date Balance Sheet” means the estimated consolidated balance sheet of the Company Group reflecting the consolidated financial position of the Company Group as of the Adjustment Time, without giving effect to the transactions contemplated by this Agreement occurring on the Closing Date, prepared in accordance with GAAP consistent with the Accounting Methodologies.

“Estimated Closing Date Cash” has the meaning set forth in Section 1.05(a).

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“Estimated Closing Date Debt” has the meaning set forth in Section 1.05(a).

“Estimated Closing Date Transaction Expenses” has the meaning set forth in Section 1.05(a).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 1.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder from time to time.

“Export Control Laws” means the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; and other similar export control laws, regulations, or restrictions applicable to the Company Group.

“Final Closing Date Cash” means the Closing Date Cash, as finally determined pursuant to Section 1.05.

“Final Closing Date Debt” means the Closing Date Debt, as finally determined pursuant to Section 1.05.

“Final Closing Date Transaction Expenses” means the Closing Date Transaction Expenses, as finally determined pursuant to Section 1.05.

“Final Closing Date Working Capital” means the Closing Date Working Capital, as finally determined pursuant to Section 1.05.

“Financial Statements” has the meaning set forth in Section 1.05.

“Financing Provisions” means, collectively, Section 10.02 (Effect of Termination), Section 13.13 (Governing Law; Jurisdiction and Venue), Section 13.08 (Entire Agreement and Amendment), Section 13.10 (Parties in Interests; Non-Recourse), and Section 13.14 (Waiver of Jury Trial) and, in each case, the defined terms used therein (solely for the purposes used therein).

“Flow-Through Tax Return” means any income Tax Return of the Company for purposes of which the Company is a “flow-through entity” and for which items of income and deduction are required to be reported on the Tax Returns of the Sellers.

“Former Seller” has the meaning set forth in Section 12.01(c).

“Fraud” means actual and intentional common law fraud with respect to the express representations or warranties contained in this Agreement or in any Related Agreement.

“Fundamental Representations” has the meaning set forth in Section 3.02(b).

“Funded Debt” means the Credit Agreement.

“Funded Debt Payoff Amount” means the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, if any penalties, breakage costs and any other

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monetary obligations then due and payable under the Funded Debt as of the anticipated Closing Date (and the daily accrual thereafter).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GBoost” means the business acquired by the Company from GBoost Technology, Inc.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization and the operating agreement or limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Entity” means any United States or foreign (a) federal, national, supranational, state, provincial or local government, (b) court or other tribunal (including any public arbitral tribunal), government agency, branch, department, official, commission, board, bureau or instrumentality or (c) body exercising or entitled to exercise any administrative, judicial or taxing authority or power.

“Group Company” means each of the Company and each of its direct or indirect Subsidiaries.

“Hazardous Materials” means: (a) any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” or as a “pollutant,” “contaminant” or words of similar meaning under any Environmental Requirements; (b) petroleum (including crude oil and any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, radioactivity, asbestos or asbestos containing materials, radon, polychlorinated biphenyls, per- and polyfluoroalkyl substances and 1,4-dioxane; and (c) any natural or synthetic gas (whether in liquid or gaseous state).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder from time to time.

“IM” has the meaning set forth in Section 11.08(a).

“IM Work Product” has the meaning set forth in Section 11.08(c).

“Import Laws” means all applicable Laws relating to customs and imports administered by the U.S. Customs and Border Protection or any other applicable import authority.

“Independent Accountant” has the meaning set forth in Section 1.05(e).

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“Intellectual Property” has the meaning set forth in Section 5.13(b).

“Intended Tax Treatment” has the meaning set forth in Section 11.03(c).

“Interim Balance Sheet” has the meaning set forth in Section 5.05(a).

“IT Assets” has the meaning set forth in Section 5.13(d).

The phrase “to the Knowledge of the Company” or words of similar import, means the actual knowledge, after reasonable due inquiry, of (i) Harold Hunt, Lindsay Hunt, Eddie Atkins, Damon Stephan, Beth Lichlyter, Chuck Hensler, Ron Uebel, Josh South and Chuck Sage, (ii) solely for matters related to Nantong (in addition to the Persons identified in clause (i) above), Serhiy Moiseyenko, and (iii) solely matters related to logistics and trade compliance of the Company (in addition to the Persons identified in clause (i) above), Shari Wilson.

“Law” means any local, county, state, federal, foreign or other law (including common law), statute, regulation, ordinance, rule, policy, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 5.09.

“Lease Term Sheet” means that certain term sheet attached as Exhibit F.

“Lenders” has the meaning set forth in Section 6.07.

“Liability” with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” has the meaning set forth in Section 5.13(a).

“Licenses and Permits” means all licenses, permits, franchises, certificates, approvals, consents and authorizations that relate directly to, or are necessary for, the conduct of the Business or the operation of the Company Group’s assets and all pending applications therefor or renewals thereof.

“Long-Term Incentive Plan” means the Company’s Incentive Plan, effective January 1, 2022.

“Losses” means any and all losses, damages, Taxes, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable documented out-of-pocket attorneys’ fees, costs and other reasonable and documented out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

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“Margin Threshold” has the meaning set forth in Section 1.07(c)(i)(A).

“Material Adverse Effect” means any event, circumstance, development, condition, occurrence, change or effect that, individually or in the aggregate with all other events, circumstances, developments, conditions, occurrences, changes and effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, operations or condition (financial or otherwise) of the Company Group, taken as a whole, or (ii) has or would reasonably be expected to prevent or materially impair the ability of any of the Seller Parties to perform their respective obligations under this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby; provided, that, solely for the purposes of the foregoing clause (i), none of the following events, circumstances, developments, conditions, occurrences, changes or effects, whether alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (A) the announcement of the execution of this Agreement, or the pendency of consummation of the transactions contemplated hereby (provided that this clause (A) shall not apply with respect to any representations, warranties or conditions that address the Seller Parties’ ability to enter into this Agreement or the Related Agreements, perform their respective obligations hereunder or thereunder or consummate the transactions contemplated hereby or thereby, or the effects therefrom), (B) changes after the date hereof in general economic or political conditions or the securities, credit or financial markets, (C) changes or developments after the date hereof in the general conditions of the industry in which the Company Group operates, including changes after the date hereof (including proposed or pending changes) in Laws, policies, mandates, guidelines or other requirements of any Governmental Entity across such industries, (D) changes after the date hereof in national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency, government regulation or restriction of any kind, including with respect to changes after the date hereof in any pandemic, epidemic or national health crisis (including COVID-19), or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, or (E) changes after the date hereof (including proposed or pending changes) in GAAP, except, in the case of the foregoing clauses (B), (C), (D) or (E), to the extent such events, circumstances, developments, conditions, occurrences, changes or effects referred to therein have had or would be reasonably be expected to have a materially disproportionate impact on the Company Group, taken as a whole, relative to other similarly situated Persons operating in the industry in which the Company Group operates or (F) any failure, in and of itself, of the Company Group to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided, that the events, circumstances, developments, conditions, occurrences, changes or effects underlying such failure may be considered in determining whether there has been or would reasonably be expected to be a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 5.19.

“Material Customers” has the meaning set forth in Section 5.20(a).

“Material Suppliers” has the meaning set forth in Section 5.20(b).

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“Methodology” has the meaning set forth in Section 1.06.

“Multiemployer Plan” means any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA.

“Nantong” means Nantong Hunt Auto Parts Co., LTD., (English Translation) a company organized under the laws of the People’s Republic of China with registration number 91320621MA1WP0DR8C.

“New Plans” has the meaning set forth in Section 11.06(c).

“Non-Final Tax Indemnity Matter” has the meaning set forth in Section 11.04(a)(iv).

“Non-Final Tax Indemnity Matter Costs” has the meaning set forth in Section 11.04(a)(iv).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity.

“Ordinary Course of Business” means any action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parent” means Dorman Products, Inc., a Pennsylvania corporation.

“Payment Spreadsheet” means the spreadsheet delivered by the Sellers’ Representative to Purchaser pursuant to this Agreement, specifying the distribution of the Purchase Price, including the payees and wire instructions with respect to such payments, the Administrative Expense Amount and the Working Capital Escrow Amount. The Purchase Price shall be allocated among Sellers in accordance with the Payment Spreadsheet, as determined by the Sellers’ Representative. Purchaser and its Affiliates shall be entitled to rely completely on the information in the Payment Spreadsheet and shall have no liability to any Person if Purchaser makes payments in accordance therewith.

“Payoff Letters” means the payoff letters, in customary form, from each holder of Funded Debt indicating the amount required to discharge in full such Funded Debt at the Closing and, if such Funded Debt is secured, an undertaking by such holder to discharge in connection with the Closing any Encumbrance securing such Funded Debt.

“Permitted Encumbrance” means any of the following: (a) municipal bylaws, development agreements, restrictions or regulations, the provisions of all applicable zoning, building codes and other land use Laws, and building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity and which are not violated by the current use or occupancy of such real property by the Company Group or the operation of the Business, (b) statutory liens of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other liens imposed by applicable Laws arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP; (c) easements, rights of way, restrictions and other similar charges and

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encumbrances of record that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or operation of any of the assets of the Company Group or the Business; (d) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting in good faith and for which appropriate and adequate reserves have been established in the Financial Statements in accordance with GAAP; (e) purchase money liens securing rental payments under lease arrangements reflected in the Financial Statements; and (f) Encumbrances securing any Debt of the Company Group that will be released at Closing.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means any information that (a) alone or in combination with other information, identifies or can reasonably be used to identify an individual natural person or (b) is defined as “personal data”, “personal information”, “personally identifiable information”, or “PII” by applicable Law.

“Personnel” means, with respect to any Person, any director, manager, officer, employee or other individual service provider of such Person.

“Policy” or “Policies” has the meaning set forth in Section 5.18(a).

“Pre-Closing Covenant” means any covenant of any party hereto that is contained in this Agreement and that is required to be performed in its entirety on or prior to the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending as of the close of business on the Closing Date.

“Pre-Closing Tax Proceeding” has the meaning set forth in Section 11.04(b).

“Privacy Obligations” means (i) all public or posted policies and representations of the Company Group and applicable binding industry standards, in each case relating to Personal Data, including the processing, use, sharing, collection or security thereof, and including but not limited to as required under applicable Law, and (ii) all Contracts of the Company Group relating to the processing, use, sharing, collection or security of Personal Data.

“Pro Rata Share” means, with respect to a Seller, the percentage set forth adjacent to such Seller’s name in the column bearing the label “Pro Rata Share” on Exhibit B.

“Proceeding” means any claim, action, cause of action, charge, demand, order, proceeding petition, arbitration, mediation, complaint, hearing, dispute resolution process, governmental audit, inquiry, criminal prosecution, investigation, litigation or suit.

“Proprietary Intellectual Property” has the meaning set forth in Section 5.13(a).

“Purchase Price” has the meaning set forth in Section 1.02.

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“Purchased Units” has the meaning set forth in the Recitals to this Agreement.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Closing Date Cash Determination” has the meaning set forth in Section 1.05(b).

“Purchaser Closing Date Debt Determination” has the meaning set forth in Section 1.05(b).

“Purchaser Closing Date Transaction Expenses Determination” has the meaning set forth in Section 1.05(b).

“Purchaser Closing Date Working Capital Determination” has the meaning set forth in Section 1.05(b).

“Purchaser Closing Statement” has the meaning set forth in Section 1.05(b).

“Purchaser Group” has the meaning set forth in Section 7.01.

“Purchaser Indemnified Parties” means Purchaser and its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and other Representatives.

“Real Property Leases” has the meaning set forth in Section 5.09.

“Related Agreements” means the Escrow Agreement, the Restrictive Covenant Agreement and all certificates, instruments and other documents executed by any party to this Agreement pursuant to or in connection with the transactions contemplated by this Agreement.

“Related Party” means, with respect to any Person, (i) such Person’s Affiliates, and such Person’s and such Person’s Affiliates’ current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees, (ii) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of such Person and (iii) any of such Person’s “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act).

“Related Party Arrangements” has the meaning set forth in Section 5.23.

“Related Party Leases” has the meaning set forth in Section 2.02(k).

“Rep and Warranty Policy” means a representation and warranty insurance policy obtained by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement.

“Representative” means, with respect to any Person, any Personnel, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisers.

“Restrictive Covenant Agreement” has the meaning set forth in the Recitals to this Agreement.

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“Retention Bonus Plan” has the meaning set forth in Section 11.10.

“Sanctioned Country” means a country or territory that is subject or target of comprehensive Sanctions (as of the date of this Agreement, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means: (i) any Person listed on any applicable Sanctions-related list of designated, restricted, or blocked persons, including, but not limited to, any such lists maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (and including, but not limited to, any Person who appears on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List); (ii) any national of, or Person resident in or organized under the laws of, a Sanctioned Country; (iii) any entity that is, in the aggregate, 50% or greater owned directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) of this definition; or (iv) any Person that is otherwise the subject or target of Sanctions.

“Sanctions” means all applicable economic or financial sanctions and trade embargoes of any Governmental Entity with jurisdiction over the Company Group, including those of the United States, the United Nations Security Council, the European Union, its member states, or the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

“Seller” and “Sellers” have the meaning set forth in the Preamble of this Agreement.

“Seller Closing Statement” has the meaning set forth in Section 1.05(a).

“Seller Indemnified Taxes” means (i) any Taxes of the Company Group for any Pre-Closing Tax Period; (ii) any Taxes payable by Purchaser or the Company Group as a result of any inclusion (w) under Section 951 or 951A of the Code to the extent attributable to a Pre-Closing Tax Period or (x) under Section 965 of the Code (including as a result of any election under Section 956(h) of the Code); (iii) Taxes of any Seller arising (directly or indirectly) as a result of the transactions contemplated by this Agreement, including any withholding Taxes, but excluding Transfer Taxes allocated to Purchaser pursuant to Section 11.01; and (iv) any Taxes arising from any breach of (y) any representation or warranty contained in Section 5.07 or (z) any covenant set forth in Section 7.04(i), Section 11.03(c) or Section 11.03(d).

“Seller Parties” means the Company, Sellers and the Sellers’ Representative.

“Seller Review Tax Return” has the meaning set forth in Section 11.02(b).

“Sellers’ Representative” has the meaning set forth in Section 12.01(a).

“Specific Policies” has the meaning set forth in Exhibit D.

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“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person that is a legal entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, a majority of the outstanding equity or ownership interests or an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body. Notwithstanding the foregoing, references to any “Subsidiary” of the Company shall include Nantong and Armor Plastics.

“Successor Seller” has the meaning set forth in Section 12.01(c).

“Target Working Capital” means $60,048,000.

“Tax” or “Taxes” means all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, tariffs, transfer taxes and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, equity transfers, equity interests, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), in each case whether or not disputed, and all related additions to tax, penalties or interest thereon.

“Tax Allocation” has the meaning set forth in Section 1.06.

“Tax Indemnification Cap” has the meaning set forth in Section 11.04(a)(i).

“Tax Proceeding” has the meaning set forth in Section 11.04(b).

“Tax Return” means and includes all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Trade Control Laws” means Export Control Laws, Import Laws, and Sanctions.

“Transaction Expenses” means (calculated giving effect to and assuming the consummation of the Closing and without duplication with respect to any items that are included within Debt) all (i) costs, fees and expenses incurred or payable (including by reimbursement) by or on behalf of the Company Group in connection with the negotiation, preparation or execution of this Agreement and the Related Agreements and any definitive agreements relating to the

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acquisition of GBoost, or the evaluation or consummation of the transactions hereby and thereby (including the acquisition by the Company of the Armor Plastics Interests), including any brokerage or investment banking fees, finders’ fees, financial advisory fees or commissions, and costs, fees and expenses of third party consultants, legal counsel, accountants and other advisors or service providers, (ii) (A) all severance payments or similar obligations or benefits payable by the Company Group that are payable or that become payable upon or in connection with the transactions contemplated by this Agreement (but excluding any such severance payments or similar obligations or benefits payable as a result of the termination of any employee as a result of any actions actually taken by Purchaser, provided, such severance payments or similar obligations or benefits payable would not otherwise have been payable solely as a result of the transactions contemplated by this Agreement) or by any definitive agreements relating to the acquisition of GBoost, (B) all retention, transaction, termination, tax gross-up, incentive, change of control, or similar obligations, amounts, bonuses or benefits payable by the Company Group that are payable or that become payable upon or in connection with the consummation of the transactions contemplated by this Agreement or by any definitive agreements relating to the acquisition of GBoost and (C) the employer’s portion of all payroll, employment and similar Taxes, payroll processing fees and similar costs and expenses in connection with any of the items described in clause (ii), (iii) deferred payroll Taxes of the Company Group pursuant to the CARES Act, (iv) any transaction or other fees and costs and expenses payable by the Company Group to any Seller or its Affiliates (whether deferred, accrued and unpaid or payable upon execution of this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby or thereby) and (v) any amounts payable by the Company in connection with the acquisition by the Company of the Armor Plastics Interests, including any amounts payable under the Armor Plastics Redemption Agreement, the Armor Plastics MIPA or the Armor Plastics Note, including, for the avoidance of doubt, the payoff of all principal amount and interest under the Armor Plastics Note.

“Transaction Tax Deductions” means, to the extent deductible for U.S. federal income Tax purposes at a “more likely than not” standard or higher, the sum of all items of loss or deduction resulting from or attributable to (a) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to Personnel of the Company Group on or prior to the Closing Date or included in the computation of the Final Closing Date Debt or the Final Closing Date Working Capital, (b) the fees, expenses and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Company Group with respect to the payment of any Debt and that were incurred in connection the Final Closing Date Debt (or payment thereof) or included in the computation of the Final Closing Date Debt or the Final Closing Date Working Capital, (c) the amount of Transaction Expenses paid by the Company Group and (d) accelerated vesting of restricted Units held by employees of the Company Group, in the case of each item described in the foregoing clauses (a) through (d) arising in connection with the transactions contemplated by this Agreement, as determined by the Sellers’ Representative, and solely to the extent such cost or expense is economically borne by the Sellers.

“Transfer Taxes” has the meaning set forth in Section 11.01.

“TTM” has the meaning set forth in Exhibit D.

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“Unaudited Financial Statements” has the meaning set forth in Section 5.05(a).

“Units” has the meaning set forth in the Recitals to this Agreement.

“Voting Debt” has the meaning set forth in Section 5.02(b).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Willful Breach” means a breach which has resulted from a deliberate act or deliberate failure to act with actual knowledge that the act or failure to act constituted or would result in a breach of this Agreement.

“Working Capital” means (a) the sum of the Company Group’s current assets (excluding Cash, intercompany receivables and related party receivables), less (b) the sum of the Company Group’s current liabilities, but excluding any Transaction Expenses or Debt, or any current or deferred income Tax assets or liabilities or right of use assets, all in a format consistent with the illustrative calculation of Working Capital set forth on Schedule 1.05 attached hereto and calculated in accordance with the Accounting Methodologies. For the avoidance of doubt, Sellers and Purchaser agree that certain Loan Agreement, dated June 30, 2022, by and between the City of Madison, Indiana and the Company, together with all related documents executed pursuant to or in connection with the same, shall not be included in the calculation of Working Capital.

“Working Capital Escrow Amount” has the meaning set forth in Section 1.04.

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